Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND PLAN OF REORGANIZATION

among

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

APOLLO ACQUISITION CORP.

APOLLO ACQUISITION SUB, LLC.

OMNIOME, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Securityholder Representative

July 19, 2021

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description

Annex A	Certain Defined Terms

Exhibit	Description

Exhibit A	Form of Support Agreement
Exhibit B	Form of Restrictive Covenant Agreement
Exhibit C	Form of Stockholder Written Consent
Exhibit D	Form of First Certificate of Merger
Exhibit E	Form of First Step Surviving Corporation Restated Certificate of Incorporation
Exhibit F	Form of First Step Surviving Corporation Restated Bylaws
Exhibit G	Form of Second Certificate of Merger
Exhibit H	Form of Restated Certificate of Formation
Exhibit I	Form of Restated Limited Liability Company Agreement

Schedules

Schedule 7.6(f)	Pre-Closing Tax Refund
Schedule 7.7(b)	Liens to Be Released
Schedule A-1	Sample Calculations
Schedule A-2	Key Employees
Schedule A-3	Company Knowledge Parties
Schedule A-4	Acquiror Knowledge Parties
Schedule A-5	Support Stockholders

AGREEMENT AND PLAN OF MERGER AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of July 19, 2021 (the “Agreement Date”), among Pacific Biosciences of California, Inc., a Delaware corporation (“Acquiror”), Apollo Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub I”), Apollo Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Acquiror (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), Omniome, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the agent for and on behalf of the Securityholders under this Agreement (the “Securityholder Representative”). All capitalized terms that are used but not defined in this Agreement shall have the respective meanings ascribed to such terms in Annex A.

RECITALS

A. The respective boards of directors (or similar governing body) of each of the Merger Subs and the Company, and the board of directors (or an authorized committee thereof) of Acquiror, have determined that it would be advisable and in the best interests of each corporation or limited liability company, as applicable, and its respective stockholders or members, as applicable, that, subject to the terms and conditions of this Agreement, Acquiror acquire the Company through the statutory merger of Merger Sub I with and into the Company (the “First Merger”) and, as promptly as reasonably practicable thereafter, as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Merger Sub II, pursuant to which Merger Sub II would survive and remain a wholly owned subsidiary of Acquiror (the “Second Merger” and collectively or in seriatim with the First Merger, as appropriate, the “Mergers”) upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Mergers, and the other transactions contemplated by this Agreement.

B. Pursuant to the First Merger, among other things, all of the issued and outstanding shares of the Company Common Stock and the Company Preferred Stock (together, the “Company Capital Stock”) (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive consideration in the manner, and on the terms and subject to the conditions, set forth herein.

C. As a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each of the Support Stockholders is executing and delivering to Acquiror a Support Agreement substantially in the form attached as Exhibit A (the “Support Agreement”).

D. As a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each of the Key Employees is executing and delivering to Acquiror a Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”).

E. As a material inducement to Acquiror’s willingness to enter into this Agreement, the Company will, as promptly as practicable following the execution and delivery of this Agreement (and, in any event, within two (2) hours following the execution and delivery of this Agreement), deliver the written consent, in the form attached hereto as Exhibit C (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”), of the Support Stockholders and such other holders of Company Common Stock that, collectively, hold a number of shares sufficient to meet the Requisite Stockholder Approval.

F. As condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each of the Key Employees is agreeing to enter into an “at will” employment arrangement, effective as of the first Business Day after the Closing Date, by executing and delivering to Acquiror (i) Acquiror’s or its Affiliate’s form offer letter (an “Offer Letter”), (ii) Acquiror’s or such Affiliate’s form Confidential Information and Inventions Assignment Agreement, and (iii) Acquiror’s or such Affiliate’s other customary employment-related agreements and documents (collectively, the “Offer Documents” and the Offer Documents, as executed by the Key Employees, the “Key Employee Agreements”), each to be effective as of the first Business Day after the Closing Date.

G. For U.S. federal (and applicable state and local) income Tax purposes, each of the parties intends that (i) consistent with IRS Rev. Rul. 2001-46, 2001-2 C.B. 321, the First Merger and the Second Merger, taken together, constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Acquiror and the Company are parties under Section 368(b) of the Code and (ii) this Agreement constitutes a “plan of reorganization,” with respect to the Mergers, within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (i) and (ii), the “Intended Tax Treatment”).

AGREEMENT

The parties therefore agree:

ARTICLE I

THE MERGER

1.1 The Mergers.

(a) The First Merger. At the First Effective Time, on the terms and subject to the conditions set forth in this Agreement, the First Certificate of Merger and the applicable provisions of Delaware Law, Merger Sub I shall merge with and into the Company in, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation of the First Merger and shall become a direct wholly-owned subsidiary of Acquiror. Acquiror and the Company shall cause the First Merger to be consummated and become effective under Delaware Law by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit D, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “First Certificate of Merger”), and the First Merger shall become effective upon the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the First Certificate of Merger). The date and time when the First Merger shall become effective is referred to herein as the “First Effective Time.” The Company, as the surviving corporation of the First Merger, is sometimes referred to herein as the “First Step Surviving Corporation.”

(b) The First Step Surviving Corporation.

(i) Certificate of Incorporation. Unless otherwise determined by Acquiror prior to the First Effective Time, the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated as of the First Effective Time to be in the form attached hereto as Exhibit E (the “First Step Surviving Corporation Restated Certificate of Incorporation”), until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation and the First Step Surviving Corporation’s bylaws.

(ii) Bylaws. Unless otherwise determined by Acquiror prior to the First Effective Time, the bylaws of the First Step Surviving Corporation shall be amended and restated as of the First Effective Time to be in the form attached hereto as Exhibit F (the “First Step Surviving Corporation Restated Bylaws”), until thereafter amended in accordance with Delaware Law and as provided in the First Step Surviving Corporation’s certificate of incorporation and such bylaws.

(iii) Directors. Unless otherwise determined by Acquiror prior to the First Effective Time, the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the First Step Surviving Corporation at the First Effective Time, each to hold the office of a director of the First Step Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First Step Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(iv) Officers. Unless otherwise determined by Acquiror prior to the First Effective Time, the officers of Merger Sub I immediately prior to the First Effective Time shall be the officers of the First Step Surviving Corporation at the First Effective Time, each to hold office in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First Step Surviving Corporation.

(c) The Second Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, as promptly as reasonably practicable following the First Merger, but in no event later than one (1) Business Day after the First Effective Time, Acquiror shall cause the First Step Surviving Corporation to be merged with and into Merger Sub II in the Second Merger, whereupon the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity of the Second Merger as a direct wholly owned subsidiary of Acquiror. Acquiror shall cause the Second Merger to be consummated and become effective under Delaware Law by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit G, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Second Certificate of Merger”). The time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may specified in the Second Certificate of Merger, is referred to herein as the “Second Effective Time.” Merger Sub II, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity.”

(d) The Surviving Entity.

(i) Certificate of Formation. Unless otherwise determined by Acquiror prior to the Second Effective Time, the certificate of formation of the Surviving Entity shall be amended and restated as of the Second Effective Time to be in the form attached hereto as Exhibit H (the “Restated Certificate of Formation”), until thereafter amended in accordance with Delaware Law and as provided in such certificate of formation and the Surviving Entity’s limited liability company agreement.

(ii) Limited Liability Company Agreement. Unless otherwise determined by Acquiror prior to the Second Effective Time, the limited liability company agreement of the Surviving Entity shall be amended and restated as of the Second Effective Time to be in the form attached hereto as Exhibit I (the “Restated Limited Liability Company Agreement”), until thereafter amended in accordance with Delaware Law and as provided in the Surviving Entity’s certificate of formation and such limited liability company agreement.

(iii) Managing Member. Unless otherwise determined by Acquiror prior to the Second Effective Time, the managing member of Merger Sub II immediately prior to the Second Effective Time shall be the managing member of the Surviving Entity immediately after the Second Effective Time.

(iv) Officers. Unless otherwise determined by Acquiror prior to the Second Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Entity.

1.2 General Effects of the Mergers.

(a) The First Merger. At the First Effective Time, the effects of the First Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Step Surviving Corporation.

(b) The Second Merger. At the Second Effective Time, the effects of the Second Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the First Step Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the First Step Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

1.3 Effects of the First Merger on Securities of Merger Sub I.

(a) Merger Sub I Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, the Securityholders or any other Person, each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the First Step Surviving Corporation. Each certificate or book-entry entitlement representing a share of common stock of Merger Sub I shall thereupon evidence ownership only of such shares of common stock of the First Step Surviving Corporation.

(b) Company Preferred Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder or any other Person, each share of Company Preferred Stock (excluding (i) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(d), and (ii) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(e)) that is issued and outstanding as of immediately prior to the First Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement: the product of (x) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible as of immediately prior to the First Effective Time (which, for the avoidance of doubt, shall be one (1) share of Company Common Stock per share of Company Preferred Stock), multiplied by (y) the sum of (A) the Per Share Cash Consideration, plus (B) the Per Share Stock Consideration, plus (C) the Per Share Milestone Consideration (if any), which amount shall only be payable in accordance with Section 2.4, plus (D) the Per Share Adjustment Amount (if any), which amount shall only be payable in accordance with Section 2.6.

(c) Company Common Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder or any other Person, each share of Company Common Stock (excluding (i) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(d), and (ii) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(e)) that is issued and outstanding as of immediately prior to the First Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement: (A) the Per Share Cash Consideration, plus (B) the Per Share Stock Consideration, plus (C) the Per Share Milestone Consideration (if any), which amount shall only be payable in accordance with Section 2.4, plus (D) the Per Share Adjustment Amount (if any), which amount shall only be payable in accordance with Section 2.6; provided that the Per Share Stock Consideration and the Per Share Milestone Consideration shall be paid entirely in cash for any Company Common Stock that is held by an Unaccredited Investor.

(d) Cancelled Shares. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, the Securityholders or any other Person, each share of Company Capital Stock that is issued and outstanding and held by the Company as of immediately prior to the First Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(e) Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the First Effective Time and with respect to which the holder thereof has properly demanded and perfected appraisal rights in accordance with Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.3(b), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). Notwithstanding the provisions of this Section 1.3(e), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the First Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.3(b), without interest thereon, subject to the terms and conditions set forth in this Agreement (including the establishment and funding of the Expense Fund in accordance with Section 2.3(e) and delivery of the Exchange Documents in the manner provided in Section 2.3(c)). The Company shall give Acquiror prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by or on behalf of the Company to any Stockholder with respect to such demands shall be submitted to Acquiror in advance and shall not be presented to any Stockholder prior to the Company receiving Acquiror’s prior written consent.

(f) Treatment of Company Options.

(i) Vested Company Options. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Acquiror, the Optionholder or any other Person, each Vested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the First Effective Time shall be automatically cancelled and extinguished and converted into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, for each share of Company Common Stock subject to such Vested Company Option, (A) the Per Share Cash Consideration less the per share exercise price of such Vested Company Option, plus (B) the Per Share Stock Consideration, plus (C) the Per Share Milestone Consideration (if any), which amount shall only be payable in accordance with Section 2.4, plus (D) the Per Share Adjustment Amount (if any), which amount shall only be payable in accordance with Section 2.6; provided that the Per Share Stock Consideration and the Per Share Milestone Consideration shall be paid entirely in cash for any Optionholder that Acquiror reasonably determines is an Unaccredited Investor. The amount of cash that each holder of Vested Company Option is entitled to receive therefor (the “Option Settlement Payments”) shall be rounded to the nearest whole cent, with $0.005 rounded up, and computed after aggregating the cash amounts for all Vested Company Options held by such holder, and will be reduced by any applicable payroll, income Tax or other withholding Taxes.

(ii) Unvested Company Options.

(A) At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Acquiror, the Optionholder or any other Person, each Unvested Company Option that is held by a Continuing Employee that is unexpired, unexercised and outstanding as of immediately prior to the First Effective Time (each such Person to be referred to herein as an “Assumed Optionholder”), shall be assumed and converted into an option to purchase shares of Acquiror Common Stock (an “Assumed Option”) having the same terms, conditions and, subject to Section 1.3(f)(ii)(B), vesting schedule, as applied to the corresponding Unvested Company Option as of immediately prior to the First Effective Time except that (A) the Assumed Option will cover shares of Acquiror Common Stock; (B) the number of shares of Acquiror Common Stock subject to the Assumed Option will be equal to the product of (x) the number of shares of Company Common Stock subject to the corresponding Unvested Company Option as of immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, with any resulting fractional share rounded down to the nearest whole share; (C) the exercise price per share of Acquiror Common Stock subject to the Assumed Option will be equal to the quotient of (x) the exercise price per share of Company Common Stock of such corresponding Company Option as of immediately prior to the First Effective Time, divided by (y) the Exchange Ratio, with any resulting fractional cent rounded up to the nearest whole cent; and (D) all references to the “Company” in the Plan and the Company Option agreements will be references to Acquiror.

(B) Notwithstanding anything to the contrary in this Section 1.3(f)(ii), on the earliest of (x) the fifth anniversary of the Closing Date, (y) the date of the Key Employee’s termination of employment without Cause by Acquiror or any of its Affiliates (including the Surviving Entity) and (z) the date on which the Milestone Event is achieved (the earliest of (x), (y) and (z), the “Acceleration Event”), each Assumed Option held by an Assumed Optionholders that is a Key Employee that remains unvested and is unexpired, unexercised and outstanding as of immediately prior to the Acceleration Event shall vest automatically as of the date of the Acceleration Event, without further action by or on behalf of Acquiror or such Key Employee.

(iii) At the First Effective Time, each Unvested Company Option outstanding immediately prior to the First Effective Time that is held by a Person other than a Continuing Employee shall be terminated and cancelled for no consideration.

(iv) Prior to the Closing, and subject to the prior review and approval of Acquiror (acting reasonably), the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.3(f) under the Plan and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices and using commercially reasonable efforts to obtain all necessary approvals and consents (including appropriate option cancellation agreements).

(v) Subject to Section 2.7, Acquiror shall cause the First Step Surviving Corporation or the Surviving Entity, as applicable, to pay, no later than the second regular payroll cycle occurring after the Closing, to each holder of a Vested Company Option the cash amounts payable to such holder pursuant to this Section 1.3(f), with such payments to be made through the First Step Surviving Corporation’s or the Surviving Entity’s payroll processing system (as applicable) in accordance with standard payroll practices.

(vi) Promptly after the Closing Date (but in no event more than five (5) Business Days thereafter), Acquiror shall file or otherwise have available a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Acquiror Common Stock subject to the Assumed Options.

(g) Treatment of Company Warrants. Any Company Warrants that are not exercised immediately prior to the First Effective Time shall be treated in accordance with their terms and deemed to be exercised on a net exercise basis for a number of shares of Company Series B-1 or Company Series B-2 Convertible Preferred Stock, as applicable, as of immediately prior to the First Effective Time.

(h) Calculations.

(i) For purposes of calculating the amount of cash and number of shares of Acquiror Common Stock issuable under this Agreement with respect to shares of a particular class or series of Company Capital Stock held by a particular Stockholder, the consideration payable shall be calculated on a certificate-by-certificate basis. No fraction of a share of Acquiror Common Stock will be issued by virtue of the First Merger or the Milestone Event. Any Securityholder who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock shall instead be entitled to receive an amount of cash equal to the product obtained by multiplying (i) such fraction by (ii) the value of the Acquiror Common Stock used in the calculation of the Stock Consideration or the Milestone Stock Consideration, as applicable, rounded down to the nearest whole cent. Except as set forth in Section 2.4, all payments to be made by Acquiror under this Agreement shall be without interest.

(ii) For purposes of this Agreement, any reference to shares of Company Common Stock issuable upon the full exercise of Company Options will assume that such Company Options then outstanding are then fully vested and exercisable.

1.4 Effects of the Second Merger on Securities of Merger Sub II.

(a) First Step Surviving Corporation Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror, the First Step Surviving Corporation, Merger Sub II, or any other Person, each share of common stock, par value $0.0001 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled without any consideration therefor.

(b) Merger Sub II Limited Liability Company Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror, the First Step Surviving Corporation, Merger Sub II, or any other Person, each limited liability company interest of Merger Sub II shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Entity.

1.5 Tax Status.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the parties and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), except upon a contrary determination by an applicable Tax authority after an audit or examination in which the Intended Tax Treatment was defended diligently and in good faith.

(b) Each of the parties (other than the Securityholder Representative) and their respective Affiliates and Representatives shall cooperate and use its respective commercially reasonable efforts to cause the Mergers, taken together, to qualify for the Intended Tax Treatment, and not take any action (or knowingly fail to take any action) which action (or knowing failure to act), whether before or after the Closing, would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment. Each party shall promptly notify the other parties in writing if, before the Closing Date, such party knows or has reason to believe that the Mergers, taken together, may not qualify for the Intended Tax Treatment. Notwithstanding anything in this Agreement to the contrary (other than the limitation set forth in Section 2.7), (i) the allocation of Merger Consideration as among cash and Acquiror Common Stock allocable to Securityholders shall be adjusted, by decreasing the cash portion and correspondingly increasing the portion of Merger Consideration paid in shares of Acquiror Common Stock valued in accordance with the valuation methodology set forth in the definition of “Stock Consideration,” if and to the extent necessary to assure that the Securityholders receive sufficient Acquiror Common Stock such that, when aggregated with Acquiror Common Stock previously paid as Merger Consideration to the Securityholders (if any), the amount of Acquiror Common Stock is not less than the minimum amount of Acquiror Common Stock necessary to satisfy the requirements for qualification as a reorganization under Section 368(a)(1)(A) of the Code and (ii) any portion of the Milestone Cash Payment may be paid in shares of Acquiror Common Stock valued in accordance with the valuation methodology set forth in the definition of “Milestone Stock Consideration” instead of cash, if and to the extent necessary to assure that the Securityholders receive sufficient Acquiror Common Stock such that, when aggregated with Acquiror Common Stock previously paid as Merger Consideration to the Securityholders (if any), the amount of Acquiror Common Stock is not less than the minimum amount of Acquiror Common Stock necessary to satisfy the requirements for qualification as a reorganization under Section 368(a)(1)(A) of the Code; provided that to the extent an adjustment required by this Section 1.5(b) would exceed the limitation set forth in Section 2.7, then no such adjustment shall be made.

1.6 Issuance of Acquiror Common Stock.

(a) The shares of Acquiror Common Stock issuable pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under the Securities Act, including those under Regulation D of the Securities Act, and the exemption from qualification under applicable state securities Law. The Company shall assist Acquiror as may be necessary to comply with the securities and blue sky Laws relating to the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that Acquiror reasonably believes that one or more Stockholders or holders of Vested Company Options are not Accredited Investors (any such Person, an “Unaccredited Investor”), Acquiror may elect to pay the Per Share Stock Consideration or Per Share Milestone Consideration with respect to such Unaccredited Investor solely in cash to such Unaccredited Investor. Any such election by Acquiror to pay cash to an Unaccredited Investor shall not change the aggregate amount of cash that Acquiror is obligated to pay pursuant to this Article I but shall result in the appropriate reduction of the portion of the Estimated Cash Consideration or the Milestone Cash Payment, as applicable, and the appropriate proportionate increase in the portion of the Stock Consideration or the Milestone Stock Consideration, as applicable, payable to Accredited Investors.

(c) Each book-entry entitlement representing shares of Acquiror Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued or issuable to or held by the Securityholders in accordance with the terms hereof shall bear the following legend (in addition to any other legends required by applicable Law or Acquiror’s organizational documents):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(d) Restrictions on Transfer. The shares of Acquiror Common Stock issuable pursuant to this Agreement shall constitute “restricted securities” under the Securities Act, and as such may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such Transfer shall also be conditioned on compliance with applicable state and foreign securities Laws. Each Securityholder who receives shares of Acquiror Common Stock and every transferee or assignee of any shares of Acquiror Common Stock from any Securityholder shall be bound by and subject to the terms and conditions of this Section 1.6.

1.7 Taking of Necessary Action; Further Action. If at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Step Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub II, as applicable, the officers and directors or managing members, as applicable, of the Company, Acquiror, the First Step Surviving Corporation, the Surviving Entity and their Affiliates are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

CLOSING AND CLOSING CONSIDERATION

2.1 The Closing. Unless this Agreement is validly terminated pursuant to Section 8.1, Acquiror, Merger Sub I and the Company shall consummate the First Merger at a closing (the “Closing”) within three Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing) remotely by exchange of electronic deliveries and signatures at a time on the date mutually agreed upon in writing by Acquiror and the Company. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.”

2.2 Closing Conditions.

(a) Mutual Conditions. The respective obligations of Acquiror, Merger Sub I and the Company to effect the First Merger shall be subject to the satisfaction, at or prior to the First Effective Time, of the following conditions:

(i) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained pursuant to the Stockholder Written Consents.

(ii) No Legal Restraints. No Law or Order (whether temporary, preliminary or permanent) shall be in effect which has the effect of making either of the Mergers illegal or otherwise prohibiting or preventing the consummation of either of the Mergers.

(iii) Regulatory Approvals. All waiting periods (and extensions thereof) applicable to the First Merger under the HSR Act shall have expired or otherwise been terminated or obtained.

(b) Additional Acquiror and Merger Sub I Conditions. The obligations of Acquiror and Merger Sub I to effect the First Merger shall be subject to the satisfaction at or prior to the First Effective Time of each of the following additional conditions, any of which may be waived in writing exclusively by Acquiror and Merger Sub I:

(i) Company Representations and Warranties.

(A) Each of the representations and warranties of the Company contained in Article III, other than with respect to Sections 3.1, 3.2, 3.5 (other than 3.5(b)), 3.8(a) and 3.24, shall have been true and correct in all respects (without giving effect to any limitation as to “materiality,” “material,” “in all material respects,” or “Company Material Adverse Effect,” or other similar terms set forth therein) as of the Agreement Date and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct only as of such date), except where the circumstances causing such failures to be so true and correct have not had a Company Material Adverse Effect.

(B) Each of the representations and warranties of the Company with respect to Sections 3.1, 3.2, 3.5 (other than 3.5(b)), 3.8(a) and 3.24 shall have been true and correct in all respects as of the Agreement Date and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects only as of such date).

(ii) Company Covenants. The Company shall in all material respects have performed and complied with its covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(iii) Company Material Adverse Effect. Since the Agreement Date, no Company Material Adverse Effect shall have occurred that is continuing.

(iv) Company Litigation. There shall be no litigation or lawsuit pending or threatened against Acquiror or any of its Affiliates, or against the Company or any of its Affiliates, by any Governmental Entity arising out of, or in any way connected with, this Agreement, the First Merger or any other transactions contemplated hereby seeking to prohibit or prevent the consummation of the First Merger.

(v) Appraisal Claims and Rights. Stockholders holding no more than three percent of the issued and outstanding shares of Company Common Stock shall have exercised (or have a continuing right to exercise) appraisal or dissenters’ rights under applicable Law, including Delaware Law, in either case, with respect to the First Merger.

(vi) Support Agreements. Stockholders that hold one percent or more of the issued and outstanding shares of Company Capital Stock (and all Support Stockholders) shall have executed and delivered to Acquiror a Support Agreement, and all such Support Agreements shall be in full force and effect.

(vii) Restrictive Covenant Agreements. The Restrictive Covenant Agreements executed by the Key Employees shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.

(viii) Employee Matters.

(A) Each of the Key Employee Agreements executed by each Key Employee shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by any such Person, other than due to the death or disability of such Person. Each of the Key Employees shall not have terminated his or her employment with or services to the Company at or prior to the Closing or expressed in writing to the Company an intention to terminate, or taken action toward terminating, his or her employment with or services to the Company at or prior to the Closing, or with Acquiror (or one of its Affiliates, as applicable) following the Closing, other than due to the death or disability of such Key Employee.

(B) At least 75% of the number of employees of the Company as of the Agreement Date shall not have terminated his or her employment with the Company at or prior to the Closing or expressed an intention in writing to terminate, or taken action toward terminating, his or her employment with or services to the Company at or prior to the Closing, or with Acquiror (or one of its Affiliates, as applicable) following the Closing.

(ix) Required Company Financials. (A) Acquiror shall have received the Required Company Financials in form and substance reasonably acceptable to Acquiror, including an opinion by the Audit Firm, and (B) Acquiror shall have prepared any pro forma financial statements reflecting the acquisition of the Company that Acquiror will be required under applicable SEC regulations to include in, or incorporate by reference into, the Registration Statement required to be filed in accordance with Section 7.15; provided that the condition in clause (B) shall be deemed to be waived by Acquiror and Merger Sub I if such preparation is not completed within 20 Business Days after the Company’s delivery of the Required Company Financials to Acquiror.

(c) Receipt of Closing Deliveries. The Company shall have delivered to Acquiror (A) good standing certificates (dated no earlier than the date that is five Business Days prior to the Closing Date) with respect to the Company from each applicable Governmental Entity in each jurisdiction where the Company is qualified to do business, as applicable, including each jurisdiction of incorporation, formation, or organization, (B) the Payment Spreadsheet, (C) the Director and Officer Resignation Letters, (D) the Payoff Letters, (E) the Final Invoices and (F) all other certificates and other documents that it is required to deliver to Acquiror pursuant to this Agreement prior to the Closing.

(i) Company Closing Certificates.

(A) Officer’s Certificate. Acquiror shall have received a certificate from the Company, validly executed by the Executive Chairman or President of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Sections 2.2(b)(i), 2.2(b)(ii), 2.2(b)(iii), 2.2(b)(iv), 2.2(b)(v) and 2.2(b)(viii) have been satisfied.

(B) Secretary’s Certificate. Acquiror shall have received a certificate from the Company, validly executed by the Secretary of the Company for and on the Company’s behalf, certifying (i) as to the terms and effectiveness of the Charter Documents (ii) as to the valid adoption of resolutions of the Board of Directors of the Company whereby the First Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors of the Company and (iii) that the Requisite Stockholder Approval has been obtained.

(C) FIRPTA Certificate. Acquiror shall have received in a form reasonably acceptable to Acquiror: (a) a statement from the Company conforming to the requirements of Section 1.1445-2(c)(3) of the United States Treasury Regulations; and (b) the notification to the Internal Revenue Service required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

(d) Additional Company Conditions. The obligations of the Company to effect the First Merger shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions, any of which may be waived in writing exclusively by the Company:

(i) Acquiror Representations and Warranties.

(A) Each of the representations and warranties of Acquiror, other than with respect to Sections 4.1, 4.2, 4.5 and 4.12, shall be true and correct in all respects (without giving effect to any limitation as to “materiality,” “material,” “in all material respects,” or “Acquiror Material Adverse Effect,” or other similar terms set forth therein) on the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of Acquiror made only as of a specified date, which shall be true and correct in all respects as of such date), except where the circumstances causing such failures to be so true and correct have not had an Acquiror Material Adverse Effect.

(B) Each of the representations and warranties of Acquiror with respect to Sections 4.1, 4.2, 4.5 and 4.12 shall have been true and correct in all respects as of the Agreement Date and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Acquiror made only as of a specified date, which shall be true and correct in all respects only as of such date).

(ii) Acquiror Covenants. Acquiror and Merger Sub I shall have performed and complied in all material respects with each of their covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

(iii) Acquiror Material Adverse Effect. Since the Agreement Date, no Acquiror Material Adverse Effect shall have occurred that is continuing.

(iv) Acquiror Officer’s Certificate. Company shall have received a certificate from Acquiror, validly executed by the Chief Executive Officer of Acquiror for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Sections 2.2(d)(i), 2.2(d)(ii) and 2.2(d)(iii) have been satisfied.

2.3 Payment of Merger Consideration.

(a) Payment Spreadsheet. At least five Business Days prior to the Closing Date, the Company shall deliver to Acquiror a spreadsheet, certified on behalf of the Company by its Executive Chairman and Chief Operating Officer, setting forth the following information, in a form and substance reasonably satisfactory to Acquiror and accompanied by documentation reasonably satisfactory to Acquiror in support of the information set forth therein (the “Payment Spreadsheet”) setting forth (x) the amount of each of the Consideration Components and (y) the following information:

(i) with respect to each Stockholder immediately prior to the First Effective Time: (A) the name, address of record, e-mail address (if available), jurisdiction of Tax residence of such Stockholder (if available); (B) whether such Stockholder is an Employee and the nature of any such service relationship (including the entity with which such Employee has a service relationship); (C) the number, class and series of all shares of Company Capital Stock held by such Stockholder and the identifying numbers of all Company Stock Certificates evidencing all such shares; (D) the date of issuance of such shares of Company Common Stock and the date of acquisition of such shares of Company Common Stock by such Stockholder, (E) the identification of any shares of Company Common Stock that were acquired through the exercise of an option, whether such option was a nonstatutory option or an incentive stock option as defined in Section 422 of the Code, the date of grant of such option, the vesting schedule of such option, and the date of exercise of such option; (F) the aggregate amount of cash and Acquiror Common Stock payable to such Stockholder in respect of shares of Company Capital Stock pursuant to Section 1.3(b) and Section 1.3(c); (G) the Stockholder’s Pro Rata Portion and the amount of cash to be deposited into the Expense Fund and the Adjustment Fund on behalf of such Stockholder; and (H) such Stockholder’s Milestone Pro Rata Portion (if any) of the Milestone Cash Payment and the Milestone Stock Consideration;

(ii) with respect to each Optionholder immediately prior to the First Effective Time: (A) the name, address of record, e-mail address (if available), jurisdiction of Tax residence of such Optionholder (if available); (B) whether such Optionholder is an Employee and the nature of any such service relationship (including the entity with which such Employee has a service relationship); (C) the grant date and expiration date of each Company Option held by such Optionholder; (D) whether each such Company Option was granted pursuant to the Plan; (E) the vesting schedule (including all acceleration provisions) applicable to each such Company Option and the extent to which each such Company Option is vested and unvested as of immediately prior to the First Effective Time (taking into account any Company Option (or portion thereof) that, as a result of the First Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions); (F) the exercise price per share and the number of shares of Company Capital Stock underlying each such Company Option immediately prior to the First Effective Time; (G) whether each such Company Options qualifies as incentive stock options as defined in Section 422 of the Code or nonstatutory stock options; and (H) the aggregate amount of cash and Acquiror Common Stock payable to such Optionholder in respect of each Company Option pursuant to Section 1.3(f)(i); (I) such Optionholder’s pro rata portion and the amount of cash and number of shares of Acquiror Common Stock to be deposited into the Expense Fund and the Adjustment Fund on behalf of such Optionholder; and (J) such Optionholder’s Milestone Pro Rata Portion (if any) of the Milestone Cash Payment and the Milestone Stock Consideration;

(iii) with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011 or any other Company Security that, in each case, would be deemed a “covered security” under Treasury Regulations Section 1.6045-1(a)(15), to the Knowledge of the Company, the cost basis and date of acquisition (if not already provided) of such shares or securities;

(iv) wire or other payment instructions for all cash amounts to be paid by Acquiror in accordance with this Agreement, including any Third Party Expenses and Closing Indebtedness that Acquiror is to pay, or cause to be paid, following the Closing on the Company’s behalf; and

(v) such other information reasonably requested by Acquiror in connection with facilitating the transactions contemplated by this Agreement.

(b) Reliance. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Acquiror or any of its Affiliates or its or their Representatives, or any disclosure made by or on behalf of the Company, (i) it is expressly acknowledged and agreed that Acquiror, the Exchange Agent and their respective Affiliates and all Representatives of the foregoing shall be entitled to rely on the Payment Spreadsheet without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and (ii) in no event shall Acquiror, the Exchange Agent or any of their respective Affiliates or any Representative of the foregoing have any liability to any Person (including any liability to the Securityholder Representative or any Securityholder) for any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Payment Spreadsheet and the allocation set forth therein, or payments made by any Person (including Acquiror, the Company, the Exchange Agent and their respective Affiliates) in accordance with the Payment Spreadsheet.

(c) Exchange Procedures.

(i) Exchange Agent. Computershare Trust Company, N.A. (or another entity selected by Acquiror and reasonably acceptable to the Company) shall serve as the Exchange Agent for the First Merger (the “Exchange Agent”).

(ii) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver written instructions to its transfer agent (the “Company Transfer Agent”), with a copy to Acquiror, directing the Company Transfer Agent to (A) cancel all physical or electronic certificates or other book-entry entitlements representing shares of Company Capital Stock (the “Company Stock Certificates”), such cancellation to be effective as of the First Effective Time, and (B) at the Closing, deliver to Acquiror and the Exchange Agent written confirmation from the Company Transfer Agent of the cancellation of all Company Stock Certificates, effective as of the First Effective Time (the “Cancellation Certificate”).

(iii) Within two (2) Business Days following the Closing Date, to the extent not previously mailed or otherwise delivered by the Company or any other Person, Acquiror or the Exchange Agent shall mail or otherwise deliver to each Securityholder as of immediately prior to the First Effective Time, at the address or e-mail address set forth opposite each such Person’s name on the Payment Spreadsheet, a letter of transmittal in customary form and mutually agreed by Acquiror and the Company, acting reasonably (the “Letter of Transmittal”).

(iv) Within five (5) Business Days following receipt by the Exchange Agent of a duly completed Letter of Transmittal and any other documents that Acquiror or the Exchange Agent may reasonably require in connection therewith, as applicable (collectively, the “Exchange Documents”), Acquiror shall issue to the delivering Securityholder in exchange therefor, that number of shares Acquiror Common Stock issuable and cash payable to such Person pursuant to Section 1.3(b), Section 1.3(c) and Section 1.3(f)(i) for such surrendered Company Securities, as applicable. No shares of Acquiror Common Stock shall be issued or issuable, and no cash shall be paid or payable, to any Securityholder until such Person delivers to the Exchange Agent duly completed and validly executed Exchange Documents, in accordance with the terms and conditions hereof and the instructions set forth in the Letter of Transmittal. Further, no shares of Acquiror Common Stock shall be issued or issuable, and no cash shall be paid or payable, in respect of any shares of Company Capital Stock represented by Company Stock Certificates until Acquiror and the Exchange Agent shall have received the Cancellation Certificate. From and after the First Effective Time, all Company Stock Certificates shall, for all corporate purposes, evidence only the ownership of the right to receive the consideration contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 1.3(b), Acquiror shall make the aggregate Option Settlement Payments (net of all required withholding Taxes) payable to the holders of Vested Company Options through the Surviving Entity’s payroll provider in accordance with Section 1.3(f). If the Company Capital Stock is represented by a Company Stock Certificate and such Company Stock Certificate has been lost, stolen or destroyed, Acquiror or the Exchange Agent may, as a condition to the payment of the consideration hereunder with respect to each share of Company Capital Stock evidenced by such Company Stock Certificate require the owner of such Company Stock Certificate to provide a lost certificate affidavit reasonably acceptable to Acquiror to indemnify Acquiror against any claim that may be made against Acquiror or the Company on account of the alleged loss, theft or destruction of such certificate.

(v) Transfers of Ownership. If any Acquiror Common Stock to be issued, or any cash to be paid, pursuant to Section 1.3(b), Section 1.3(c) and Section 1.3(f)(i) to a Person other than the Person whose name is reflected on the corresponding Company Stock Certificate, it will be a condition of the issuance or delivery thereof that any entitlement so surrendered will be in proper form for transfer and that the Person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the Company Stock Certificate, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(vi) Return of Consideration; No Further Ownership Rights in Company Securities. Any portion of the cash or Acquiror Common Stock (including the proceeds of any investments thereof) that remains unclaimed by the applicable Securityholders on the date that is six months after the Closing Date shall be delivered to Acquiror. Any Securityholder that has not theretofore submitted Exchange Documents in accordance with the requirements set forth therein and in this Agreement, or otherwise not received any portion of the Merger Consideration due and payable to such Securityholder pursuant to this Agreement, shall thereafter look only to Acquiror and the Surviving Entity for payment of the applicable portion of the Merger Consideration (after giving effect to any required Tax withholdings and without any interest thereon), and then, only as a general unsecured creditor. The consideration paid in respect of the surrender for exchange of Company Securities in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such Company Securities. Following the First Effective Time, there shall be no further registration of transfers on the records of the First Step Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the First Effective Time.

(vii) No Liability. Notwithstanding anything to the contrary in this Section 2.3(c), none of Acquiror, Merger Sub I, the Company, the First Step Surviving Corporation, the Surviving Entity, the Securityholder Representative, the Exchange Agent or any other Person shall be liable to any Person for any Merger Consideration properly delivered to a public official pursuant to applicable abandoned property, escheat or similar applicable Law.

(d) Acquiror Common Stock. Notwithstanding anything herein to the contrary, the Acquiror Common Stock issued in connection with the First Merger will be subject to (i) the terms and conditions of, including any restrictions and encumbrances provided for under, this Agreement, Acquiror’s organizational documents, as may be amended from time to time, and any applicable Support Agreement or other Contract entered into by the Securityholders, and (ii) applicable securities and corporate Laws, including U.S. state or federal Law.

(e) Expense Fund. At the Closing, Acquiror shall retain and hold back an amount in cash equal to each Stockholder’s and holder of Vested Company Options’ Pro Rata Portion of the Expense Fund Amount from the cash consideration otherwise payable to such Person pursuant to Section 1.3(b). At or promptly after the Closing, Acquiror shall deposit, or cause to be deposited, with the Securityholder Representative the Expense Fund Amount into an account designated by the Securityholder Representative in a written notice delivered to Acquiror at least two Business Days prior to the Closing Date (the “Expense Fund”), and, upon such deposit, Acquiror shall be deemed to have contributed to the Expense Fund, on behalf of each such Securityholder, his, her, or its Pro Rata Portion of the Expense Fund Amount. The Expense Fund shall be accessed, and the Expense Fund Amount shall be used, solely by the Securityholder Representative to pay any fees, costs or other expenses it may incur in performing its duties or exercising its rights under this Agreement or the Securityholder Representative Engagement Agreement. The Expense Fund shall be treated as received and deposited by the applicable Securityholders at Closing for Tax purposes and be held for the benefit of such Securityholders. The Securityholder Representative will hold these funds separately from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The applicable Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. Upon conclusion of the Securityholder Representative’s duties hereunder, the Securityholder Representative shall disburse any amounts then-remaining in the Expense Fund (the “Expense Fund Release Amount”) to the applicable Securityholders (or to the Exchange Agent or other Person, if so designated by Acquiror, on their behalf, and who will thereafter distribute the Expense Fund Release Amount to such Securityholders) in accordance with their respective Pro Rata Portions. The Securityholder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund Amount other than as a result of its gross negligence, bad faith, fraud or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Amount, and has no tax reporting or income distribution obligations hereunder.

2.4 Milestone.

(a) Payment.

(i) Within ten Business Days following the Milestone Achievement Date, Acquiror shall notify the Securityholder Representative of the achievement of the Milestone Event and shall pay or cause to be paid (A) an amount of cash equal to $100,000,000 minus the Jefferies Payment (the “Milestone Cash Payment”) and (B) the Milestone Stock Consideration ((A) and (B) collectively, the “Milestone Payment”), to (x) the Exchange Agent for further payment to the Stockholders and holders of Vested Company Options who were not employees of the Company as of the date of grant or at any time during the vesting period of such Company Option (the “Milestone Non-Employee Securityholders”) and (y) the Company (prior to the Closing Date) or the First Step Surviving Corporation or the Surviving Entity (after the Closing Date), as applicable, for further payment to holders of Company Options who were employees of the Company as of the date of grant or at any time during the vesting period of such Company Option (the “Milestone Employee Securityholders” and together with the Milestone Non-Employee Securityholders, the “Milestone Securityholders”), which payment shall occur no later than the second regular payroll cycle occurring after the Milestone Event and shall be made through the First Step Surviving Corporation’s or the Surviving Entity’s payroll processing system (as applicable) in accordance with standard payroll practices, in each case of (x) and (y) in accordance with the Payment Spreadsheet and in the manner consistent with the prior payments under this Agreement; provided that the Milestone Stock Consideration shall be paid entirely in cash for any Milestone Securityholder that Acquiror reasonably determines is an Unaccredited Investor. Within five Business Days following the Milestone Achievement Date, Acquiror shall pay or cause to be paid in cash the contingent fee amount set forth in the Payment Spreadsheet (the “Jefferies Payment”) in accordance with the instructions on the Payment Spreadsheet. Once the Milestone Payment and the Jefferies Payment have been made pursuant to this Section 2.4, Acquiror shall have no further obligations to any Person, including the Milestone Securityholders, with respect thereto or the Milestone Event related thereto. For purposes of this Agreement, “Milestone Event” means the First Commercial Shipment of a Product and the date on which the Milestone Event occurs is referred to as the “Milestone Achievement Date.”

(ii) Notwithstanding anything to the contrary in Section 2.4(a) or Section 1.3(f), the consideration payable (if any) in connection with Section 2.4(a) will be appropriately increased to reflect the portion of the Milestone Payment allocable to any Assumed Option (or portion thereof) that has been forfeited on or prior to the Milestone Achievement Date (it being understood that such adjustment will be equal to the full value attributable to such allocable portion but will be paid entirely in cash). Promptly after the Milestone Achievement Date, Acquiror will provide the Securityholder Representative with a reasonably detailed (without disclosing confidential or personally identifiable information) accounting of the adjustment contemplated by this Section 2.4(a)(ii). For the avoidance of doubt, such Milestone Payment allocable to any Assumed Option (or portion thereof) that is forfeited after the Milestone Achievement Date shall be retained by Acquiror.

(b) Return of Milestone Payment; No Liability. Any portion of the Milestone Payment that remains unclaimed by the applicable Milestone Securityholders on the date that is six months following the Milestone Achievement Date shall be delivered to Acquiror. Any Milestone Securityholder that has not theretofore received any portion of the Milestone Payment due and payable to such Milestone Securityholder pursuant to this Section 2.4, shall thereafter look only to Acquiror and the Surviving Entity for payment of the applicable portion of the Milestone Payment (after giving effect to any required Tax withholdings and without any interest thereon), and then, only as a general unsecured creditor. Notwithstanding anything to the contrary in this Section 2.4(a) none of Acquiror, Merger Sub I, the Company, the First Step Surviving Corporation, the Surviving Entity, the Securityholder Representative, the Exchange Agent or any other Person shall be liable to any Person for any Milestone Payment properly delivered to a public official pursuant to applicable abandoned property, escheat or similar applicable Law.

(c) Rights. The right of the Milestone Securityholders to receive the Milestone Payment (A) is solely a contractual right and will not be evidenced by a certificate or other instrument, (B) does not constitute a security, (C) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, except by will or intestacy, by operation of law or with the consent of Acquiror, (D) does not represent any equity or ownership interest in Acquiror or in any constituent company to the Mergers or any of their respective Affiliates, (E) does not give the Milestone Securityholders any right to receive interest payments except as set forth in Section 2.4(d)(viii) and (F) shall (together with the Milestone Payment if actually paid) be treated by the parties as consideration in respect of Company Common Stock or Company Options, as applicable, for applicable income tax purposes.

(d) Covenants.

(i) If the Milestone Event occurs prior to the First Effective Time, Acquiror shall not be obligated to make the Milestone Payment unless the First Effective Time occurs, and the Milestone Payment will be payable at the First Effective Time.

(ii) Until Acquiror has paid the Milestone Payment in full pursuant to this Agreement, Acquiror, the First Step Surviving Corporation and the Surviving Entity shall, and shall cause any of their respective subsidiaries or Affiliates, to act in good faith and use Diligent Commercially Reasonable Milestone Efforts to achieve the Milestone Event. Further, Acquiror agrees that none of Acquiror, the First Step Surviving Corporation or the Surviving Entity will take any action, or omit to take any action, with the intent of avoiding payment of the Milestone Payment.

(iii) Until Acquiror has paid the Merger Consideration in full pursuant to this Agreement (the “Reporting Period”), Acquiror shall provide the Securityholder Representative, within sixty (60) days following January 1 and July 1 of each calendar year, with reasonably detailed semiannual reports of the (a) status of efforts to achieve the Milestone Event and (b) the funds and resources invested in the immediately preceding two calendar quarters. The Securityholder Representative may disclose each such report (including its analysis thereof) to its Representatives, to the Advisory Group and to each Milestone Securityholder so long as each such Person receiving any such report (or analysis thereof) is subject to reasonable confidentiality obligations with (x) Acquiror, the First Step Surviving Corporation or the Surviving Entity and (y)

the Securityholder Representative with respect thereto. Within thirty (30) days after receipt of such a report, if the Securityholder Representative has inquiries regarding the status of activities described in such report, the Securityholder Representative may request a meeting with Representatives of Acquiror to discuss such report, and Acquiror shall use commercially reasonable efforts to make available for such a meeting (which may be held via teleconference) the relevant employees or Representatives responsible for the activities set forth in the report.

(iv) During the Reporting Period, Acquiror shall, and shall cause its Affiliates (including the First Step Surviving Corporation and the Surviving Entity) to, keep accurate books and records relating to efforts to achieve the Milestone Event.

(v) During the Reporting Period, neither Acquiror nor its Affiliates (including the First Step Surviving Corporation and the Surviving Entity) shall transfer, sell, license or assign (collectively, the “Asset Transfer”) to any third Person who is not an Affiliate of Acquiror all or substantially all of the rights (including Intellectual Property Rights covering any of the Sequencing by Binding Technology) (the “Transferred Assets”) unless (i) the assignee or other transferee expressly agrees in writing to assume the obligations from Acquiror and its Affiliates corresponding to the Transferred Assets and that the obligations of Acquiror under this Agreement, including those obligations with respect to the use of Diligent Commercially Reasonable Milestone Efforts to achieve the Milestone Event and the payment of the Milestone Payment pursuant to Section 2.4(a)(i) corresponding to the Transferred Assets, shall apply, mutatis mutandis, to such assignee or transferee; (ii) the Securityholder Representative (on behalf of the Milestone Securityholders) is made an express third party beneficiary of such written agreement and (iii) either (A) such assignee or transferee is a Comparable Entity or (B) the Securityholder Representative (on behalf of the Milestone Securityholders) has provided written consent to the Asset Transfer. For the avoidance of doubt, this Section 2.4(d)(v) will not be applicable in connection with a change of control or similar transaction involving Acquiror that does not result in a divestiture or separate spin out or transfer, sale, license or assignment of the Transferred Assets to a party other than the party acquiring Acquiror in the change of control transaction.

(vi) In the event of the occurrence of any of the following events, the Milestone Payment, if not previously paid, shall be immediately due and payable in full: (A) Acquiror commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy laws; (B) any such proceeding is commenced against Acquiror, or a receiver or trustee is appointed for Acquiror, the First Step Surviving Corporation or the Surviving Entity or a substantial part of its respective property, and such proceeding or appointment is not dismissed or discharged within 60 days after its commencement; or (C) Acquiror makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for all or substantially all of its assets or has a receiver, custodian or trustee appointed for all or substantially all of its assets.

(vii) If Acquiror ceases performance of any of the activities required to achieve any Milestone Event, then Acquiror shall, or shall cause its Affiliates to, send written notice of each such cessation to Securityholder Representative together with a detailed explanation for such cessation of activities. Acquiror or its Affiliate’s satisfaction of its obligations pursuant to the foregoing sentence shall not relieve Acquiror of any of its obligations under this Agreement, including (A) the obligation to act in good faith and use Diligent Commercially Reasonable Milestone Efforts to cause the Milestone Event to be achieved as soon as possible and (B) payment of the Milestone Payment.

(viii) Notwithstanding anything to the contrary in this agreement, all payments to be made by Acquiror under this Agreement shall be without interest; provided that any amount of Milestone Payment not paid when due pursuant to Section 2.4(a) shall also bear interest from the date on which such amount is first due until the date paid at a rate per annum equal to three percent per annum compounded quarterly. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(e) Dispute Resolutions. If the Securityholder Representative in good faith believes that Acquiror is breaching any of its obligations under this Section 2.4, then the Securityholder Representative may provide Acquiror with written notice thereof and provide reasonable detail regarding such alleged breaches. Acquiror shall designate representatives, including at least one senior executive of Acquiror or any of its Affiliates with operating responsibility for the Milestone Event, to meet with the Securityholder Representative within 45 calendar days from the date of such notice to address in good faith the Securityholder Representative’s belief that Acquiror is breaching one or more obligations under this Section 2.4. Acquiror shall work together with the Securityholder Representative to schedule a meeting (in person at a mutually acceptable location, or via conference calls) to address the asserted breach of obligations, and Acquiror and the Securityholder Representative shall endeavor in good faith to resolve any dispute.

2.5 Withholding Taxes. The Company, Acquiror, the First Step Surviving Corporation and the Surviving Entity and each of their Affiliates and Representatives (as applicable) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law or under any Laws or Orders, and to be provided any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. In the case of deliveries of Acquiror Common Stock, any such withholding shall be effected and withheld from the cash payable pursuant to this Agreement.

2.6 Post-Closing Adjustment.

(a) Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written schedule (the “Estimated Closing Statement”) setting forth in reasonable detail, and that has been prepared in accordance with the Accounting Principles, the Company’s good faith estimate of (i) the Closing Cash (the “Estimated Closing Cash”), (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) the Third Party Expenses (the “Estimated Third Party Expenses”), (iv) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (v) the Unpaid Pre-Closing Taxes (the “Estimated Unpaid Pre-Closing Taxes”), and (vi) the Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”). The Company shall consider in good faith any of Acquiror’s reasonable comments to such Estimated Closing Statement and the figures and calculations set forth thereon and provide any additional supporting documentation reasonably requested by Acquiror.

(b) Within 60 calendar days following the Closing, Acquiror shall prepare and deliver to the Securityholder Representative a written schedule (the “Closing Statement”) setting forth in reasonable detail, and that has been prepared in accordance with the Accounting Principles, its calculation of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Third Party Expenses, (iv) the Closing Net Working Capital, (v) the Unpaid Pre-Closing Taxes, and (vi) the Working Capital Adjustment Amount; provided, however, that if Acquiror fails to provide such written schedule to the Securityholder Representative within such 60-day period, then the Estimated Closing Statement shall be deemed to be the Closing Statement (without modification) and shall be final, binding and conclusive for all purposes hereunder. Following the Closing, Acquiror shall use its reasonable best efforts to cooperate with the Securityholder Representative to provide the Securityholder Representative and its representatives reasonable access (including by electronic delivery of documents), during regular business hours, in such a manner as to not interfere with the normal operation of Acquiror, the First Step Surviving Corporation or the Surviving Entity, and upon reasonable advance notice, to its relevant work papers (subject to the execution of customary work paper access letters, if requested) and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting the Securityholder Representative in its review of the Closing Statement and the calculations contained therein.

(c) The Closing Statement shall become final and binding at the end of the 30th day following delivery thereof, unless prior to the end of such period, the Securityholder Representative shall notify Acquiror of its disagreement with the calculations in the Closing Statement in writing (the “Dispute Notice”). The Dispute Notice must set forth in reasonable detail (A) any item on the Closing Statement which the Securityholder Representative believes has not been prepared in accordance with this Agreement and the Securityholder Representative’s determination of the amount of such item and (B) the Securityholder Representative’s alternative calculation of the Closing Cash, the Closing Indebtedness, the Third Party Expenses, the Unpaid Pre-Closing Taxes, the Closing Net Working Capital and/or the Working Capital Adjustment Amount, as the case may be. Any item or amount that Securityholder Representative does not dispute in reasonable detail in the Dispute Notice shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, Acquiror and Securityholder Representative shall each use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, the Securityholder Representative and Acquiror remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to a nationally recognized independent accounting firm, reasonably acceptable to Acquiror and Securityholder Representative, which shall not be the independent accountants of Acquiror or the Company (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the provisions of Section 2.6(c) and the written presentations by Securityholder Representative and Acquiror, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. The Dispute Auditor’s determination of the Closing Cash, the Closing Indebtedness, the Third Party Expenses, the Unpaid Pre-Closing Taxes, the Closing Net Working Capital and/or the Working Capital Adjustment Amount, as applicable, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Securityholder Representative and Acquiror. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 2.6(c) shall be the only recourse and remedy of the parties against one another with respect to, those items and amounts that remain in dispute under this Section 2.6(c). The Dispute Auditor shall allocate its fees and expenses between Acquiror and Securityholder Representative according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Acquiror or Securityholder Representative or lesser than the smallest value for such item claimed by either Acquiror or Securityholder Representative. Any determinations made by the Dispute Auditor pursuant to this Section 2.6(c) shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud. The fees and disbursements of the representatives of each party incurred in connection with their preparation or review of the Closing Statement and preparation or review of any Dispute Notice, as applicable, shall be borne by such party.

(d) At the Closing, Acquiror shall retain and hold back an amount in cash equal to each Stockholder’s and holder of Vested Company Options’ Pro Rata Portion of the Adjustment Fund Amount from the cash consideration otherwise payable to such Person pursuant to Section 1.3(b), Section 1.3(c) and Section 1.3(f)(i). At or promptly after the Closing, Acquiror shall deposit, or cause to be deposited, pursuant to an escrow agreement in customary form with Acquiom Clearinghouse LLC, a Delaware limited liability company (the “Escrow Agent”), the Adjustment Fund Amount into an account designated by the Company in a written notice delivered to Acquiror at least three (3) Business Days prior to the Closing Date (the “Adjustment Fund”), and, upon such deposit, Acquiror shall be deemed to have contributed to the Adjustment Fund, on behalf of such Securityholder, his, her, or its Pro Rata Portion of the Adjustment Fund Amount. The Adjustment Fund shall be accessed, and the Adjustment Fund Amount shall be used, solely by the Securityholder Representative to pay any Adjustment Amount owed to Acquiror as finally determined by the Dispute Auditor pursuant to Section 2.6(c). The Adjustment Fund shall be treated as received and deposited by the applicable Securityholders at Closing for Tax purposes and be held as a trust fund for the benefit of the applicable Securityholders and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Person.

(e) If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Merger Consideration shall be decreased by the Adjustment Amount. If the Adjustment Amount is a positive number, then prior to any distribution of the Adjustment Amount to the applicable Securityholders, the Securityholder Representative shall deliver to Acquiror and the Exchange Agent an updated Closing Statement (which need not be certified by an officer of the Company) setting forth the portion of the Adjustment Amount payable to each Securityholder. Within five (5) Business Days after the final determination of the Adjustment Amount, (i) Acquiror shall pay to the Exchange Agent the portion of the Adjustment Amount due to the Stockholders for further distribution to the Stockholders based on each such Securityholder’s Pro Rata Portion of the Adjustment Amount, (ii) Acquiror shall pay the portion of the Adjustment Amount due to the Optionholders holding Vested Company Options based on each such Optionholder’s Pro Rata Portion of the Adjustment Amount through the First Step Surviving Corporation’s or the Surviving Entity’s customary payroll processes (as applicable) (the “Payroll Processor”) within one payroll period after the final determination of the amount and (iii) the Securityholder Representative shall direct the Escrow Agent to deliver all amounts then-remaining in the Adjustment Fund (the “Adjustment Fund Release Amount”) to the Exchange Agent and/or the Payroll Processor (as applicable) for further distribution to the Stockholders and the Optionholders holding Vested Company Options in accordance with their respective Pro Rata Portions.

(f) If the Adjustment Amount is a negative number, then within five Business Days after the final determination of such amount (the “Acquiror Adjustment Amount”) in accordance with Section 2.6(c), the Securityholder Representative shall direct the Escrow Agent to disburse to Acquiror from the Adjustment Fund, cash equal to the absolute value of the Acquiror Adjustment Amount. For the avoidance of doubt, any then-remaining amounts in the Adjustment Fund shall represent Acquiror’s sole and exclusive recourse with respect to any Acquiror Adjustment Amount. Within five Business Days after the disbursement of the Acquiror Adjustment Amount from the Adjustment Fund, the Securityholder Representative shall direct the Escrow Agent to disburse all amounts then-remaining in the Adjustment Fund, if any, to the Exchange Agent and/or the Payroll Processor (as applicable) for further distribution to the Stockholders and the Optionholders holding Vested Company Options in accordance with their respective Pro Rata Portions.

(g) “Adjustment Amount” means the net amount (if disputed, as finally determined in accordance with Section 2.6(c) (as applicable)), which may be positive or negative, equal to:

(i) the Closing Cash minus the amount of the Estimated Closing Cash; plus

(ii) the Estimated Closing Indebtedness minus the amount of Closing Indebtedness; plus

(iii) the Estimated Third Party Expenses minus the amount of Third Party Expenses; plus

(iv) the Estimated Unpaid Pre-Closing Taxes minus the amount of Unpaid Pre-Closing Taxes; plus

(v) the Working Capital Adjustment Amount minus the amount of the Estimated Working Capital Adjustment Amount.

(h) On the Closing Date, (i) Acquiror shall cause the payment of the Estimated Third Party Expenses, if any, to the Persons identified on the Estimated Closing Statement and (ii) Acquiror shall cause the payment of the Estimated Closing Indebtedness, if any, to the Persons identified on the Estimated Closing Statement. The Company shall deliver all applicable wire instructions for the payment of any Estimated Third Party Expenses or Estimated Closing Indebtedness to Acquiror at least three (3) Business Days prior to the Closing.

2.7 Maximum Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration payable by Acquiror hereunder with respect to shares of Company Capital Stock (other than any excess amounts paid with respect to Dissenting Shares) and Company Options exceed the sum of the Merger Consideration plus the Milestone Payment plus any excess amount paid with respect to Assumed Options if the Milestone Payment is never earned. Notwithstanding anything to the contrary in this Agreement, Acquiror will not issue any shares of Acquiror Common Stock as part of the transactions contemplated by this Agreement in excess of an amount equal to (a) 19.9 percent of its outstanding shares of Acquiror Common Stock on the date of Closing less (b) 11,500,000 shares of Acquiror Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule delivered by the Company to Acquiror on the Agreement Date (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section, subsection, and subclause references that correspond to the sections, subsections, and subclauses of this Article III to which such information relates, and (ii) the information set forth in each section, subsection, and subclause of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section, subsection, or subclause of this Article III, and (B) any other representations and warranties set forth in this Article III if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, subsection or subclause of this Article III), the Company hereby represents and warrants to Acquiror and Merger Sub I as follows:

3.1 Organization and Good Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Except as would not be a Company Material Adverse Effect, the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification, license or good standing material to the Company’s business as currently conducted. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. The Company is not a “quasi-California corporation” pursuant to Section 2115 of the California Corporations Code.

(b) The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each validly adopted and approved and in full force and effect on the Agreement Date (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved any amendment to any of the Charter Documents.

(c) The Company does not have, and has never had, any subsidiaries.

(d) Section 3.1(d) of the Disclosure Schedule lists the directors and officers of the Company.

(e) Section 3.1(e) of the Disclosure Schedule lists every jurisdiction in which the Company has Employees or facilities or otherwise conducts its business as of the Agreement Date.

3.2 Authority and Enforceability.

(a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Mergers and the other transactions contemplated hereby and thereby. The Company representations in all certificates delivered under this Agreement, including all certificates delivered at Closing, will be true and correct in all material respects. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the Mergers and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreement to which the Company is a party or to consummate the Mergers or any other transactions contemplated hereby and thereby, other than the adoption of this Agreement and approval of the First Merger by (i) the Stockholders who hold at least a majority of the outstanding shares of Company Capital Stock, voting together as a single class and on an as-converted-to-Company Common Stock basis and (ii) the Stockholders who hold at least a majority of the outstanding shares of Company Preferred Stock (the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote or approval of the Stockholders required under Law, the Charter Documents and all Contracts to which the Company is a party to legally adopt this Agreement and approve the Mergers and the other transactions contemplated hereby.

(b) This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general and (ii) by general principles of equity (regardless of whether considered in a proceeding in equity or at law) ((i) and (ii) together, the “Bankruptcy and Equity Exception”).

(c) No “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or any other anti-takeover Law enacted under state or federal Law (including Section 203 of Delaware Law) or any anti-takeover provision in the Charter Documents is applicable to the Company, any shares of Company Capital Stock or other Company Securities, this Agreement, or the Mergers or the other transactions contemplated hereby.

3.3 Governmental Approvals. Except for (a) the filing of the First Certificate of Merger and the Second Certificate of Merger and (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, expiration or termination of waiting periods, declarations and filings as may be required under the HSR Act and any other applicable Antitrust Laws, applicable securities Laws and state “blue sky” Laws, no permit, notice, waiver, approval, declaration, Order or authorization of, or filing with, any Governmental Entity is required by, or with respect to, the Company in connection with the entry into, execution or delivery of this Agreement or any Related Agreements to which the Company is a party, the performance of its obligations hereunder or thereunder, or the consummation of the Mergers or any other transaction contemplated by this Agreement or any Related Agreement to which the Company is a party.

3.4 Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation or imposition of any Lien upon the assets of the Company and will not conflict with or result in any breach, violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any notice, consent, waiver, or approval under (any such event, a “Conflict”) (a) any provision of the Charter Documents, as amended, (b) any Material Contract, Company Authorization, or Lien to which the Company is a party or by which the Company or any of its properties or assets (whether tangible or intangible) are bound or subject, or (c) assuming compliance with Antitrust Laws, any Law or Order applicable to the Company or any of its properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c), as would not be reasonably expected to be material.

3.5 Company Capital Structure.

(a) As of the day immediately preceding the Agreement Date, the authorized capital stock of the Company consists of 105,257,399 shares of Company Common Stock, of which 9,545,530 shares are issued and outstanding as of the Agreement Date and 73,524,562 shares of Company Preferred Stock, of which 73,313,758 shares are issued and outstanding as of the Agreement Date, consisting of 21,944,021 shares of Series A-1 Convertible Preferred Stock, 21,944,021 of which is outstanding as of the Agreement Date, 8,873,967 shares of Series A-2 Convertible Preferred Stock, 8,873,967 of which is outstanding as of the Agreement Date, 21,185,768 shares of Series B-1 Convertible Preferred Stock, 21,080,368 of which is outstanding as of the Agreement Date, 7,132,316 shares of Series B-2 Convertible Preferred Stock, 7,026,912 of which is outstanding as of the Agreement Date, and 14,388,490 shares of Series C Convertible Preferred Stock, 14,388,490 of which is outstanding as of the Agreement Date. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to any Liens (other than a Permitted Lien), outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it or any of its assets is bound. None of the outstanding shares of Company Common Stock are Company Restricted Stock. All shares of Company Capital Stock and other Company Securities have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in material compliance with all Laws and all applicable Contracts, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in accordance with any right of first refusal or similar right or limitation. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock and the Company has never declared or paid any dividend or other distribution. Other than the Company Capital Stock set forth in Section 3.5(b) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(b) As of the Agreement Date, the Company Capital Stock is held of record by the Persons and in the amounts set forth in Section 3.5(b) of the Disclosure Schedule, which further sets forth for each such Person (i) name and the number of shares held, (ii) the class and series of such shares, (iii) the number of the applicable book-entry positions representing such shares, and (iv) whether such Person is or has ever been an Employee. All outstanding shares of Company Capital Stock are either represented by book entry positions or physical stock certificates.

(c) Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan providing for equity-related compensation to any Person (whether payable in shares, cash or otherwise). The Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and the Stockholders and is in full force and effect. The Company has reserved 24,704,815 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which 14,506,904 shares are issuable, as of the Agreement Date, upon the exercise of outstanding, unexercised options granted under the Plan, 3,854,460 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the Agreement Date and 6,343,451 shares remain available for future grant. Section 3.5(c) of the Disclosure Schedule sets forth, as of the Agreement Date, for each outstanding Company Option, the (1) name of the Optionholder thereof, (2) whether such Optionholder is an Employee, (3) the grant date and expiration date thereof, (4) whether such Company Option was granted pursuant to the Plan, (5) the vesting schedule (including all acceleration provisions) applicable to such Company Option and the extent to which such Company Option is vested to date, (6) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option to date, and (7) whether such Company Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, and whether such Company Option is, to the Knowledge of the Company, subject to Section 409A of the Code. The terms of the Plan and the applicable agreements for each Company Option permit the assumption or substitution of options to purchase Company Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all standard forms of Contracts relating to, or issued under, the Plan have been Made Available and such Contracts have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Contracts from the forms thereof Made Available. No holder of Company Options has the ability to early exercise any Company Options for shares of restricted stock under the Plan or any other Contract relating to such Company Options.

(d) Except for the shares of Company Capital Stock, the Company Options and the Company Warrants, as of the Agreement Date, there are no outstanding Company Securities. There are no rights, agreements, arrangements or commitments of any kind or character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to repurchase or redeem, or cause to be repurchased or redeemed, any shares of the capital stock of the Company or otherwise acquire any Company Securities. As of the Agreement Date, there are no outstanding or authorized, and the Company has no unfilled promises or commitments (whether or not binding) to issue, grant, or enter into any, stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company (whether payable in Company Securities, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other Contracts with respect to the voting stock of the Company, and there are no Contracts to which the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, right of first offer, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the First Merger, Acquiror will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all Company Securities.

(e) Section 3.5(e) of the Disclosure Schedule (i) identifies each Person with an offer letter or other Contract that contemplates a grant of Company Options or the issuance of other Company Securities, or who has otherwise been promised Company Options or other Company Securities, which Company Options have not been granted, or other Company Securities have not been issued, as of the Agreement Date (each, a “Specified Person”) and (ii) for each Specified Person, sets forth the number and type (including class and series, if applicable) of Company Options or Company Securities so contemplated or promised to be granted or issued.

(f) Section 3.5(f) of the Disclosure Schedule sets forth, as of the Agreement Date, all Indebtedness of the Company, including (i) the amount of such Indebtedness, (ii) a breakdown of the components of such Indebtedness, including any prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any or all of such Indebtedness were prepaid, extinguished, unwound and settled in full prior to maturity and (iii) any assets securing such Indebtedness. Other than as set forth on Section 3.5(f) of the Disclosure Schedule, the Company has no outstanding Indebtedness. The Company has Made Available a true, correct and complete copy of each Contract or other instrument evidencing Indebtedness of the Company. With respect to each such item of Indebtedness, the Company is not in default and no payments are past due. There are no outstanding loans or Indebtedness involving, on the one hand, the Company and on the other hand, any of the Securityholders. After giving effect to the Closing and the payment of all Closing Indebtedness set forth in Payoff Letters delivered to Acquiror prior to the Closing, the Company will have no Indebtedness, and each holder of any Indebtedness of the Company will have no rights in respect of such Indebtedness.

(g) The Company has no PPP Indebtedness. The Company has Made Available, complete and correct copies of the Company’s application for PPP Indebtedness, and evidence of repayment in full of such PPP Indebtedness. The Company’s prior PPP Indebtedness constituted one or more “covered loans” as defined in Section 1102(a)(2)(A) of the CARES Act. The Company at all applicable times met the eligibility requirements for application and receipt of any PPP Indebtedness and at all applicable times has been in compliance with the CARES Act with respect to any PPP Indebtedness.

(h) There is not any issued or outstanding bonds, debentures, notes or other Indebtedness of the Company (i) having the right to vote on any matters on which Stockholders may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company.

(i) The allocation of the Merger Consideration set forth in Article I is consistent with, and does not violate any of the Charter Documents, the Plan, or any Contract applicable to any Company Securities or Indebtedness of the Company, as amended immediately prior to the First Effective Time.

(j) To the Knowledge of the Company (without any inquiry), as of the Agreement Date, no Person that is not recognized by the Company to be a holder of any Company Securities has alleged, or has a reasonable basis to allege that it is such a holder, whether related to the Mergers or otherwise.

3.6 Company Financial Statements; Internal Financial Controls.

(a) Section 3.6(a) of the Disclosure Schedule sets forth the Company’s (i) unaudited balance sheet as of December 31, 2020 and the related unaudited statements of operations, cash flows, and stockholders’ equity for the twelve (12) month period then ended (the “Unaudited Year-End Company Financials”) and (ii) unaudited balance sheet as of June 30, 2021 (the “Company Balance Sheet Date”) and the related unaudited statements of operations, cash flows, and stockholders’ equity for the four (4) month period then ended (together with the Unaudited Year-End Company Financials, the “Company Financials”). The Company Financials have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that any unaudited Company Financials need not contain footnotes and other presentation items that may be required by GAAP). The Company Financials present fairly in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited balance sheet as of the Company Balance Sheet Date is referred to hereinafter as the “Current Company Balance Sheet.” The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements (including, without limitation, GAAP) and the Company Financials are consistent with such books and records.

(b) The Company maintains accurate business records, financial books and records, personnel records, legers, sales accounting records, Tax records and related work papers and other books and records (collectively the “Books and Records”) reflecting its assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability of its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not engaged in any material transaction or maintained any bank account except as reflected in its Books and Records. The Books and Records (A) are in all material respects true, complete and correct, (B) have been maintained in accordance with the Company’s business practices on a basis consistent with prior years, and (C) fairly reflect in all material respects the basis for the Company Financial Statements.

(c) Neither the Company (including any Employee) or, to the Knowledge of the Company, any of their Representatives, has received or otherwise obtained any written, or to the Knowledge of the Company, oral, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. There has been no fraud, whether or not material, involving any member of the board of directors or any officer of the Company or any employee of the Company who has a significant role in the Company’s internal control over financial reporting.

3.7 No Undisclosed Liabilities. The Company does not have any Liability, except for those that (a) have been reflected in the Current Company Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that are not material in amount or significance, either individually or in the aggregate, and do not result from a breach of Contract (including any representation or warranty therein), breach of warranty, violation of Law, infringement, misappropriation, or other tort, (c) are executory performance obligations arising under Contracts to which the Company is a party or otherwise bound and that do not result from breach of such Contract (including any representation or warranty therein), or (d) are Third Party Expenses, Closing Indebtedness, Unpaid Pre-Closing Taxes, or included as a liability in Closing Net Working Capital.

3.8 No Changes.

(a) Since December 31, 2020 through the Agreement Date, no Company Material Adverse Effect has occurred or arisen.

(b) Since the Company Balance Sheet Date through the Agreement Date, the Company has not taken any action that would be prohibited by Section 5.2 if proposed to be taken or actually taken after the Agreement Date.

3.9 Tax Matters.

(a) Tax Returns and Payments. Each Tax Return required to be filed by or on behalf of the Company with any Governmental Entity on or before the Closing Date (the “Company Returns”) that is an income or other material Tax Return: (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) is true, correct and complete in all material respects and has been prepared in substantial compliance with all Laws. All Taxes required to be paid by the Company (regardless of whether or not shown on any Tax Return) have been paid. The Company has delivered or made available to Acquiror accurate and complete copies of all income and other material Company Returns filed for taxable periods ending on or after December 31, 2016.

(b) Reserves for Payment of Taxes. The Company Financials accrue, in accordance with GAAP, all liabilities of the Company for unpaid Taxes with respect to all periods through the dates thereof. The Company has not incurred any liability for Taxes since the Company Balance Sheet Date outside of the ordinary course of business (other than any Taxes arising in connection with the Mergers).

(c) Audits; Claims. No audit involving a Tax Return of the Company is presently being conducted by any Governmental Entity. The Company has not received from any Governmental Entity any written: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company (other than automatic extensions for income Tax Returns not exceeding six (6) months permitted under applicable Law). To the Knowledge of the Company, no Action is pending or threatened against the Company in respect of any Tax. There are (and immediately following the Mergers there will be) no Liens for Taxes upon any of the assets of the Company except Liens for current Taxes not yet due and payable (and for which there are full and adequate accruals in accordance with GAAP).

(d) Distributed Stock. The Company has not distributed stock of another Person, and the Company has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the two (2) years prior to the Closing Date.

(e) 280G Matters. There is no agreement, plan, arrangement, Contract or Company Employee Plan covering any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) that, considered individually or considered collectively with any other such agreement, plan, arrangement, Contract or Company Employee Plan, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No Employee or any other Person is entitled to any payment of any tax “gross-up” or similar “make-whole” payments from the Company, including as a result of excise taxes which could become payable under Section 280G of the Code or Section 4999 of the Code.

(f) Tax Indemnity Agreements. The Company has never: (i) been a party to any Tax sharing, indemnification or allocation agreement (other than any commercial agreement entered into in the ordinary course of business the primary purpose of which is not Tax-related), or (ii) been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(g) FIRPTA. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No Other Jurisdictions for Filing Tax Returns. The Company is not subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or business operation in that other country. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be required to file a Tax Return in, or be subject to Tax by, that jurisdiction.

(i) Transfer Pricing. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the relevant transfer pricing Laws.

(j) Tax Shelters; Listed Transactions. The Company has not consummated or participated in, nor is the Company currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has never participated in, a “Reportable Transaction,” including, but not limited to, and is not currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Laws.

(k) Section 83(b) Matters. No Person holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(l) Withholding. The Company: (i) has complied in all material respects with all Laws relating to the payment, reporting and withholding of Taxes and (ii) has, within the time and in the manner prescribed by applicable Laws in all material respects, withheld from Employee wages or compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable U.S. federal, state, local and non-U.S. Laws, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, and Federal Unemployment Tax Act, determined without regard to any provisions of the 2020 Tax Acts.

(m) Change in Accounting Methods; Closing Agreements. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the First Effective Time as a result of: (i) any change in method of accounting made prior to the First Effective Time; (ii) any closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax Law) executed prior to the First Effective Time; (iii) any deferred intercompany gain or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring prior to the First Effective Time; (iv) any installment sale or open transaction disposition made prior to the First Effective Time; (v) any material amount of prepaid amounts or deferred revenue received prior to the First Effective Time; or (vi) the application of Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law). The Company has not made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(n) Tax Incentives. The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or Order.

(o) Tax Accounting. The Company uses the accrual method of accounting for income Tax purposes.

(p) Payroll Taxes. The Company has not applied for or received any credits of any payroll or employment Taxes described in the 2020 Tax Acts. The Company has not deferred the amount of the employer’s share of any “applicable employment taxes” pursuant to the 2020 Tax Acts.

(q) Section 409A Matters.

(i) Each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee or any Company Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A (each, a “Company NDCP”) has at all times been in all material respects in documentary and operational compliance with Section 409A, such that no compensation is required by Law to be included in the gross income of any Employee as of any date on or prior to the First Effective Time as a result of the operation of Section 409A of the Code. To the extent required by Law, the Company has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, or any Company Employee Plan, in each case covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under or other costs incurred as a result of Section 409A. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, or any Company Employee Plan, in each case which, individually or collectively, could give rise to any Tax under Section 409A of the Code.

(ii) No Company Option or other stock right of the Company (as defined in U.S. Treasury Regulation 1.409A-1(l)) (A) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (C) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (D) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Acquiror.

(r) The Company has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Mergers, taken together, from qualifying for the Intended Tax Treatment. The Company does not have any knowledge, after consultation with its tax advisors, of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying for the Intended Tax Treatment.

3.10 Real Property. The Company does not own and has never owned any real property nor is the Company party to any Contract to purchase or sell any real property. Section 3.10 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company (the “Leased Real Property”). Section 3.10 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the parties thereto, the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rent payable thereunder and all amendments, terminations and modifications thereof (the “Lease Agreements”). The Company has provided Acquiror with true, correct and complete copies of all Lease Agreements. All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms subject to the Bankruptcy and Equity Exception. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or materially alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any material rights of termination, amendment, acceleration or cancellation of any Lease Agreements, or otherwise materially adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. All security deposits and letters of credit given or received by the Company under the Lease Agreements remain in place in the full amounts required under the Lease Agreements and have not expired, been drawn upon or otherwise applied. The Company has not entered into any agreement, whether written, or oral, to defer rent or any other obligation under any Lease Agreement or with respect to any Leased Real Property to any period after the Closing Date and no rent or other obligation under a Lease Agreement or with respect to any Leased Real Property has been deferred in such manner. The operation of the Company on the Leased Real Property does not, nor does, to the Company’s Knowledge, such Leased Real Property, violate any Law relating to such property or operations thereon. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company expects to be able to continue to have the right to occupy the Leased Real Property through the remainder of the term of the applicable Lease Agreement.

3.11 Property. The Company has good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold interests or license rights in, all properties and assets (including, without limitation, Leased Real Property), real, personal and mixed, used or held for use by the Company in its businesses, free and clear of any Liens, except (a) as reflected in the Current Company Balance Sheet, and (b) Permitted Liens. All such items of property (i) are adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, subject to normal wear and tear, and, to the Knowledge of the Company, there is no item of material deferred maintenance affecting the Leased Real Property.

3.12 Intellectual Property.

(a) Disclosures. The Disclosure Schedule completely and accurately identifies:

(i) in Section 3.12(a)(i) of the Disclosure Schedule, (A) each item of Company IPR that is Registered IP (“Company Registered IP”); (B) the jurisdiction in which such item of Company Registered IP has been registered or filed, the applicable application, registration or serial number and the applicable application, filing or registration date; and (C) all current owners, registrants or assignees of such item, and the nature of such Person’s ownership interest;

(ii) in Section 3.12(a)(ii) of the Disclosure Schedule, each Inbound License to any Intellectual Property Rights that are material to the business of the Company, other than Contracts for (A) Open Source Licenses or Contracts primarily for granting rights or licenses with respect to Shrink-Wrap Software; (B) nondisclosure agreements that do not contain any licenses of Intellectual Property Rights other than limited rights to use confidential information for the purposes expressly stated therein; and (C) non-exclusive licenses of Intellectual Property Rights granted by Employees that are on a Standard Form IP Contract without material deviation; and

(iii) in Section 3.12(a)(iii) of the Disclosure Schedule, each Outbound License of any material Company IP, other than (A) Contracts substantially in the form of the applicable Standard Form IP Contract without material modifications that have been entered into in the ordinary course of business; (B) nondisclosure agreements that do not contain any licenses of Intellectual Property Rights other than limited rights to use confidential information for the purposes expressly stated therein; and (C) non-exclusive licenses of Intellectual Property Rights granted to Employees that are on a Standard Form IP Contract without material deviation.

(b) Standard Form IP Agreements. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.

(c) Right to Use; Ownership Free and Clear. The Company (i) solely (or solely as set forth on Section 3.12 of the Disclosure Schedule, jointly) owns or exclusively licenses all right, title and interest to and in the Company IP free and clear of any Liens (other than non-exclusive licenses to Company IP and Permitted Liens), and (ii) possesses a valid and, to the Knowledge of the Company, enforceable license to use all other Technology and Intellectual Property Rights used by the business of the Company. Without limiting the generality of the foregoing:

(i) (A) each Employee involved in the creation or development of any material Company IP has signed a valid agreement containing an enforceable irrevocable assignment of all rights, title and interest in and to such Company IP created or developed by that Employee to the Company, and confidentiality provisions protecting the Company IP substantially in form of the Company’s Standard Form IP Contract for employees (a copy of which has been Made Available (the “Employee Proprietary Information Agreement”)), (B) each consultant or independent contractor who is or was involved in the invention, creation, development, design, authoring, modification, or reduction to practice (“Development”) of any material Company IP has signed a valid agreement containing an enforceable irrevocable assignment of all rights, title and interest in and to Company IP developed by that consultant or independent contractor to the Company substantially in form of the Company’s Standard Form IP Contract for consultants or independent contractors (a copy of which has been Made Available (together with the Employee Proprietary Information Agreement, the “Proprietary Information Agreements”)), as the case may be, that provides for the Company to have complete and exclusive ownership of such Company IP, and (C) all development of material Company IP was undertaken by the Company’s (x) Employees acting within the scope of their employment, and (y) current or former consultants and independent contractors acting within the scope of their engagement;

(ii) no Employee has excluded from assignment to the Company, or otherwise reserved or retained any rights in or to, any Intellectual Property Rights incorporated into or used in connection with any Company Product or the business of the Company (excluding where a consultant or independent contractor has granted the Company a perpetual, non-exclusive, royalty-free right and license to that consultant or independent contractor’s background Intellectual Property Rights incorporated into or used in connection with any Company Product or the business of the Company);

(iii) no other Person, Employee or former employer of any Employee has any claim, right or interest to or in any owned Company IP;

(iv) To the Knowledge of the Company, no Employee is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights;

(v) no funding, facilities or personnel of any Governmental Entity or of any university, college, other educational institution, or research center were used by the Company, or, to the Company’s Knowledge, any third Person, to develop or create any Company IP owned or exclusively licensed to the Company;

(vi) the Company has not permitted the rights of the Company in any Intellectual Property Right that is or was Company IPR material to the Company Product to enter into the public domain, or to be abandoned or lapsed other than abandonments or lapses knowingly undertaken in the ordinary course of business;

(vii) no Company IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company;

(viii) the Company has not assigned or otherwise transferred ownership of or granted an exclusive license with respect to, or agreed to assign or otherwise transfer ownership of or grant an exclusive license with respect to, any material Intellectual Property Right that is or was Company IPR; and

(ix) except as set forth on Section 3.12(c)(ix) of the Disclosure Schedule, all Company IP is (and following the Closing will be) fully transferable, alienable and licensable by the Company (or the Surviving Entity) without restriction and without payment of any kind to any third party and shall be available for use by the Company (or the Surviving Entity) immediately after the Closing Date on substantially identical terms and conditions to those under which the Company owned or used the Company IP prior to the Closing Date.

(d) Valid and Enforceable. Each item of Company Registered IP (other than any knowingly abandoned by the Company in a manner consistent with Section 3.12(c)(vi)) is subsisting and enforceable, and, to the Knowledge of the Company, valid. All filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.

(e) Government Rights. There is no prohibition or restriction by any Governmental Entity on the use of the Company IPR. No rights have been granted to any Governmental Entity with respect to any Company Products, or under any Company IP.

(f) Effects of This Transaction. None of the execution, delivery or performance of this Agreement or any Related Agreement to which the Company is a party, or the consummation of any of the transactions contemplated by this Agreement or any Related Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP other than any Permitted Lien; (ii) Acquiror or any of its Affiliates, or the Company, becoming bound by or subject to any non-compete or other restriction on the operation or scope of their respective businesses; (iii) the release, disclosure or delivery of any Source Code that is authored by the Company (“Company Source Code”) or is to any Company Products by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Technology or Intellectual Property Rights of Acquiror or any of its Affiliates; or (v) any material increase in royalties or other payments due from the Company under any Contract or diminish or decrease any royalties or other payments to which the Company would otherwise be entitled under any Contract.

(g) No Restrictions. The Company is not a party to, and no asset or property of the Company is bound or affected by, any Contract, judgment, injunction, order or decree, that restricts or prohibits the Company or, following the Merger, will restrict or prohibit Acquiror or any of its Affiliates, from freely engaging in the business of the Company or from competing anywhere in the world (including any Contracts, judgments, injunctions, orders or decrees restricting the geographic area in which the Company or, following the Merger, Acquiror or any of its Affiliates may sell, license, market, distribute or support any products, Intellectual Property Rights or Company Technology or provide services or restricting the markets, customers or industries that the Company or, following the Merger, Acquiror or any of its Affiliates may address in operating the business of the Company or restricting the prices that the Company or, following the Merger, Acquiror or any of its Affiliates may charge for Company IP, Company Technology or Company Products (including most favored customer pricing provisions)), or includes any grants by the Company or, following the Merger, Acquiror or any of its Affiliates of exclusive rights or licenses, noncompetition rights, rights of refusal, rights of first negotiation or similar rights, except as set forth on Section 3.12(g) of the Disclosure Schedule.

(h) No Third Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IPR. The Company has not brought any actions or lawsuits alleging infringement, misappropriation or other violation of any Company IP.

(i) No Infringement of Third Party IP Rights. The conduct of the business of the Company as previously conducted and currently conducted, including the design, development, use, promotion, marketing, provision, delivery, distribution, offering, sale, support, making available, and licensing out of any Company Product, (i) has not infringed, misappropriated, or otherwise violated, does not infringe, misappropriate or otherwise violate, and will not (when the business of the Company is conducted in a substantially similar manner) infringe, misappropriate, or otherwise violate any Intellectual Property Right of any other Person, and (ii) has not constituted, does not constitute, and will not (when the business of the Company is conducted in a substantially similar manner) constitute unfair competition or trade practices under the Laws of any jurisdiction. Without limiting the generality of the foregoing: (x) no infringement, misappropriation or similar Action, or any Action alleging unfair competition or trade practices, is pending or has been threatened against the Company or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Action; and (y) within the past four years, the Company has not received written notice (or, to the Knowledge of the Company, other notice) from any Person (A) claiming any infringement, misappropriation or other violation of any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction nor is there any basis therefor, or (B) inviting the Company to license any Intellectual Property Right of another Person.

(j) Contaminants; Vulnerabilities; Spyware or Malware. As of the Agreement Date, to the Company’s Knowledge, none of the Company Products contains any Contaminants, or any bug, vulnerability, defect, or error that could adversely affect their availability, performance, security, and integrity. The Company uses commercially reasonable, but no less than industry standard, measures to prevent the introduction of Contaminants and bugs, vulnerabilities, defects and errors into the Company Products.

(k) Use of Open Source Code.

(i) [Reserved].

(ii) The Company has not used, modified, or distributed any Open Source Software in a manner that: (A) requires (or conditions the use or distribution of such software on) the disclosure, licensing or distribution of any Company IP; (B) imposes any restriction on the consideration to be charged for the distribution of any Company Technology, (C) grants, or purports to grant, to any third party, any rights or immunities under any Company IPR; or (D) could or does otherwise impose any other limitation, restriction or condition on the right or ability of the Company to use, license or distribute any Company IP. The Company has complied in all material respects with all of the terms and conditions of each applicable Open Source License. No Software authored by or for the Company is subject to or has been licensed or made available under the terms of any Open Source License or contributed to any open source project.

(l) Confidential Information. The Company has taken reasonable steps to protect its Confidential Information, and, to the Company’s Knowledge, there has been no loss of or unauthorized access to or disclosure of any Confidential Information. Neither the Company nor, to the Company’s Knowledge, any other Person acting on its behalf has misappropriated, violated, or improperly obtained or used the confidential or non-public information (including trade secrets) of any third Person.

(m) Standards Organizations. The Company is not currently and has not been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP (or that could, following the Merger, require or obligate Acquiror or any of its Affiliates to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights of Acquiror or such Affiliate).

(n) Company Source Code. Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or deposited or agreed to deposit with any escrow agent or other Person, any Company Source Code, other than disclosures to Employees bound by Proprietary Information Agreements or a similarly protective written agreement or to third party consultants, contractors or Contract Research Organizations of the Company bound by Proprietary Information Agreements or a similarly protective written agreement. No Person other than an Employee bound by a Proprietary Information Agreement has accessed or obtained any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure or delivery of any Company Source Code to any Person (including escrow agents) other than an Employee bound by a Proprietary Information Agreement or a similarly protective written agreement or to third party consultants, contractors or Contract Research Organizations of the Company bound by Proprietary Information Agreements or a similarly protective written agreement.

(o) Personal Data.

(i) Section 3.12(o)(i) of the Disclosure Schedule sets forth a description of the categories of Private Data collected, created, or otherwise obtained or processed by or for the Company, including any Private Data processed by Company Technology or collected by third Persons and provided to the Company. The Company, the Company Technology, and all third parties performing services for the Company (in the case of such third parties relating to the performance of services for the Company) comply, and have at all times complied with all applicable Privacy Obligations.

(ii) All Company Privacy Policies have been Made Available. There are no unsatisfied requests from individuals to the Company seeking to exercise rights under Privacy Obligations. With respect to each Person performing services for the Company and permitted to access or otherwise process Private Data or Confidential Information, the Company has bound such Person to (A) applicable restrictions and obligations that apply to the Company and to implement reasonable means, appropriate to the nature of such Private Data or Confidential Information, for protecting such Private Data or Confidential Information from unauthorized access, use, disclosure, and processing; and (B) comply with all Privacy Obligations. The Company has sufficient rights and authority under its Contracts with consumers and other Persons to permit the use and other processing of all Private Data in connection with the development, offering, and provision of Company Technology, including for purposes of developing and making available all such Company Technology. Neither the execution, delivery and performance of this Agreement nor the transfer of all Private Data maintained or otherwise processed by or for the Company from the Company to Acquiror or any subsidiary of Acquiror will result in a material breach or violation of any Privacy Obligation or any Company Privacy Policy. There is no, and

has been no, complaint to, or any audit, proceeding, investigation (formal or informal) or actual or threatened Action, in each case, against the Company by any private party or any Governmental Entity, relating to (i) the creation, collection, storage, hosting, use, disclosure, transmission, transfer, disposal, security, possession, interception, or other processing of any Private Data by or for the Company or (ii) the security, confidentiality, availability, or integrity of any Systems or of any data or Company IP maintained or otherwise processed by or for the Company.

(p) Security Measures. During the past two years, the Company has at all times implemented, maintained, and monitored commercially reasonable plans, policies, and measures (including with respect to technical, administrative, and physical security), appropriate to the nature of the System or data, as applicable, to preserve and protect the confidentiality, availability, security, and integrity of all Systems, as well as all Private Data and Confidential Information stored or otherwise processed on such Systems or otherwise by or for the Company. The Company’s security plans, policies, and measures comply and at all times have complied, in all material respects, with all applicable Privacy Obligations, Company Privacy Policies, and contractual obligations. To the Knowledge of the Company, there have been no intrusions, security incidents, or breaches of the security of any Systems, nor any security incidents or breaches with respect to, or any accidental or unlawful access to, loss of, or unauthorized destruction, acquisition, alteration, use, or other processing of, any Private Data or Confidential Information stored or otherwise processed by or for the Company.

3.13 Material Contracts.

(a) Section 3.13(a) of the Disclosure Schedule identifies, as of the Agreement Date, in each subpart that corresponds to the subsection listed below, any Contract, (x) to which the Company is a party, (y) by which the Company or any of its assets is otherwise bound, or (z) under which the Company has any right or interest (collectively, the “Material Contracts”):

(i) that is with a Company Supplier pursuant to which the Company is purchasing from such Company Supplier for annual payments by the Company of $100,000 or more;

(ii) pursuant to which (A) the Company has been appointed a partner, reseller, distributor, referral agent, OEM or independent software vendor of any products or services of any other Person, or (B) the Company has appointed another party as a partner, reseller, distributor, OEM or independent software vendor of any Company Product;

(iii) pursuant to which (A) the Company is bound to or has committed to provide any Company Product, Company IP, or any other services to any third party on a most favored nation basis or similar terms, or (B) the Company is bound to, or has committed to provide or license, any Company Product or Company IP to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(iv) imposing or purporting to impose any restriction or limit on the right or ability or freedom of the Company (or that would impose or purport to impose any restriction or limit the right or ability or freedom of Acquiror or any of its Affiliates after the Mergers): (A) to engage in any business practices or other activities in any material manner; (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to acquire or license any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell or license any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (D) to develop, license, or distribute any software or technology;

(v) that is a data processing agreement, business associate agreement, or other Contract relating primarily to privacy, data protection, or data security obligations, in connection with the creation, collection, use, disclosure, storage, access or other processing of Private Data;

(vi) set forth or required to be set forth in Sections 3.12(a)(ii) or 3.12(a)(iii) of the Disclosure Schedule;

(vii) relating to the development of any Technology (A) independently or jointly, by the Company for any other Person, or (B) for the Company, or the provision of consulting, development, sales or any other services to the Company, in each case, by any other Person, but other than agreements in the form of the applicable Proprietary Information Agreement without material modifications;

(viii) relating to the escrow of any Company Source Code;

(ix) involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;

(x) that is a collectively bargained agreement or other Contract or arrangement (each a “Labor Agreement”) with any union, works council, trade union, employee representatives, personnel delegates or similar labor relations entity, labor organization or group of employees (each, a “Labor Entity”);

(xi) that is an agreement with any current contractor, developer, consultant, or advisor of the Company, other than agreements in the form of the applicable Proprietary Information Agreement without material modification;

(xii) that is a Lease Agreement;

(xiii) that grants any retention, change of control, severance or termination pay or benefits (in cash, Company Securities, or otherwise) to any Employee;

(xiv) that is a Company Employee Plan, including any employment agreement, offer letter, or similar Contract that sets forth the terms and conditions of employment with any current Employee that cannot be terminated at will by the Company without payment or other liability;

(xv) relating to capital expenditures and involving future payments in excess of $5,000,000 individually or $20,000,000 in the aggregate (over a twelve (12) month period);

(xvi) that is a settlement agreement relating to any material Action;

(xvii) relating to any past, present, or future disposition or acquisition of (A) any material assets outside of the ordinary course of business or (B) any interest (Equity Interest or otherwise) in any Person or other business enterprise;

(xviii) relating to any mortgages, indentures, guarantees, pledges, performance or completion bonds, indemnity or surety arrangements, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien (other than Permitted Liens) with respect to any asset of the Company;

(xix) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xx) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;

(xxi) that is with a Governmental Entity, or constitutes or relates to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;

(xxii) that is with any investment banker, broker, financial advisor or similar party, or accountant, legal counsel or other Person retained by the Company in connection with this Agreement and the transactions contemplated hereby; or

(xxiii) that relates to, or involves Liabilities or payment obligations of any party thereto, in excess of $100,000 in any given twelve (12) month period or $250,000 in the aggregate over the term of the Contract, including any Liability or payment obligation that may arise in the future upon the satisfaction or occurrence of any terms, conditions, termination, event, covenants or otherwise, in each case, that is not cancellable without penalty within 30 days.

(b) The Company has Made Available true, correct and complete copies of all Material Contracts, including all amendments thereto. All Material Contracts are in writing. Each Material Contract is valid and in full force and effect and is enforceable by the Company and, to the Knowledge of the Company, each other party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception; and rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not violated or breached, or committed any default under, any Material Contract and, to the Company’s Knowledge, no other Person that is party to a Material Contract has violated or breached, or committed any default under, such

Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. The Company has not received any written (or, to the Knowledge of the Company, other) notice regarding any actual or alleged violation or breach of, or default under, any Material Contract. The Company has not waived any of its rights under any Material Contract. The Company has fulfilled all obligations required to have been performed by them pursuant to each Material Contract. No Person has threatened in writing (or, to the Knowledge of the Company, otherwise) to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other term or provision of any Material Contract.

3.14 Employee Benefit Plans.

(a) Schedule. Section 3.14(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan. No Person, other than an Employee, is or was party to or a participant of any Company Employee Plan. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan, to amend or modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any Law, in each case, as previously disclosed to Acquiror in writing, or as required by this Agreement), or to enter into any Company Employee Plan.

(b) Documents. The Company and each of its ERISA Affiliates has Made Available, to the extent applicable: (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of all modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (vii) all material, non-routine correspondence during the last three years to or from any governmental agency relating to any Company Employee Plan, (viii) discrimination tests for each Company Employee Plan for the two most recent plan years, and (ix) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. There is no fact, condition, or circumstance since the date the documents were provided in accordance with this Section 3.14(b) above, which would affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. No verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration.

(c) Employee Plan Compliance. The Company and each of its ERISA Affiliates, in all material respects, have performed all obligations required to be performed by them under, and are in compliance with, the requirements prescribed by any and all applicable statutory or regulatory Laws, are not in default or violation of, and the Company and each of its ERISA Affiliates has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained, in all material respects, in accordance with its terms and all Laws (including ERISA and the Code and the regulations promulgated thereunder). With respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code, the Company has obtained a favorable determination and/or opinion letter and there has been no event, condition or circumstances that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Actions pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA can be amended, terminated or otherwise discontinued after the First Effective Time in accordance with its terms, without material liability as a result of such amendment termination or discontinuance to Acquiror, the Company or any ERISA Affiliate (other than (i) ordinary administration expenses and benefits accrued through the date of amendment, termination or discontinuance or (ii) any liability assumed by Acquiror pursuant to Section 7.5(d)). There are no Actions pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its ERISA Affiliates have, in all material respects, timely made all contributions and other payments (including, but not limited to, insurance premiums) required by and due under the terms of each Company Employee Plan.

(d) No Pension Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) No Self-Insured Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides welfare benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or similar state statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by COBRA (or similar state statute).

(h) No International Employee Plans. Neither the Company nor any ERISA Affiliate currently has, nor has it ever, maintained, established, sponsored, participated in, or contributed to any International Employee Plan.

(i) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of any of the Mergers (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness of any Employee, (iii) increase any payments or benefits otherwise payable or to be provided by the Company (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code, (v) result in the funding of any payment or benefit to any Employee, (vi) limit the right of the Company, any of its ERISA Affiliates, or any of their successors to amend, modify, suspend, merger or terminate any Company Employee Plan or related trust, or (vii) increase the cost to the Company or impose a loss to any Employee under any Company Employee Plan (including, but not limited to, as a result of the termination of any Company Employee Plan).

3.15 Employment Matters.

(a) The Company has Made Available an accurate and complete table entitled “Schedule 3.15(a)” setting forth (i) the name, (ii) hiring date, (iii) title, (iv) status (full-time or part-time employee status), (v) work location, (vi) visa information, if applicable, (vii) annual salary or applicable base wages, (viii) exemption status under the Fair Labor Standards Act and applicable state law, (ix) any commission and bonus target, (x) any leave status and applicable return to work date, of each current employee of the Company as of the Agreement Date. To the Knowledge of the Company, no current employee of the Company has provided written notice of their intent to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement.

(b) The Company has Made Available an accurate and complete table entitled “Schedule 3.15(b)” of all natural persons who have a current contracting, consulting, advisory, or similar relationship with the Company, including (i) the name of such service provider, (ii) a brief description of services, (iii) the affiliated third-party entity (if applicable), (iv) any pay arrangement or other compensation for services, and (v) the location of services. The Company has also made available an accurate and complete copy of each Contract with each such Person under with the Company has any ongoing obligation or Liability.

(c) Compliance with Employment Laws. The Company is and has been in compliance, in all material respects, with all Laws and any applicable Labor Agreement respecting employment, employment practices, terms and conditions of employment, collective bargaining, worker classification (including the proper classification of workers as independent contractors or consultants and classification of employees as exempt or non-exempt under applicable Laws), Tax declaration and withholding, withholding and payment, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, leave of absence, affirmative action, workers’ compensation, disability rights or benefits, employee privacy, immigration, occupational safety and health, wages (including overtime wages), compensation, and hours of work. The Company: (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not delinquent in payment of wages, compensation, severance pay, bonuses, commissions, reimbursements, or any other compensation or other amounts accrued by Employees as of the Agreement Date (other than payments in arrears scheduled to be made in the normal course of business) or any penalty for failure to comply with any of the foregoing, and (iii) is not materially liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company, any ERISA Affiliate, or any of their Employees (or applicant for employment) relating to any Employee, applicant for employment, employee Contract or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened Actions against Company, any ERISA Affiliate, any Company trustee under any worker’s compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate is party to a conciliation agreement, consent decree or other Contract or Order with any federal, state, or local agency or Governmental Entity with respect to employment practices. Except as would not be material neither the Company nor any ERISA Affiliate has liability with respect to (x) any misclassification of any Employee currently or formerly as an independent contractor, consultant, advisor, or similar service provider rather than as an employee, (y) any Employee leased from another employer, or (z) any misclassification of any employee currently or formerly classified as exempt from overtime wages. The Company has Made Available accurate and complete copies of all employee manuals and handbooks, codes of conduct, policy statements and other similar material documents in effect as of the Agreement Date relating to the employment of the employees of the Company.

(d) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any Labor Entity to organize any current employees. Within the past two (2) years, the Company has not been alleged to have engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Law. The Company is not presently, nor has it been in the past two (2) years, a party to, or bound by, any Labor Agreement with respect to any current employees and no such agreement is being negotiated by the Company.

(e) No Interference or Conflict. To the Knowledge of the Company, no current employee is obligated under any Contract, subject to any Order of any Governmental Entity that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the business of the Company and neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such current employees in connection with the carrying on of the Company’s business as presently conducted will conflict with, or result in a breach or default under, any Contract under which any of such current employees is now bound.

(f) COVID-19. The Company has materially complied with all applicable Laws regarding COVID-19, including all applicable federal, state and local orders (whether in the United States or any other jurisdiction) regarding shelters-in-place or similar orders, and all guidance published by a Governmental Entity concerning workplace and employee health and safety practices, and have taken commercially reasonable precautions regarding the health and safety of their employees. All employees are reasonably able to conduct their duties in accordance with any applicable shelters in place or similar orders, in connection with the operation of the Company’s business as currently conducted. Since March 1, 2020, the Company has not instituted a furlough, salary reduction, or layoff in response to COVID-19.

3.16 Governmental Authorizations. Each consent, license, permit, franchise, grant or other authorization or approval (a) pursuant to which the Company operates or holds any interest in any of its respective properties, or (b) which has been or is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its businesses as currently conducted or hold any interest in its properties or assets as currently held and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Mergers. The Company has been and is in compliance in all material respects with the terms and conditions of the Company Authorizations. The Company has not received any written (or to the Knowledge of the Company, other) notice of any breach, violation, or default under or with respect to any Company Authorization.

3.17 Litigation. There is no, and there never has been any, (a) material Action of any nature pending or, to the Company’s Knowledge, threatened against the Company, its properties and assets (tangible or intangible) or any of its respective officers or directors (in their capacities as such), or (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company, its properties and assets (tangible or intangible) or any of its respective officers or directors (in their capacities as such) (including any inquiry as to the qualification of the Company to hold or receive any license or permit). There is no Action by the Company pending or threatened against any other Person.

3.18 Insurance. Section 3.18 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been timely paid (or if installment payments are due, will be timely paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there has been no threatened, termination of, or premium increase with respect to, any of such policies. None of the Company nor any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.19 Compliance with Health Care Laws.

(a) The Company has not, distributed, exported, imported, promoted or commercialized any of its Company Products for any diagnostic or clinical use that would subject such products or services to regulation, authorization, premarket notification, certification, clearance, or approval by the U.S. Food and Drug Administration (“FDA”) or other federal, state, local, or foreign governmental authorities or regulatory authorities as medical products or services, including in vitro diagnostic products, medical devices, clinical laboratory services, or clinical or diagnostic sequencing services. The Company has not received any pending or threatened claim, complaint, suit, proceeding, hearing, enforcement audit, investigation, arbitration, or other adverse action from any third party, including any governmental or regulatory authority or customer, alleging product liability, lack of proper informed consent or authorization, lack of independent review by an institutional review board, ethics committee or a comparable authority, noncompliance or violation of any Health Care Law, including good laboratory practice, good clinical practice, or good manufacturing practice requirements.

(b) The Company has not conducted any testing or investigation of its products or applied any of its services involving human subjects or human biological samples, has never contracted with a third party to conduct such testing or investigation or applied any of its services involving human subjects or on human biological samples, and does not have any plans to conduct any such testing or investigations or to apply any such services involving human subjects or on human biological samples.

(c) The Company holds, and is operating in compliance with, all licenses, certificates, approvals, permits, or other similar authorization of the FDA or other federal, state, local, or foreign governmental authorities or regulatory authorities that are required for the conduct of the Company’s business as currently conducted (collectively, the “Regulatory Permits”), and all such Regulatory Permits are in full force and effect. The Company holds all rights, title and interest in and to all Regulatory Permits and has not granted any third party any right or license to use, access or reference the Regulatory Permits. The Company has fulfilled and performed all of its material obligations with respect to the Regulatory Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the Company. All applications, notifications, submissions, information, claims, reports, and other data and conclusions derived therefrom (collectively, “Submissions”) utilized as the basis for or submitted by the Company (if any) for any Regulatory Permit relating to the Company, its business, and the Company Products, when submitted to the applicable regulatory authority by the Company were true, complete, and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections, or modification to such Submissions have been submitted to such governmental authorities or regulatory authorities.

(d) The Company has operated and is currently in compliance in all material respects with all Health Care Laws.

(e) Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees, or agents has been convicted of any crime or engaged in any conduct that could result in debarment, exclusion, or disqualification by any governmental or regulatory authority, or been debarred, suspended, or excluded from participation in any governmental health care program. No claims, actions, proceedings or investigations that would reasonably be expected to result in such debarment, exclusion, or disqualification are pending or threatened in writing against the Company or, to the Knowledge of the Company, any of its directors, officers, employees, or agents. The Company is not a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any governmental or regulatory authority.

(f) The Company has not executed any agreements as a business associate, as defined at 45 CFR § 160.103 under HIPAA. The Company is not aware of any incident of unauthorized access, disclosure, or use of any protected health information, or any data breach, that would require notification to the affected person(s) or reporting to the Office for Civil Rights, or other comparable federal, state, local, or foreign governmental authorities or regulatory authorities.

3.20 Compliance with Laws.

(a) General. For the past four (4) years, the Company has at all times complied with and is currently in compliance, in all material respects, with any Law to which the Company or any of the properties, assets or business activities of the Company are subject. During the past four (4) years, the Company has not received any written (or, to the Knowledge of the Company, other) notice of any actual or potential noncompliance with any Law.

(b) Export Control and Trade Sanctions Laws. The Company has at all times conducted its export and related transactions in accordance with all applicable U.S. export, re-export, and anti-boycott Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions Laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and all other applicable import and export controls in the other countries in which the Company conducts business.

(c) Anti-Corruption. None of the Company or its controlled Affiliates (including any of their officers, directors, employees, or to the Company’s Knowledge, agents or other Person associated with or acting on their behalf) have offered, made, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to a Governmental Official, or to any Person acting in an official capacity for or on behalf of any such Governmental Entity, for purposes of (i) influencing any act or decision of any Person, or such Governmental Official in his or her official capacity, or (ii) inducing any Person or such Governmental Official to do or omit to do any act in violation of the lawful duty of such Person or Governmental Official, or (iii) inducing such Person or Governmental Official to use his or her influence improperly, including with a Governmental Entity, to affect or influence any act or decision of such Governmental Entity in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person. The Company and its controlled Affiliates have established sufficient internal controls and procedures to ensure compliance with Applicable Anti-Corruption Laws. The books, records and accounts of the Company and its controlled Affiliates have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of its and their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company or its controlled Affiliates relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its controlled Affiliates has established or maintained a secret or unrecorded fund. There is no current, pending, or, to the Knowledge of the Company, threatened Actions against the Company or any of its controlled Affiliates or any director, officer, employee, agent or intermediary thereof with respect to any Applicable Anti-Corruption Laws.

(d) Environmental. The Company is and has been in compliance in all material respects with all Environmental Laws. No Action is pending or, to the Knowledge of the Company, threatened, that alleges a material breach, violation or liability under Environmental Laws or that relates to the presence, release or exposure to Hazardous Materials. The Company has not manufactured, distributed, disposed of, arranged for the disposal of, transported, released, or exposed any Person to, any Hazardous Material, and no property is contaminated with any such Hazardous Material in a manner that would result in liability pursuant to Environmental Law. The Company has not retained or assumed, either contractually or by operation of Law, any Liabilities or obligations of any other Person arising under Environmental Law. The Company has made available all environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or control relating to the Company or any of the Company’s current or former facilities.

3.21 Company Suppliers. Section 3.21 of the Disclosure Schedule contains a true, correct and complete list, as of the Agreement Date, of the top ten suppliers or vendors of the Company, whether of products, services, Intellectual Property Rights or Technology or otherwise, sorted by and listing dollar volume of purchases, respectively, for each of the calendar years 2020 and 2021 to June 30, 2021 (each such Person, a “Company Supplier”). As of the Agreement Date, the Company has not received written (or, to the Knowledge of the Company, other) notice, nor does the Company have Knowledge to believe, that any Company Supplier (i) intends to or in fact did cancel, terminate or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) for any reason, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply or support products or services to or for the Company in quantities and manner consistent with past practice. The Company has no customers, distributors or resellers of Company Products.

3.22 Interested Party Transactions.

(a) No officer or director or, to the Knowledge of the Company, any other Stockholder (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, any interest in any Person party to, or is a party to, any Material Contract, other than ordinary course Company Employee Plans that have been Made Available; provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.22(a).

(b) All Material Contracts and all transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any Technology or Intellectual Property Rights to, the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

(c) To the Knowledge of the Company, there are no Contracts with regard to contribution or indemnification between or among any of the Securityholders.

3.23 Books and Records. Except for any minute books containing summaries of any board or transaction committee meetings held in connection with the proposed Mergers, the minute books of the Company for the past three (3) years have been Made Available and are complete and up-to-date and have been maintained in accordance with sound and prudent business practice. Except for any board or transaction committee meetings held in connection with the proposed Mergers, the minutes of the Company contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors of the Company (and any committees thereof) for the past three (3) years.

3.24 Certain Third Party Expenses. Except for Jefferies LLC (the fees and expenses of which will be treated as Third Party Expenses), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to financial advisory, investment banking or other similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Acquiror, the Surviving Entity or any of their respective subsidiaries incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

3.25 No Other Representations; No Reliance. Notwithstanding anything herein to the contrary, the representations and warranties of the Company expressly set forth in this Article III are and shall constitute the sole and exclusive representations and warranties made with respect to the Company in connection with this Agreement, the Mergers and the other transactions contemplated hereby. Except for the representations and warranties referred to in previous sentence, none of the Company or any other Person has made or is making any express or implied representations or warranty of the Company, statutory or otherwise, of any nature. Acquiror and

Merger Subs hereby acknowledge and agree that (a) except for the representations and warranties set forth in Article III or the Related Agreements, none of the Company or any of its Affiliates, Stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or its business or operations, (b) all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, and (c) none of Acquiror, Mergers Subs or their respective Affiliates or Representatives is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby or thereby, express or implied, except for the representations and warranties expressly set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUBS

Subject to such exceptions as are specifically set forth (a) in the Acquiror SEC Documents filed with the SEC prior to the Agreement Date and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the Agreement Date and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (b) in the appropriate section, subsection or subclause of the disclosure schedule delivered by Acquiror to the Company on the Agreement Date (the “Acquiror Disclosure Schedule”) (it being understood and hereby agreed that (i) any matter disclosed in the Acquiror SEC Documents shall not be deemed disclosed for the purposes of Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5 or Section 4.11 (ii) the information set forth in the Acquiror Disclosure Schedule shall be disclosed under separate section, subsection, and subclause references that correspond to the sections, subsections, and subclauses of this Article IV to which such information relates and (iii) the information set forth in each section, subsection, and subclause of the Acquiror SEC Documents or the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section, subsection, or subclause of this Article IV, and (B) any other representations and warranties set forth in this Article IV if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, subsection or subclause of this Article IV), Acquiror and Merger Subs hereby jointly and severally represent and warrant to the Company as follows:

4.1 Organization and Standing. Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Except as would not be an Acquiror Material Adverse Effect, Acquiror is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification, license or good standing material to Acquiror business as currently conducted. Merger Sub I is a corporation duly organized, validly existing and in good standing under the Delaware Law. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Delaware Law.

4.2 Authority and Enforceability.

(a) Each of Acquiror and Merger Subs has all requisite corporate or similar organizational power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Mergers and the other transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Merger Subs of this Agreement and any Related Agreements to which it is a party and the consummation of the Mergers and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar organizational and other action on the part of Acquiror and Merger Subs.

(b) This Agreement and any Related Agreements to which Acquiror and Merger Subs are parties have been duly executed and delivered by Acquiror and Merger Subs and constitute the valid and binding obligations of Acquiror and Merger Subs, enforceable against each of Acquiror and Merger Subs in accordance with their terms, subject to the Bankruptcy and Equity Exception.

4.3 Governmental Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Acquiror or the Merger Subs are a party or the consummation of the Mergers and the other transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, the HSR Act and any other applicable Antitrust Laws, (b) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Acquiror’s ability to consummate the Mergers.

4.4 Operation of the Merger Subs. The Merger Subs were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.5 Acquiror Capital Structure; Valid Issuance. The authorized capital stock of Acquiror consists of 1,000,000,000 shares of Acquiror Common Stock, of which 199,009,938 shares are issued and outstanding as of July 16, 2021. The shares of Acquiror Common Stock, when issued and delivered to the Securityholders in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, not subject to any Liens (other than a Permitted Lien), issued in compliance with all applicable federal and state securities laws. No vote of holders of the shares of Acquiror Common Stock is necessary or required to approve the issuance of shares of Acquiror Common Stock as contemplated by this Agreement, including for Stock Consideration and Milestone Stock Consideration, under any Law, the certificate of incorporation and bylaws of Acquiror or the rules and regulations of Nasdaq.

4.6 Acquiror Financial Statements; Internal Financial Controls.

(a) Each of the consolidated financial statements of Acquiror (including, in each case, any notes and schedules thereto) included in the Acquiror SEC Documents (collectively, the “Acquiror Financial Statements”) have been have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of Acquiror on a consolidated basis as of the dates and for the periods referred to therein. Acquiror does not have any Liabilities of any nature other than (i) those set forth and adequately provided for in the balance sheet included in the Acquiror Financial Statements as of March 31, 2021 (such date, the “Acquiror Balance Sheet Date” and such balance sheet, the “Acquiror Balance Sheet”), (ii) those incurred in the conduct of Acquiror’s business since the Acquiror Balance Sheet Date in the ordinary course of business and do not result from any breach of Contract, warranty, infringement, tort or violation of Law, (iii) those incurred by Acquiror in connection with the execution of the Agreement or any Related Agreements, (iv) those that are executory obligations under the Contracts of Acquiror or its subsidiaries, and (v) those that would, or would not reasonably be expected to, be material to Acquiror and its subsidiaries, taken as a whole.

(b) Acquiror has implemented and maintains, and at all times since January 1, 2020 has maintained, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Acquiror has implemented and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to Acquiror and its subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of Acquiror by others within those entities. Since January 1, 2020, neither Acquiror nor, to Acquiror’s Knowledge, Acquiror’s independent accountant, has identified or been made aware of any material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material way Acquiror’s ability to record, process, summarize and report financial information.

(c) Acquiror is not a party to, and has not entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquiror in Acquiror’s audited financial statements or other Acquiror SEC Documents.

(d) Since January 1, 2020, there have not been any disagreements between Acquiror and any of its current or former independent accountants engaged as the principal accountants to audit Acquiror’s consolidated financial statements, or an independent accountant who was previously engaged to audit a significant subsidiary of Acquiror and on whom the principal accountants expressed reliance in their report, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if required to be disclosed in the Acquiror SEC Documents pursuant to the published rules and regulations of the SEC applicable thereto, were not so disclosed in a timely manner.

(e) Since January 1, 2020, (i) none of Acquiror or its subsidiaries, its executive officers or independent auditor, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or their respective internal accounting controls relating to periods since January 1, 2018, including any credible material complaint, allegation, assertion or claim that any Acquiror or its subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Acquiror, whether or not employed by Acquiror has reported evidence of a material violation of Laws, breach of fiduciary duty or similar violation by Acquiror to the board of Acquiror or any committee thereof or to any director or officer of Acquiror pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

4.7 SEC Filings.

(a) Since January 1, 2020, Acquiror has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents (including exhibits), and all amendments thereof and supplements thereto, required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Acquiror with the SEC since January 1, 2020, as have been supplemented, modified or amended since the time of filing, collectively, the “Acquiror SEC Documents”).

(b) As of their respective effective dates (in the case of the Acquiror SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Acquiror SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Acquiror SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) To the Knowledge of Acquiror, none of the Acquiror SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Acquiror, threatened, in each case regarding any accounting practices of Acquiror.

4.8 NASDAQ Compliance. Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

4.9 Litigation. All material Actions involving Acquiror, as of the date hereof, are disclosed in the Acquiror SEC Documents.

4.10 Compliance with Laws. For the past four (4) years, Acquiror has at all times complied with, and is currently in compliance, in all material respects, with any Law to which Acquiror or any of the properties, assets or business activities of Acquiror are subject. During the past four (4) years, Acquiror has not received any written (or, to the Knowledge of Acquiror, other) notice of any actual or potential noncompliance with any Law.

4.11 No Changes

. Since December 31, 2020 through the Agreement Date, no Acquiror Material Adverse Effect has occurred or arisen.

4.12 Certain Third Party Expenses. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to financial advisory, investment banking or other similar charges in connection with the Agreement or any transaction contemplated hereby that are not the responsibility of Acquiror in their entirety, nor will the Company (prior to the Closing Date) or any of the Securityholders incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Acquiror, the Surviving Entity or any of their respective subsidiaries.

4.13 Financing. Acquiror has as of the date hereof, and will have at the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make all of the cash payments hereunder to be paid by Acquiror, the First Step Surviving Corporation or the Surviving Entity on the Closing Date. Acquiror will have on each other date that a cash payment is due under this Agreement, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make each such cash payment as and when due as required by this Agreement.

4.14 Tax Matters. Acquiror has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Mergers, taken together, from qualifying for the Intended Tax Treatment. Acquiror has no knowledge, after consultation with its tax advisors, of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying for the Intended Tax Treatment.

4.15 No Other Representations: Reliance. Notwithstanding anything herein to the contrary, the representations and warranties of Acquiror and Merger Subs expressly set forth in this Article IV are and shall constitute the sole and exclusive representations and warranties made with respect to Acquiror and Merger Subs in connection with this Agreement, the Mergers and the other transactions contemplated hereby. Except for the representations and warranties referred to in previous sentence, none of Acquiror, Merger Subs or any other Person has made or is making any express or implied representations or warranty of Acquiror, statutory or otherwise, of any nature. The Company hereby acknowledges and agrees that (a) except for the representations and warranties set forth in Article IV, or the Related Agreements, none of Acquiror, Merger Subs or any of its or their Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Acquiror or Merger Subs or its or their business or operations, (b) all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Acquiror and Merger Subs, and (c) none of the Company or its Affiliates or Representatives is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby or thereby, express or implied, except for the representations and warranties expressly set forth in this Article IV.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the First Effective Time (the “Pre-Closing Period”), except (i) to the extent expressly provided otherwise herein, (ii) as required by applicable Law, (iii) as required to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19 (“COVID-19 Measures”) or (iv) as consented to in writing by Acquiror, the Company shall use its reasonable best efforts to (a) conduct its businesses in the ordinary course consistent with past practice, (b) pay all Taxes of the Company when due (subject to Section 7.6(a)), and (c) to the extent consistent with such business, preserve intact the present business organizations of the Company, keep available the services of the present Employees, preserve the assets (including intangible assets) and properties of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the First Effective Time.

5.2 Restrictions on Company Activities. During the Pre-Closing Period, except (i) to the extent expressly contemplated or provided by this Agreement, (ii) as required to comply with any COVID-19 Measures, (iii) as consented to in writing by Acquiror, or (iv) as expressly set forth in Section 5.2 of the Disclosure Schedule, the Company shall not, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) cause or permit any modifications, amendments or changes to the Charter Documents;

(b) propose in writing or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company;

(c) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or other capital stock of the Company, or split, combine or reclassify any Company Common Stock or other capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock) or other capital stock of the Company, except (i) for the issuance of Company Common Stock upon exercise of Company Options in accordance with the Contracts evidencing Company Options as of the Agreement Date or (ii) from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(d) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, Company Securities or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any Company Securities, except for (i) the issuance of Company Capital Stock pursuant to the exercise of Company Options outstanding as of the Agreement Date and listed on Section 3.5(c) of the Disclosure Schedule, (ii) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding on the Agreement Date or (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(e) form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof or any portion of the assets of the foregoing;

(f) make or agree to make any capital expenditure or commitment exceeding $1,000,000 individually or $5,000,000 in the aggregate (over a 12 month period);

(g) acquire or agree to acquire or dispose or agree to dispose of (i) any assets of any Person (including the Company), other than acquisitions of supplies or similar assets in the ordinary course of the business consistent with past practice or the disposal of non-material assets of the Company in the ordinary course of business consistent with past practice, or (ii) any Equity Interest in any Person or any business enterprise or division thereof;

(h) (i) sell, divest, license or assign to any Person or enter into any Contract to sell, divest, license or assign to any Person any rights to any Company IP (other than non-exclusive licenses with vendors and contractors entered into in the ordinary course of business); (ii) buy or license any Technology or Intellectual Property Right of any third party (other than Open Source Software or Shrink-Wrap Software that is licensed in the ordinary course of the Company’s business); (iii) license any Company Products or Company IP to third parties (other than non-exclusive licenses pursuant to a Contract substantially in the form of a Standard Form IP Contract entered into in the ordinary course of business consistent with past practice); or (iv) disclose any Company Source Code to, or deposit in escrow any Company Source Code with, any third party other than its Employees who have entered into Contracts in the form of a Proprietary Information Agreement or contractors who have entered into work for hire agreements with the Company in the ordinary course of business who have entered into Contracts in the form of a Proprietary Information Agreement;

(i) allow any Company IPR to lapse or expire, or fail to renew or make any filing or payment necessary in connection with the prosecution or maintenance of any Company Registered IP except as consistent with the normal course of management of Company IPR;

(j) (i) incur any Indebtedness in excess of $500,000 in the aggregate, including by the issuance or sale of any debt securities, (ii) create any Lien (other than Permitted Liens) over any material asset (including intangible asset) of the Company, or (iii) amend any material terms of any outstanding loan agreement or other Contract evidencing Indebtedness;

(k) make any loan to any Person (except for reasonable business expense advances to employees, officers or directors in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(l) commence or settle any Action or threat of any Action other than (i) for a breach of this Agreement; or (ii) commence or settle any pending or threatened lawsuit or other dispute for an amount less than $100,000;

(m) pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge, release, waiver or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company Financials or incurred in the ordinary course of business consistent with past practice after the Company Balance Sheet Date;

(n) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(o) make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, settle any material claim or assessment in respect of Taxes, or Tax Refunds or credits, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar Contract or arrangement (other than customary commercial contracts entered into in the ordinary course of business and the primary purpose of which is unrelated to Tax), enter into any transactions giving rise to deferred gain or loss, amend any income or other material Tax Return or file any Tax Return except in accordance with Section 7.6(a);

(p) except as required by Law, as required by a Company Employee Plan in effect on the Agreement Date, or in the ordinary course of business, amend, modify, suspend, or terminate any Company Employee Plan;

(q) amend, modify, or remove any Company Privacy Policy, or publish any new Company Privacy Policy;

(r) (i) except as required by Law or as required by a Company Employee Plan in effect on the Agreement Date, increase the salary, wage rate, or other compensation or benefits whether payable in cash, Company Securities or other property payable or to become payable by the Company to any current Employee with an annual base salary greater than $150,000, except for any such increase of any current Employee’s base salary in the ordinary course of business consistent with past practice that does not exceed five percent (5%) of such Employee’s annual base salary or compensation, (ii) hire or engage any employee with an annual base salary or annual compensation or fee rate greater than $150,000, or (iii) terminate (other than for cause or due to death or permanent disability) the employment of any current employee with an annual base salary greater than $150,000;

(s) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, Company Securities or otherwise) of any severance payment or other change in control payment, termination or separation payment to any Employee, except payments made pursuant to written agreements existing on the Agreement Date;

(t) cancel or materially amend (other than in connection with the addition of customers, distributors, resellers, licensees, suppliers, or vendors to such insurance policies from time to time in the ordinary course of business consistent with past practice) any insurance policy of the Company;

(u) (i) terminate, amend, extend, waive, violate or modify any Material Contract (other than amendments, extensions, waivers, or modifications in the ordinary course of business consistent with past practice) in a manner that would be material relative to the Company’s business or operations, or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the Agreement Date;

(v) enter into any new line of business (it being understood that nothing in this section shall prohibit the Company from continuing to compete in the ordinary course of business consistent with past practice) or change the Company’s material operating policies in any material respect, except as required by applicable Law or by policies imposed by any Governmental Entity;

(w) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy Contract with respect to any real property, or materially alter, amend or modify, or knowingly or willfully violate or terminate any material terms of any Lease Agreements; or

(x) take, commit, or agree in writing or otherwise to take any of the actions described clause (a) through (w) of this Section 5.2.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company prior to Closing in violation of the HSR Act or other Antitrust Laws.

ARTICLE VI

COMPANY NON-SOLICITATION AGREEMENT

6.1 Termination of Discussions. The Company shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated any such negotiations and discussions with third parties (other than Acquiror and its Representatives) regarding (i) any acquisition, sale, or transfer of all or any material portion of the business, properties, assets or technologies of the Company, or any amount of Company Securities, whether or not outstanding (in each case, other than in connection with the exercise of Company Options outstanding as of the Agreement Date or the conversion of Company Preferred Stock in accordance with the Charter Documents), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of Intellectual Property Rights in connection therewith), (ii) any joint venture or other strategic investment in or involving the Company (other than any ongoing commercial or strategic relationship in the ordinary course of business consistent with past practice), including any new debt, equity, or other financing or investment, or recapitalization of the Company, or (iii) any similar transaction that is not in the ordinary course of business (each of the transactions described in the preceding clauses (i), (ii) and (iii) being referred to herein as an “Alternative Transaction”).

6.2 No Solicitation. During the Pre-Closing Period, the Company shall not, and the Company shall cause each of its Affiliates or its or their Representatives not to, directly or indirectly: (a) solicit, initiate, seek, encourage, promote or support, any inquiry, proposal or offer from, furnish any information regarding the Company to, or participate in any discussions or negotiations with, any third party regarding any Alternative Transaction; (b) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company, or afford to any Person access to its properties, assets, technologies, books or records, not customarily afforded such access in a manner intended or reasonably likely to facilitate any Alternative Transaction; (c) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Alternative Transaction; or (d) enter into any Contract with any person providing for an Alternative Transaction.

6.3 Notice of Alternative Transaction Proposals. In the event that the Company or any of its Representatives shall receive, prior to the First Effective Time or the termination of this Agreement in accordance with Section 8.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 6.2, the Company or such Affiliate or Representative shall promptly (and in any event within one Business Day) notify Acquiror thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party, and such other information related thereto as Acquiror may reasonably request in writing, to the extent related to such proposal).

6.4 Breaches. If any Affiliate of the Company or its or their Representatives takes any action that the Company is prohibited from taking under this Article VI, then the Company will be deemed to be in breach of this Article VI.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Securityholder Approvals.

(a) Requisite Stockholder Approval. Promptly following the execution of this Agreement, in compliance with all Laws and the Company’s Charter Documents, the Company shall solicit the Stockholder Written Consent constituting the Requisite Stockholder Approval substantially concurrently with the execution and delivery of this Agreement. Within ten Business days after execution of this Agreement, the Company shall solicit Stockholder Written Consents from the other holders of Company Common Stock, by delivery of an Information Statement concerning (i) the Company, its business, and financial performance (including financial statements), (ii) the terms of this Agreement, (iii) the Mergers and the other transactions contemplated hereby, (iv) notice required by Sections 228(e) and 262 of Delaware Law of the approval of the Mergers and that appraisal rights are available, and (v) the unanimous recommendation of the Company’s Board of Directors that the Stockholders vote in favor of the adoption of this Agreement, the Mergers and the other transactions contemplated hereby and not exercise their appraisal or dissenters rights under applicable Law, including Delaware Law, in connection with the First Merger (the “Information Statement”). The Information Statement and all other materials submitted to the Stockholders will not contain, at or prior to the First Effective Time, any untrue statement of a material fact, and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. The Company shall promptly deliver to Acquiror a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. Within two hours after the execution and delivery of this Agreement, the Company will deliver to Acquiror the Stockholder Written Consent that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. All materials submitted to the Stockholders, including the Information Statement, shall be subject to the review and comment of Acquiror, and the Company shall consider in good faith any of Acquiror’s reasonable comments to such materials. The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Mergers and the other transactions contemplated hereby, nor its unanimous recommendation to the Stockholders to vote in favor of adoption of this Agreement and approval of the Mergers and the other transactions contemplated hereby.

(b) 280G Approvals. The Company shall submit to the Stockholders for approval (in a form and manner reasonably satisfactory to Acquiror), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” (which determination shall be made by the Company and shall be subject to review and approval by Acquiror, which approval shall not be unreasonably withheld) (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that all such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the “280G Solicitations”). Prior to the First Effective Time the Company shall deliver to Acquiror evidence satisfactory to Acquiror that (i) a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waivers executed by the affected individuals prior to the 280G Solicitations.

(c) Investor Questionnaire. Prior to the Closing, the Company shall use its reasonable best efforts to cause each holder of Company Capital Stock and each holder of Company Options to execute and deliver to Acquiror an Investor Questionnaire as promptly as reasonably practicable after the execution and delivery of this Agreement.

7.2 Third Party Contract Notices and Consents. The Company shall use reasonable best efforts to send all notices to and obtain all consents, waivers and approvals of any third-party to any Material Contract as are required thereunder in connection with the First Merger. Such notices, consents, modifications, waivers and approvals shall be in form and substance acceptable to Acquiror (acting reasonably). In the event the First Merger is not consummated for any reason, none of Acquiror or Merger Subs or any of their respective Affiliates shall have any liability to the Company, the Securityholders or any other Person for any Liabilities resulting from the Company sending any such notice or seeking to obtain any such consents, modifications, waivers and approvals.

7.3 Litigation. The Company shall notify Acquiror in writing promptly after learning of any Action initiated or threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such. The Company shall notify Acquiror in writing promptly after learning of any Action or threatened Action by, or receiving any written notice from, any Person (a) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Technology or unfair competition, (b) inviting the Company to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Company Products or the conduct of the business of the Company, challenging the ownership, use, validity or enforceability of any Company IP, or (c) alleging any violation of any Person’s privacy, personal, statutory or confidentiality rights. The Company shall give Acquiror the opportunity to (i) participate in the defense of any such Actions or threatened Actions, and (ii) consult with counsel to the Company regarding the defense, settlement or compromise with respect to any such Actions or threatened Actions. The Company shall not settle or compromise or agree to settle or compromise any such Action or threatened Action without Acquiror’s written consent (which consent will not be unreasonably withheld).

7.4 Reasonable Best Efforts to Close; Antitrust Filings.

(a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto (other than the Securityholder Representative) shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated hereby as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other parties hereto to effect the Mergers set forth in Article II, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Mergers and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement as promptly as practicable.

(b) Without limiting the terms of Section 7.4(a), each of Acquiror and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) an appropriate Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than seven Business Days following execution and delivery of this Agreement, and file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Entity that are required by any other applicable Antitrust Laws as soon as practicable after the date of this Agreement. Each of Acquiror and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that may be required or requested by the FTC, the DOJ or the Governmental Entities of any other jurisdiction under any other applicable Antitrust Laws, and (iv) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Mergers as soon as practicable; provided, however, Acquiror shall not be obligated to take or offer to take any of the following actions on behalf of or with respect to Acquiror, the Company or their respective subsidiaries or Affiliates to remedy any concerns that any Governmental Entity may have to the Merger or any other transaction contemplated by this Agreement: (i) proffering and consenting to an Order providing for the sale or other disposition, or the holding separate, of any assets, categories of assets or lines of business; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements; or (iv) proffering and consenting to any other restriction, prohibition or limitation.

(c) Each of Acquiror and the Company shall promptly inform the other of any substantive communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If Acquiror, the Company or any of their respective Affiliates shall receive a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with such other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Entity, each of the parties to this Agreement shall (i) give each other reasonable advance notice of all meetings or telephone or video conference with any Governmental Entity relating to the Mergers, (ii) give each other an opportunity to participate in each of such meetings or conferences, (iii) keep such other party reasonably apprised with respect to any oral communications with any Governmental Entity regarding the Mergers, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Mergers, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Entity regarding the Mergers, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications and filings to or from any Governmental Entity relating to the Mergers, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all substantive deliberations, meetings, conferences, communications and filings with respect to any Governmental Entity regarding the Mergers. Any such disclosures, rights to participate or provisions of information or documents by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as reasonably appropriate to protect confidential business information, and materials may be redacted as necessary to comply with contractual arrangements, maintain legal privileges, or remove references concerning valuation. All filing fees in connection with filings required by Antitrust Laws shall be borne by Acquiror. The parties shall consult with each other to determine whether at any point in time it may be advisable to, with respect to the Mergers, commit to or agree with any Governmental Entity to (i) stay, toll or extend any applicable waiting period under Antitrust Laws, (ii) pull and refile under the HSR Act, (iii) not consummate Mergers or the transactions contemplated by this Agreement for any period of time or (iv) enter into any timing agreement; provided, however, that Acquiror shall have the authority (subject to Acquiror (x) considering in good faith the views of the Company and (y) Acquiror’s obligations contained in this Section 7.4) to make the final decision with respect to any such commitment or agreement, and the Company shall not make any such commitment or agreement without the express written consent of Acquiror.

(d) Acquiror agrees that, between the date of this Agreement and the expiration of the waiting period under the HSR Act, it shall not, and shall not permit any of its Affiliates to, take any action or omission, including but not limited to entering any Contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or otherwise) of any ownership interest or assets of any Person, that would be reasonably likely to prevent or delay the consummation of the Mergers (except as set forth on Section 7.4(d) of the Acquiror Disclosure Schedule, provided that nothing identified on Section 7.4(d) of the Acquiror Disclosure Schedule shall require the filing of any Notification and Report Form under the HSR Act).

7.5 Employee Matters.

(a) Coordination of Special Payroll. Prior to the Closing, and subject to the reasonable prior review and approval of Acquiror, the Company shall take all actions reasonably necessary to provide for the payment of 50% of all Unpaid Employee Compensation Expenses through the Company’s normal payroll procedures, which payments shall be funded and made through a payroll distribution as soon as practicable following the Second Effective Time; provided, that annual bonuses for fiscal year 2021 shall be paid in the ordinary course of business consistent with past practice.

(b) Resignation of Officers and Directors. Prior to the Closing, the Company shall have caused each director and officer of the Company to execute a resignation and release letter in a form acceptable to Acquiror (the “Director and Officer Resignation Letter”), effective as the First Effective Time.

(c) Offer Letters. During the Pre-Closing Period, Acquiror shall be permitted, in its sole discretion, to deliver an Offer Letter to each employee under the supervision of the Company after obtaining consent (not to be unreasonably withheld) from the Chief Operating Officer of the Company, provided, however, that Acquiror may not deliver any Offer Letter to any employee if (i) Acquiror will not deliver such Offer Letter to every other employee, (ii) such Offer Letter contains an annual base salary or wage rate and bonus opportunity that are less favorable than the annual base salary or wage rate and bonus opportunity provided to such employee immediately prior to the Closing or (iii) such Offer Letter changes the location of employment of such employee or adversely impacts the duties and responsibilities of such employee. Notwithstanding anything herein to the contrary, neither Acquiror nor any of its Affiliates (including the Surviving Entity) shall be obligated to cause the continuation of any employment relationship with any employee for any specific period of time.

(d) Termination of Employee Plans. Prior to the Closing, the Company shall terminate any Company Employee Plan intended to be qualified under Section 401(a) of the Code, such termination to be contingent upon the Closing and effective as of no later than the day immediately preceding the Closing Date, unless Acquiror provides written notice to the Company that any such Company Employee Plan shall not be terminated. The Company shall provide Acquiror with evidence that all such Company Employee Plans have been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Acquiror (acting reasonably). The Company also shall take such other actions in furtherance of terminating any such Company Employee Plan as Acquiror may reasonably require. In the event that termination of such a Company Employee Plan in connection with the Closing triggers liquidation charges, surrender charges or other fees, then all of such charges and/or fees shall be the responsibility of Acquiror. Acquiror shall permit each Continuing Employee participating in the Company’s 401(k) plan to effect, and Acquiror agrees to cause an appropriate 401(k) plan of Acquiror (the “Acquiror 401(k) Plan”) to accept, in accordance with applicable Law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balance (including any promissory notes evidencing outstanding loans) under the Company’s 401(k) plan if such rollover to the applicable Acquiror 401(k) Plan is elected in accordance with applicable Law by such Continuing Employee.

(e) Assumption of Company Stock Plan. The Company shall take such actions as Acquiror may reasonably require to enable Acquiror to assume the Plan for making grants of equity-based awards to acquire shares of Acquiror Common Stock thereunder following the Closing Date in accordance with Nasdaq Listing Rule 5635(c).

(f) Compensation. For a period of at least one year following the First Effective Time, Acquiror shall cause to be provided to each Continuing Employee (A) base salary or wages, as applicable, and target bonus, in each case no less favorable than those provided to such Continuing Employee immediately prior to the First Effective Time and (B) benefits that, at Acquiror’s election, are either (i) comparable in the aggregate than those provided to such Continuing Employee immediately prior to the First Effective Time or (ii) comparable in the aggregate to those provided by Acquiror to similarly-situated service providers of Acquiror.

(g) Benefits. Acquiror shall use commercially reasonable efforts to cause each Continuing Employee to be credited with any service to the Company earned prior to the Closing for purposes of eligibility, vesting, determination of the level of benefits and vacation accrual under any benefit or compensation plan, program, agreement or arrangement in which a Continuing Employee participates that may be established or maintained for the Continuing Employees on or after the Closing (the “New Plans”); provided, however, that such service credit shall not be recognized to the extent that it relates to any defined benefit plan or equity-based compensation, or would result in a duplication of benefits for the same period of time. In addition, Acquiror shall use commercially reasonable efforts to cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Plan as of the Closing and any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing under any applicable New Plan in the same plan year in which the Closing occurs except as would result in the duplication of any benefits.

(h) No Employment Commitment or Plan Amendments. Unless expressly stated in this Agreement, no provision of this Agreement is intended, or shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Securityholder, Key Employee or other Employee, consultant, contractor or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Key Employee, other Employee, consultant or contractor or any other Person, other than Acquiror or Merger Subs, the Company, and the Securityholder Representative and their respective successors and permitted assigns, and all provisions of this Agreement will be personal solely among such parties. In addition, no provision of this Agreement is intended, or shall be interpreted, to establish, amend or modify any term or condition of any employee related plan, program or policy of the Company.

(i) Employee Communications. During the Pre-Closing Period, the Company shall consult with Acquiror before issuing or sending, and provide Acquiror the opportunity to review and comment upon, any broadly distributed communications (including electronic communications) or statements to employees regarding the terms of employment with or service to Acquiror or any of its Affiliates, or with respect to this Agreement or the transactions contemplated hereby.

7.6 Tax Matters.

(a) Tax Returns Filed On or Prior to Closing. The Company shall prepare, or shall cause to be prepared, all Tax Returns of the Company required to be filed under Law on or prior to the Closing Date and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of such Tax Returns. The Tax Returns described in this Section 7.6(a) shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. The Company shall provide Acquiror with a copy of each such Tax Return for its review and comment no less than 20 days prior to the due date (taking into account valid extensions thereto) in the case of such income Tax Return (and a reasonable period prior to the due date (taking into account valid extensions thereto) in the case of any other such material Tax Return), and shall revise such Tax Returns to reflect Acquiror’s reasonable comments. All Taxes (whether or not shown on such Tax Returns) shall be paid by the Company when due.

(b) Tax Assistance. The Securityholder Representative agrees to furnish or cause to be furnished to Acquiror and its subsidiaries (including the First Step Surviving Corporation and the Surviving Entity), and Acquiror agrees to furnish or cause to be furnished, and to cause its subsidiaries (including the First Step Surviving Corporation and the Surviving Entity) to furnish to Securityholder Representative at any time after the Closing Date, upon request, as promptly as practicable, such information (including access to books and records) in its possession and assistance relating to the Company, as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim. Each of Acquiror, Acquiror’s subsidiaries, the Company, and the Securityholder Representative shall retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(c) Transfer Taxes. All Transfer Taxes, if any, imposed on the transactions contemplated by this Agreement shall be borne 50% by the Securityholders and 50% by Acquiror. Any Tax Returns with respect thereto shall be prepared and filed by the party required by Law to file such Tax Returns and the non-filing party shall promptly remit its share of any Transfer Taxes to the filing party upon written notice to the extent not included in Unpaid Pre-Closing Taxes in case Acquiror is the filing party. The parties shall cooperate in good faith and use commercially reasonable efforts to minimize any Transfer Taxes. For the avoidance of doubt, in no event shall the Securityholder Representative be deemed the filing party for the aforementioned Transfer Tax Tax Returns.

(d) Post-Closing Tax Actions. Until the Closing Statement is finalized pursuant to the procedures set forth in Sections 2.6(b), (c) and (d) (the “Adjustment End Date”), except as required by applicable Law, provided that, prior to taking any such action, Acquiror shall consult in good in faith with the Securityholder Representative with respect to whether or not any such action is required by applicable Law, none of Acquiror, the First Step Surviving Corporation or the Surviving Entity, or any of their Affiliates shall (a) amend any Tax Return of the Company relating to any Pre-Closing Tax Period, (ii) make or change any Tax election (including an election under Section 336 or 338 of the Code) or change any method of accounting that has effect to any Tax Return of the Company relating to any Pre-Closing Tax Period, (iii) initiate or file any voluntary disclosure or similar agreements with any Governmental Entity regarding Pre-Closing Taxes or Tax Returns of the Company relating to any Pre-Closing Tax Period or (iv) agree to extend or waive the statute of limitations with respect to Taxes of the Company for a Pre-Closing Tax Period (unless requested by a Tax authority in connection with an audit), in each such case, except (A) with the prior written consent of Securityholder Representative (which will not be unreasonably withheld, delayed, or conditioned), or (B) if such action would not increase the liability of the Securityholders for Unpaid Pre-Closing Taxes.

(e) Tax Treatment. For all applicable Tax purposes, the parties agree that the entirety of the Merger Consideration paid or treated as paid to Stockholders for their Company Common Stock (including, for the avoidance of doubt, the Milestone Payment), will be treated as consideration for the Company Capital Stock (excluding any imputed interest), and none of the Merger Consideration will be allocated to the Restrictive Covenant Agreements or otherwise treated as compensation for services for income or employment Tax purposes, and no party will take any action or filing position inconsistent with the foregoing, unless otherwise required by a contrary determination by an applicable Tax authority after an audit or examination in which the agreed upon treatment in this Section 7.6(e) was defended diligently and in good faith.

(f) Tax Refunds. Until the Adjustment End Date, the Securityholders will be entitled to all Tax refunds, Tax credits or Tax overpayments of the Company for Pre-Closing Tax Periods, net of any reasonable out-of-pocket costs incurred in obtaining such refund, credit or overpayment of Taxes, and any Taxes borne by Acquiror, the Surviving Entity, or any of their Affiliates as a result of their receipt of such refund, credit or overpayment of Tax. Any refund, credit or overpayment of Tax related to a Straddle Period will be prorated based upon the method set forth in the last sentence of the definition of Pre-Closing Taxes. Notwithstanding the foregoing, the Securityholders will not be entitled to any payment or other benefit in the event any of the Surviving Entity, Acquiror or their Affiliates receives any refund of Taxes that is attributable to carrying back to a Pre-Closing Tax Period a net operating loss or tax credit that arose in a taxable period (or portion thereof) beginning after the Closing Date. If Acquiror, the Surviving Entity or any of their Affiliates receives any Tax refund or Tax credit or benefits from a Tax overpayment to which the Securityholders are entitled pursuant to this Section 7.6(f) (each a “Pre-Closing Tax Refund”), Acquiror or the Surviving Entity will promptly pay (or cause their respective Affiliates to pay) the amount of such Pre-Closing Tax Refund (including interest to the extent paid or credited by a Governmental Entity with respect to such refund) to the Exchange Agent for distribution to the Securityholders. Acquiror will, and will cause the Surviving Entity (and any applicable subsidiary) to, use commercially reasonable efforts to obtain any Pre-Closing Tax Refund set forth on Schedule 7.6(f), and Acquiror and the Surviving Entity shall have no obligation to pursue any other Pre-Closing Tax Refund. For purposes of this Section 7.6(f), any deferred Taxes described in clause (iii) of Pre-Closing Taxes that are included in Unpaid Pre-Closing Taxes but are determined pursuant to applicable Law not to be required to be paid or are subsequently refunded, in each case, prior to or on the Adjustment End Date will be treated as a Pre-Closing Tax Refund.

7.7 Payoff Letters and Release of Liens.

(a) Payoff Letters. No later than five (5) Business Days prior to the Closing Date, the Company shall obtain from each holder of Indebtedness of the Company, and deliver to Acquiror, an executed payoff letter, in form and substance reasonably acceptable to Acquiror (acting reasonably), setting forth (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such holder of Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment, (ii) upon payment of such amounts, a release of the Company, (iii) upon payment of such amounts, a release of all Liens, if any, that the holder may hold on any of the assets of the Company and an agreement that the Company or its Representatives may file UCC-3 termination statements and such other documents necessary or desirable to evidence the release of any and all such Liens, and attaching duly completed and executed copies of any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable (each, a “Payoff Letter”).

(b) Release of Liens. At or prior to the Closing, the Company shall prepare or cause to be prepared all agreements, instruments, certificates and other documents, in form and substance satisfactory to Acquiror (acting reasonably), that are necessary or appropriate to effect the release of all Liens set forth in Schedule 7.7(b) and cause such documents to be filed promptly after Closing.

7.8 Third Party Expenses.

(a) Whether or not the Mergers are consummated, each party shall be responsible for its own expenses and costs that it incurs (and whether paid prior to, at or after the First Effective Time or the Second Effective Time) with respect to the negotiation, execution, delivery and performance of this Agreement, other than the Securityholder Representative to the extent the Securityholders are responsible for such amounts pursuant to this Agreement or any Securityholder Representative Engagement Agreement. Without limiting or expanding the foregoing, the Securityholders shall be responsible for all Third Party Expenses, which will be payable pursuant to a dollar-for-dollar adjustment to the Estimated Cash Consideration otherwise payable hereunder. For purposes of this Agreement, “Third Party Expenses” means all fees and expenses (1) incurred by or on behalf of or otherwise required to be paid by (including, as applicable, expenses of stockholders of the Company or other parties to whom the Company has a reimbursement or similar obligation) the Company (or any of its successors), and (2) not paid as of immediately prior to or at the First Effective Time, in each case in connection with this Agreement, the Mergers and the other transactions contemplated hereby, including: (i) all legal, accounting (including the Incurred Audit Costs), financial advisory, investment banking, consulting, finders’ and all other fees and expenses of third parties incurred by or on behalf of or otherwise required to be paid by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby; (ii) any bonus, severance, change-in-control payments, accelerated commissions, or similar payment obligations (including payments with “single-trigger” provisions) of the Company to Employees resulting from, or in connection with, the transactions contemplated hereby; (iii) any payments or Liabilities to third-parties arising under a Contract entered into by the Company at or prior to the Closing for any reason as a result of or in connection with the Mergers or any of the other transactions contemplated by this Agreement, including any payment or consideration arising under or in relation to any consent, waiver or approval of any party under any Contract as may be required for any such Contract to remain in full force and effect following the Closing; and (iv) the costs and expenses of the Company D&O Tail Policy to the extent not paid by the Company prior to the Closing Date; provided that, for the avoidance of doubt, Third Party Expenses (A) shall not include any bonus, severance, change-in-control payments, commissions or other similar amounts that become due and payable after the Closing (including pursuant to any “double-trigger” provisions) that the Company is obligated to pay as a result of the change of control of the Company at Closing, (B) shall exclude Closing Indebtedness and Closing Net Working Capital and (C) shall not include any fees or expenses to the extent paid by the Company prior to the Closing. For the avoidance of doubt, no fees and expenses shall be double counted when calculating Third Party Expenses and no fees and expenses shall be counted as Third Party Expenses to the extent otherwise taken into account in Closing Net Working Capital or Indebtedness.

(b) At least two (2) Business Days prior to the Closing, the Company shall obtain from each advisor, counsel, accountant, or other professional service provider owed Third Party Expenses, and deliver to Acquiror, a final invoice or other final statement indicating that such amounts reflected thereon are all amounts owed to such Person in respect of Third Party Expenses, in form and substance reasonably acceptable to Acquiror, setting the amounts required to pay off in full on the Closing Date the Third Party Expenses owing to such Person and wire transfer information for such payment, and attaching duly completed and executed copies of any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable (each a “Final Invoice”). The Company shall take all necessary actions to ensure that Third Party Expenses shall not be incurred by the First Step Surviving Corporation or the Surviving Entity after the Closing Date without the express prior written consent of Acquiror.

7.9 [Reserved].

7.10 Access to Information. Subject to applicable Law, during the Pre-Closing Period, the Company shall afford Acquiror and its Representatives reasonable access to, upon reasonable notice during business hours, (i) all of the assets, properties, Books and Records and Contracts of the Company, (ii) all other information concerning the business, assets, properties and personnel (subject to restrictions imposed by Law) of the Company as Acquiror may reasonably request, and (iii) all Employees, customers, and suppliers of the Company as identified by Acquiror; provided that any such access or furnishing of information shall be conducted at Acquiror’s expense, under the supervision of personnel of the Company in compliance with and subject to the Company’s health, safety and security requirements, recommendations or policies (including relating to the COVID-19 Measures). The Company agrees to provide to Acquiror and its accountants, counsel and other Representatives copies of its internal financial statements (including Tax Returns and supporting documentation) promptly upon request (subject to their entry into customary access letters if requested by auditors). No information or knowledge obtained in any investigation conducted pursuant to this Section 7.10 or otherwise shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation or warranty contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions of this Agreement, or the rights of Acquiror under or arising out of a breach of this Agreement. Notwithstanding the foregoing, any investigation pursuant to this Section 7.10 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and the Company shall not have any obligation to provide any access or information if providing such access or information would cause the Company to waive any attorney-client privilege or other legal privilege or breach any confidentiality agreement with a third party entered into prior to the Agreement Date. All information exchanged pursuant to this Section 7.10 shall be subject to the provisions of the Non-Disclosure Agreement.

7.11 Notification of Certain Matters. During the Pre-Closing Period, the Company shall give prompt notice to Acquiror of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which results in the failure of any representation or warranty of the Company contained in this Agreement to be true or accurate in any material respect at or prior to the First Effective Time such that the condition in Section 2.2(b)(i) cannot be satisfied; provided, however, that the failure of the Company to give such notice shall not be deemed to be a breach of a covenant hereunder but instead shall only constitute a breach of the underlying representation or warranty that was the subject of such failure to give such notice, and (b) any failure of the Company to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder such that the condition in Section 2.2(b)(ii) cannot be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.11 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by or on behalf of the Company pursuant to this Section 7.11 or otherwise of any breach, inaccuracy, failure to be true, or failure to comply (or any waiver thereof) shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation, warranty, or covenant contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions of this Agreement, or the rights of Acquiror under this Agreement, except to the extent set forth in the Disclosure Schedule or expressly waived pursuant to the terms of this Agreement.

7.12 Director and Officer Insurance and Indemnity.

(a) Prior to the Closing, the Company shall obtain at its expense a fully prepaid “tail” directors’ and officers’ liability insurance policy that (i) has an effective term of six (6) years from the First Effective Time, and (ii) contains coverage terms comparable to or better than those applicable to the current directors and officers of the Company (the “Company D&O Tail Policy”). The First Step Surviving Corporation (following the First Effective Time), the Surviving Entity (following the Second Effective Time) and Acquiror shall not cancel (or permit to be cancelled) the Company D&O Tail Policy during its term.

(b) Subject to Section 9.2, if the First Merger is consummated, until the sixth (6th) anniversary of the Closing Date, the First Step Surviving Corporation and the Surviving Entity shall fulfill and honor in all respects (i) the obligations of the Company to its directors and officers as of immediately prior to the First Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date that are Made Available and set forth in the Disclosure Schedule with respect to claims arising out of matters occurring at or prior to the First Effective Time, (ii) the certificates of incorporation and bylaws (and other similar organizational documents) of the First Step Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Restated Certificate of Incorporation and Restated Bylaws, and (iii) the limited liability company agreement (and other similar organizational documents) of the Surviving Entity to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Restated Limited Liability Company Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as otherwise contemplated by this Agreement or required by applicable Law. Any claims for indemnification made under such indemnification agreements or the certificate of incorporation or bylaws of the First Step Surviving Corporation or the limited liability company agreement of the Surviving Entity on or prior to the sixth (6th) anniversary of the First Effective Time shall survive such anniversary until the final resolution thereof.

(c) For the avoidance of doubt, and notwithstanding anything herein to the contrary, Acquiror shall be under no obligation to maintain the existence of the First Step Surviving Corporation or the Surviving Entity for any specified period following the First Effective Time or the Second Effective Time; provided that, if the Surviving Entity or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Entity shall assume all of the obligations of the Surviving Entity set forth in this Section 7.12.

7.13 Required Company Financials. During the Pre-Closing Period, the Company will use its reasonable best efforts to prepare, and to cause KPMG LLP (the “Audit Firm”) to complete an audit of, the Company’s annual financial statements as of December 31, 2020 and the balance sheet as of Company Balance Sheet Date and the related statements of operations, cash flows, and stockholders’ equity for the applicable stub period (the “Audit,” and such financial statements, the “Required Company Financials”), as promptly as reasonably practicable. The Required Company Financials shall be prepared by the Company and audited by the Audit Firm in accordance with Regulation S-X promulgated by the SEC. The Company will provide such cooperation as is reasonably requested by the Audit Firm in connection with the Audit, including by providing access to appropriate books, records, and personnel, and shall keep Acquiror reasonably apprised as to the progress of the Audit. Half of the total costs incurred by the Company in connection with the preparation of the Required Company Financials and the Audit, including the reasonable and documented fees and expenses of the Audit Firm and any other financial, tax, accounting, legal or other advisors shall be deemed to be Third Party Expenses (such costs, the “Incurred Audit Costs”) and the remaining half of such total costs shall be the responsibility of Acquiror. To the extent that the Company pays more than 50% of such incurred audit costs prior to Closing, the Company shall be deemed to have additional Closing Cash, the amount of which shall equal to Acquiror’s share of such prior payments.

7.14 Representations and Warranties Insurance. Acquiror shall cause to be bound and in full force and effect as of the date of this Agreement a buyer-side representations and warranties insurance policy from one or more insurance companies to protect Acquiror and Merger Subs from any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement incurred as a result of the breach of any of the representations and warranties of the Company (the “R&W Insurance Policy”) in this Agreement. Acquiror shall pay and be responsible for any and all premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the insurer of the R&W Insurance Policy, surplus lines tax, and any other costs and expenses associated with obtaining the R&W Insurance Policy and binding coverage thereunder. Once bound, Acquiror shall not amend or waive any terms and conditions set forth in the R&W Insurance Policy in a manner that would materially adversely affect the Securityholders without the prior written consent of, prior to the Closing, the Company, and after the Closing, the Securityholder Representative. Notwithstanding anything to the contrary herein, the respective obligations of Acquiror, Merger Sub I and the Company to effect the First Merger shall not be subject to the satisfaction of the binding of a R&W Insurance Policy.

7.15 Registration of Acquiror Common Stock.

(a) As soon as practicable after the date hereof, Acquiror shall prepare, and, on the Closing Date, Acquiror shall file with the SEC, and cause to be declared automatically and immediately effective at the time of such filing, one or more registration statements in compliance with the Securities Act (each, a “Registration Statement”) covering the resale of all shares of Acquiror Common Stock that are to be issued in connection with the payment of the Stock Consideration (such shares, together with the shares of Acquiror Common Stock otherwise issuable hereunder whether at Closing or as part of the Milestone Payment, the “Registrable Stock”). Each Registration Statement shall be (x) on Form S-3 (except if Acquiror fails to meet one or more of the registrant requirements specified in General Instruction I.A. on Form S-3, such registration shall be on another appropriate form in accordance herewith that allows for the Registrable Stock covered thereby to be registered on a delayed and continuous basis) or (y) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing “shelf” registration statement in accordance with Rule 430B under the Securities Act and shall permit a delayed or continuous offering. Acquiror shall cause all Registrable Stock to be listed on Nasdaq and to comply with the listing requirements of Nasdaq.

(b) Acquiror shall use its reasonable best efforts (i) to maintain the continuous effectiveness of each Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) until the earlier of (A) all such shares of Registrable Stock having been sold pursuant to such Registration Statement or (B) at such time as none of the holders of Registrable Stock issued thereunder are restricted from transferring such Registrable Stock under Rule 144 under the Securities Act, and (ii) subject to Section 7.15(d), to take such other actions as are necessary to permit the Persons who are issued Registrable Stock pursuant to this Agreement to sell such Registrable Stock without restriction as promptly as practicable pursuant to such Registration Statements. In the case of any Registration Statement that is an automatic shelf registration statement, a new registration statement pursuant to Rule 415(a)(6) with respect to the Registrable Stock will be deemed to be an amendment to such Registration Statement for purposes of this Section 7.15, and references in this Section 7.15 to a Registration Statement, except in clause (ii) above, shall include such new registration statement.

(c) At least three (3) Business Days prior to the filing of the Registration Statement or any prospectus or any amendments or supplements thereto, Acquiror shall furnish to the Company copies of reasonably complete drafts of all such documents proposed to be filed (including all exhibits thereto and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), which documents will be subject to the review and comment of the Company (it being acknowledged and agreed that if the Company does not object to or comment on the aforementioned documents within the aforementioned three Business Day period, then they shall be deemed to have consented to and approved the use of such documents), and Acquiror shall consider in good faith the changes reasonably requested by the Company prior to making any such filing.

(d) With respect to any Registration Statement that has been filed pursuant to Section 7.15(a), (i) upon the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose; (ii) if any Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (including, in any such case, as a result of the non-availability of financial statements); or (iii) if, in the good faith judgment of Acquiror following consultation with legal counsel, it would be detrimental to Acquiror or its stockholders for resales of Registrable Stock to be made pursuant to the Registration Statement due to (A) the existence of a material development or potential material development involving Acquiror that Acquiror would be obligated to disclose or incorporate by reference in the Registration Statement, which disclosure would be premature or otherwise inadvisable at such time, or (B) interference with an actual or potential material financing or business combination transaction involving Acquiror, (I)(1) in the case of clause (ii) above, but subject to clause (iii) above, Acquiror shall as promptly as reasonably practicable prepare and file a post-effective amendment to such Registration Statement or a supplement to the related prospectus so that such Registration Statement or prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and in the case of a post-effective amendment to a Registration Statement, use reasonable best efforts to cause it to become effective as promptly as reasonably practicable and (2) in the case of clause (i) above, use reasonable best efforts to cause such stop order to be lifted, and (II) Acquiror shall give notice to the Securityholders that the availability of such Registration Statement is suspended and, upon receipt of any such notice, each Securityholder agrees that it shall not sell any of the registered securities pursuant to a Registration Statement until such Securityholder or the Securityholder Representative is notified by Acquiror of the effectiveness of the post-effective amendment to a Registration Statement provided for in clause (I) above, or until it is notified in writing by Acquiror that the Registration Statement may be used. In connection with any circumstance covered by clause (iii) above, Acquiror shall be entitled to exercise its rights pursuant to this Section 7.15(d) to suspend the availability of the Registration Statement for no more than twenty-five (25) consecutive days and an aggregate of sixty (60) days in any 365-day period. Acquiror shall promptly notify the Securityholder Representative upon the receipt of any comment letter or request by the SEC, state securities authority or other Governmental Entity for amendments or supplements to any Registration Statement or the prospectus related thereto or for additional information.

(e) All fees and expenses incurred by Acquiror in connection with its performance of its obligations under or in compliance with this Section 7.15 shall be borne by Acquiror. Each Securityholder shall pay any expenses incurred by it in connection with the performance of its obligations under or in compliance with this Section 7.15.

(f) Acquiror shall indemnify and hold harmless, to the fullest extent permitted by applicable Laws, the Securityholders and their Representatives, from and against any Damages to which any Securityholder or any of its Representative may become subject (under the Securities Act or otherwise) to the extent such Damages arise out of, directly or indirectly, any untrue statement of a material fact contained in the Registration Statement or any other document filed in accordance with this Section 7.15, or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Acquiror will not be liable in any such case to the extent that any such Damages out of, directly or indirectly, any untrue statement or omission, made in reliance upon and in conformity with written information furnished to Acquiror by or on behalf of the Company, prior to the Closing, the Securityholder Representative or such Securityholder specifically for use in the preparation of the Registration Statement or any other registration statement filed in accordance with this Section 7.15. The Securityholders, on a several basis, shall indemnify and hold harmless, to the fullest extent permitted by applicable Laws, Acquiror and its Representatives to the same extent as the foregoing indemnity from Acquiror, but only with reference to information furnished in writing to Acquiror, the Company or the Securityholder Representative specifically for use in the preparation of the Registration Statement or any other registration statement filed in accordance with this Section 7.15.

(g) Each Securityholder (i) shall furnish to Acquiror such information regarding themselves, their relationship to Acquiror and its Affiliates, their beneficial ownership of Acquiror Common Stock, the Registrable Stock held by them, and the intended method of disposition of such securities as is required to be included under the Securities Act in a Registration Statement (or any amendment thereto) or any prospectus with respect to such Securityholder, (ii) shall comply with the prospectus delivery requirements under the Securities Act in connection with the sale or other distribution of Registrable Stock pursuant to a Registration Statement, and (iii) shall report to Acquiror all sales or other distributions by such Securityholder of Registrable Stock pursuant to a Registration Statement. It shall be a condition precedent to the obligation of Acquiror to complete the registration pursuant to this Agreement with respect to the Registrable Securities of any Securityholder that such Securityholder shall have complied with the obligations set forth in Section 7.15(g)(i) above. No Securityholder shall use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Stock without the prior written consent of Acquiror.

ARTICLE VIII

PRE-CLOSING TERMINATION OF AGREEMENT

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Mergers abandoned at any time prior to the Closing only:

(a) by mutual agreement of the Company and Acquiror;

(b) by Acquiror if the Requisite Stockholder Approval shall not have been obtained by the Company through the Stockholder Written Consent and delivered to Acquiror within two hours after the execution and delivery of this Agreement by the parties hereto; provided, however, that Acquiror’s right to terminate this Agreement pursuant to this Section 8.1(b) shall expire after the Company’s delivery of a valid Requisite Stockholder Approval;

(c) by Acquiror or the Company if the Closing Date shall not have occurred by December 16, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes material breach of this Agreement;

(d) by either Acquiror or the Company if any Law or final and non-appealable Order shall be in effect which has the effect of making the Mergers permanently illegal or otherwise permanently prohibits or prevents consummation of the Mergers;

(e) by Acquiror if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 2.2(b)(i) and 2.2(b)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy that by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 2.2(b)(i) and 2.2(b)(ii) for the benefit of Acquiror are incapable of being satisfied on or before the End Date; or

(f) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Acquiror contained in this Agreement such that the conditions set forth in Sections 2.2(d)(i) and 2.2(d)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Acquiror; provided, however, that no cure period shall be required (i) for a breach or inaccuracy that by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 2.2(d)(i) and 2.2(d)(ii) for the benefit of the Company are incapable of being satisfied on or before the End Date.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall become void and there shall be no liability or obligation on the part of Acquiror, Merger Subs, or the Company, or their respective Representatives, if applicable; provided, however, that each party hereto shall remain liable for any Fraud committed in this Agreement, any of the Related Agreements, or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 7.8 (Third Party Expenses), 10.1(b) (Exculpation and Indemnification of Securityholder Representative), Article XI (General Provisions) and this Section 8.2 (in each case including the respective meanings ascribed to the capitalized terms used in such Sections as defined in this Agreement) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

ARTICLE IX

SURVIVAL; NO INDEMNIFICATION

9.1 Survival. The representations and warranties set forth in this Agreement and the covenants of the parties contained in this Agreement and the Related Agreements to be performed in full prior to the Closing shall all terminate and be of no further force and effect as of the Closing, such that no further claims can be made after such time. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Agreement, it is the intent of the parties to this Agreement that the termination date set forth in this Section 9.1 supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties. The covenants of the parties contained in this Agreement and the Related Agreements to be performed in whole or in part after the Closing shall survive the Closing in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary in this Agreement or any applicable statute of limitations, any claim based on Fraud shall survive the Closing.

9.2 Exclusive Remedy. Following the First Effective Time, subject to Section 11.9(c), the sole and exclusive remedy for any claims arising out of, for or relating to any inaccuracy or breach of any representation or warranty of the Company in this Agreement or any of the certificates delivered in connection herewith, other than specific performance, will be to recover from the R&W Insurance Policy, and neither Acquiror nor its Affiliates (including the First Step Surviving Corporation and the Surviving Entity) and its and their respective Representatives (collectively, the “Specified Parties”) will be entitled to any remedy from the Company, the Securityholders, the Securityholder Representative or any other Person arising out of, for or relating to any inaccuracy or breach of any representation or warranty of Company or its Affiliates, the Securityholders or the Securityholder Representative in this Agreement or any Related Agreement except for any claim based on Fraud against the Person who committed Fraud. The sole and exclusive remedy for any claims of a Specified Party arising out of, for or relating to any dispute over the calculation of or adjustment to the Merger Consideration after Closing will be to recover from the Adjustment Fund, and none of the Specified Parties will be entitled to any other remedy from the Company, the Securityholders, the Securityholder Representative or any other Person arising out of, for or relating to any dispute over the calculation of or adjustment to the Merger Consideration.

ARTICLE X

SECURITYHOLDER REPRESENTATIVE

10.1 Appointment and Authority of Securityholder Representative.

(a) By virtue of the adoption of this Agreement and the approval of the First Merger by the Stockholders, each of the Securityholders shall be deemed to have agreed to appoint, and hereby does appoint, the Securityholder Representative to act as its, his or her lawful and exclusive representative, agent, proxy, and attorney-in-fact (with full power of substitution) for all purposes in connection with this Agreement or any Related Agreement, including to: (i) to give and receive notices and communications in respect of all Relevant Matters; (ii) to authorize or object to any claims hereunder; (iii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Relevant Matter; (iv) grant any extension or waiver under or in connection with this Agreement; and (v) and to take all other actions that are either (A) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or in connection with this Agreement or any Securityholder Representative Engagement Agreement with the Securityholder Representative, or (B) specifically mandated, permitted, or contemplated by the terms of this Agreement, in each case of clauses (i) through (iii), without having to seek or obtain the consent of any Person under any circumstance. The powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto. The Person serving as the Securityholder Representative may be replaced from time to time by the holders of a majority in interest of the Merger Consideration payable to the Securityholders. The Securityholder Representative may resign at any time in accordance with the terms of the Securityholder Representative Engagement Agreement.

(b) Certain Securityholders have entered, or will enter, into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement and the Securityholder Representative Engagement Agreement (such Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Securityholders agree that neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (in its capacity as a member of the Advisory Group) (collectively, the “Securityholder Representative Group”) shall incur any liability of any kind with respect to any action or omission by the Securityholder Representative in connection with the Securityholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Securityholder Representative’s fraud, gross negligence or willful misconduct. The Securityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders shall, severally based on their Milestone Pro Rata Portions, indemnify and defend the Securityholder

Representative and hold the Securityholder Representative harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment and costs incurred in connection with seeking recovery from insurers) (collectively, “Securityholder Representative Expenses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Securityholder Representative Expense is suffered or incurred; provided that in the event that any such Securityholder Representative Expense is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Securityholders the amount of such indemnified Securityholder Representative Expense to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Securityholder Representative Group by the Securityholders based on their Milestone Pro Rata Portion, any such Securityholder Representative Expenses may be recovered by the Securityholder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while this section allows the Securityholder Representative Group to be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Securityholder Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholder Representative Group from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Furthermore, the Securityholders agree that the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing or the termination of this Agreement.

(c) A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 11.5 or Section 11.6, shall constitute a decision of the Securityholders and shall be final, conclusive and binding upon the Securityholders and each such Securityholder’s successors as if expressly confirmed and ratified in writing by such Securityholder, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement or the Securityholder Representative Engagement Agreement are waived. Acquiror may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Securityholders. Acquiror and its Affiliates are relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative. The Securityholders agree that the Securityholder Representative shall be entitled to: (i) rely upon the Payment Spreadsheet; (ii) rely upon any signature believed by it to be genuine; and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party.

ARTICLE XI

GENERAL PROVISIONS

11.1 Certain Interpretations; Definitions. When a reference is made in this Agreement to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from but not including or to but not including, respectively. References to one gender include all genders. When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in Annex A.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email (with acknowledgment of receipt (including automatically generated delivery or read receipts)) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):

(a) if to Acquiror, either of the Merger Subs, the First Step Surviving Corporation or the Surviving Entity, to:

Pacific Biosciences of California, Inc. 1305 O’Brien Drive
Menlo Park, California 94025
Attention: Brett Atkins
Email: batkins@pacificbiosciences.com with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation 650 Page Mill Road
Palo Alto, California 94304
Attention:	Donna M. Petkanics
Martin W. Korman
Andrew Hoffman
Douglas K. Schnell
Email:	dpetkanics@wsgr.com
mkorman@wsgr.com ahoffman@wsgr.com dschnell@wsgr.com

(b) if to the Company (prior to the Closing), to:

Omniome, Inc. 6965 Lusk Blvd.
San Diego, California 92111
Attention:	Ken Song
Kelly Perez
Email:	ksong@omniome.com kperez@omniome.com
with a copy (which shall not constitute notice) to:

Cooley LLP 4401 Eastgate Mall
San Diego, CA 92121-1909
Attention: Barbara Borden
Email: bordenbl@cooley.com

(c) if to the Securityholders (after Closing) or if to the Securityholder Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, Colorado 80202

Attention: Managing Director

Email: deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121-1909

Attention: Barbara Borden

Email: bordenbl@cooley.com

All such notices and other communications shall be deemed to have been duly given or sent (i) one (1) Business Day following the date mailed if sent by overnight commercial messenger or courier service or five (5) Business Days following the date mailed if sent by other mail service, or (ii) on the date on which delivered personally or by facsimile or email transmission, as the case may be, and addressed as aforesaid. After the Closing, any notice to be given to any Securityholder hereunder or under the Support Agreements may be given to the Securityholder Representative.

11.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.10 or any information obtained pursuant to the notice requirements of Section 7.11, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Reciprocal Non-Disclosure Agreement, dated November 2, 2020 (the “Non-Disclosure Agreement”), between the Company and Acquiror. Without limiting the foregoing, the Securityholder Representative shall maintain the confidentiality, and shall not disclose or use, any information provided to, or learned by, the Securityholder Representative in connection with the transactions contemplated hereby; provided, however, that, following the Closing, the Securityholder Representative shall be permitted to disclose information to its Representatives and the Securityholders, in each case, to the extent such Persons have a bona fide need to know such information in connection with the Securityholder Representative’s fulfillment of its duties under this Agreement and who are subject to confidentiality obligations at least as protective as the restrictions contained herein (provided that the Securityholder Representative shall be responsible and liable (as a principal and not as a guarantor) for any action taken or omissions made by its Representatives to whom it disclosed information that would have resulted in a violation or breach of the terms of this Agreement by its Representatives if such Representatives were a party to, and subject to the terms of, this Agreement as if such Person were the Securityholder Representative).

11.4 Public Disclosure. None of the Company, the Securityholder Representative or any of their respective Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Acquiror, in each case, except to the extent (a) required by applicable Law, (b) reasonably required in order to obtain the consents and approvals required under or expressly contemplated by this Agreement, including the Requisite Stockholder Approval, and (c) such information is or becomes generally known to the public without violation of this Agreement, the Non-Disclosure Agreement or any other Contract or obligations restricting the disclosure of such information by such party. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Mergers, the Securityholder Representative shall be permitted to announce that it has been engaged to serve as the Securityholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof. Acquiror and its Affiliates may publicly disclose the subject matter of this Agreement or the transactions contemplated hereby, including price or other economic terms of the Mergers, in its sole and absolute discretion; provided that Acquiror shall consult with the Company before issuing, and provide the Company the opportunity to review and comment upon, any written press release or written public statement with respect to this Agreement or the transactions contemplated hereby.

11.5 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 11.5, the Securityholders are deemed to have agreed that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against the Securityholders whether or not they have signed such amendment.

11.6 Extension and Waiver. At any time prior to the Closing, Acquiror, on the one hand, and the Company and the Securityholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved). For purposes of this Section 11.6, the Securityholders are deemed to have agreed that any extension or waiver signed by the Company (if prior to Closing) or the Securityholder Representative (if after the Closing) shall be binding upon and effective against all Securityholders whether or not they have signed such extension or waiver.

11.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Acquiror may assign its rights and delegate its obligations hereunder to its Affiliates as long as Acquiror remains ultimately liable for all of Acquiror’s obligations hereunder.

11.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.9 Specific Performance and Other Remedies.

(a) Subject to Section 9.2, the parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, or by any Securityholder, of any covenant, obligation or other agreement set forth in this Agreement or any Related Agreement, (i) each party hereto shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Any and all remedies expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article IX, shall be deemed a waiver by Acquiror or any of its Affiliates of any right or remedy that Acquiror or any of its Affiliates may have at law or in equity in connection with a claim of Fraud committed by a Stockholder, nor will any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in connection with any such claim for Fraud, (ii) the time period during which a claim for Fraud may be brought, or (iii) the recourse that any Specified Party may seek against any Stockholder in connection with a claim of Fraud committed by such Stockholder.

11.10 Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law), or the negotiation, administration, performance, or enforcement of this Agreement or any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law), including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement or any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law) (collectively, the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

11.11 Exclusive Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto and the Securityholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Securityholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by Law. The parties hereto and the Securityholders hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER.

11.13 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder; provided, however, that, notwithstanding anything herein to the contrary, Section 7.12 is intended to benefit the Company Indemnified Parties, each of whom is an express third party beneficiary thereof.

11.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

Acquiror, Merger Subs, the Company and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/s/ Christian O. Henry
Name:	Christian O. Henry
Title:	President and Chief Executive Officer

APOLLO ACQUISITION CORP.

By:	/s/ Brett Atkins
Name:	Brett Atkins
Title:	President and Secretary

APOLLO ACQUISITION SUB, LLC

By:	/s/ Brett Atkins
Name:	Brett Atkins
Title:	President and Secretary

[SIGNATURE PAGE TO MERGER AGREEMENT]

Acquiror, Merger Subs, the Company and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

OMNIOME, INC.

By:	/s/ Ken Song
Name:	Ken Song
Title:	Executive Chairman

[SIGNATURE PAGE TO MERGER AGREEMENT]

Acquiror, Merger Subs, the Company and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Securityholder Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

“2020 Tax Acts” means the Families First Coronavirus Response Act (Pub. L. 116-127), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and any executive order or presidential memorandum deferring the withholding or payment of any payroll Taxes in connection with the 2019 novel coronavirus (COVID-19), including any Treasury regulations or other official guidance promulgated under any of the foregoing.

“280G Waivers” means the waivers (in a form reasonably satisfactory to Acquiror) which the Company will make commercially reasonable efforts to cause to be executed and delivered by certain Employees or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) in connection with the solicitation of the Stockholder vote pursuant to Section 7.1(b).

“Accounting Principles” means a determination in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Company Financials; provided that, if there is a conflict between GAAP and such principles, practices, procedures, policies, methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, GAAP shall control.

“Accredited Investor” means a Securityholder who either (i) completes and delivers to the Company or Acquiror an Investor Questionnaire certifying that such Securityholder is an “accredited investor” as set forth therein, or (ii) is determined by Acquiror in its sole discretion to be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act, whether or not such Securityholder completes and delivers an Investor Questionnaire.

“Acquiror Common Stock” means the common stock, par value $0.001 per share, of Acquiror.

“Acquiror Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or is reasonably likely to have a material adverse effect on (a) the ability of Acquiror to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, or (b) the business, assets (including intangible assets) and liabilities, financial condition, or results of operations of Acquiror and its subsidiaries taken as a whole, other than, in the case of this clause (b), any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in any of the industries in which Acquiror and its subsidiaries operate, (iii) changes following the Agreement Date in any Laws or the interpretation or enforcement thereof or legal, regulatory or political conditions or changes following the Agreement Date in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (iv) any natural disaster, pandemic (including in respect of COVID-19), epidemic, act of God, cyberattack, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event, including, in each case, any escalation or worsening thereof; (v) any failure by Acquiror to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been an Acquiror Material Adverse Effect (except to the extent otherwise provided herein)); (vi) (A) the negotiation, execution or performance of this Agreement or the announcement, pendency or consummation of the transactions contemplated hereby (other than any Conflict with (x) any provision of its organizational documents as amended, (y) any Contract to which Acquiror or any of its subsidiaries is a party or by which any of their properties or assets (whether tangible or intangible) are bound, or (z) any Law or Order applicable to Acquiror or any of its subsidiaries or any of their properties or assets (whether tangible or intangible)), or (vii) any action taken by Acquiror or its subsidiaries that is required or expressly permitted pursuant to this Agreement; provided that such Effects referenced in clauses (i) through (vii) do not, individually or when taken together with all other such Effects, have a material and disproportionate effect on Acquiror or its subsidiaries as compared to other businesses in Acquiror’s principal business segment (in which case only the incremental material and disproportionate effect may be taken into account in determining whether there has been a Acquiror Material Adverse Effect).

“Action” means any action, demand letter, suit, claim, charge, complaint, litigation, investigation, audit, proceeding, arbitration or mediation.

“Adjustment Fund Amount” means an amount in cash equal to $500,000.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Antitrust Laws” means any national, multinational, supranational, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Applicable Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, (15 U.S.C. §§ 78dd-1, et seq.), the United Kingdom Bribery Act of 2010, applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or, and any similar anti-corruption or anti-bribery laws of any other jurisdiction where the Company operates.

“Business Day” means each day that is not (i) a Saturday or Sunday, (ii) other day on which banking institutions located in San Francisco, California are or obligated by law or executive order to close, or (iii) a public holiday in the State of Delaware or other day on which the parties could not file a Certificate of Merger with the Secretary of State of the State of Delaware.

“Cause” has the meaning ascribed to such term in any written agreement between an Assumed Optionholder and Acquiror defining such term and, in the absence of such agreement, such term means, with respect to an Assumed Optionholder, the occurrence of any of the following events: (i) the Assumed Optionholder’s conviction of any felony; (ii) the Assumed Optionholder’s conviction of any crime involving moral turpitude or dishonesty that causes, or is likely to cause, material harm to Acquiror; (iii) the Assumed Optionholder’s participation in a fraud or willful act of dishonesty against Acquiror that causes, or is likely to cause, material harm to Acquiror; (iv) the Assumed Optionholder’s intentional and material damage to Acquiror’s property; or (v) the Assumed Optionholder’s material breach of Acquiror’s Proprietary Information and Inventions Agreement.

“Closing Cash” means, without duplication, as of the First Effective Time, (i) the aggregate amount of all cash and cash equivalents held by the Company, whether on hand or in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution, in each case, to the extent constituting “cash and cash equivalents” determined in accordance with the Accounting Principles, plus (ii) to the extent not already reflected in cash and cash equivalents, the aggregate amount of all un-cleared deposits of the Company, minus (iii) the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered by the Company but not cleared, minus (iv) any cash or cash equivalents subject to any legal or contractual restriction on the ability to transfer or use such cash or cash equivalents for any lawful purpose, including security deposits, collateral reserve accounts, escrow accounts, custodial accounts, and other similar restricted cash or cash equivalents. Closing Cash, and each of the components thereof, shall be determined in accordance with the sample calculation set forth on Schedule A-1 hereto.

“Closing Indebtedness” means, without duplication, as of the First Effective Time, the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company, including any penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness (whether prior to or following the First Effective Time). Closing Indebtedness, and each of the components thereof, shall be determined in accordance with the sample calculation set forth on Schedule A-1 hereto.

“Closing Net Working Capital” means an amount equal to (i) the sum of all current assets of the Company, minus (ii) the sum of all current liabilities and all long-term deferred revenue of the Company, in each case, as of the First Effective Time; provided, however, that “Closing Net Working Capital” shall exclude all (a) cash and cash equivalents or other items referenced in Closing Cash, (b) Tax assets, (c) Closing Indebtedness, (d) Third Party Expenses, (e) any Tax liabilities reflected in the Unpaid Pre-Closing Taxes and (f) Employee Compensation Expenses. Closing Net Working Capital, and each of the components thereof, shall be determined in accordance with the Accounting Principles and the sample calculation set forth on Schedule A-1 hereto.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Employee Plan” means any plan, fund, program, policy, practice, Contract, or other arrangement providing for compensation, severance, change of control compensation, termination or separation pay, deferred compensation, bonus, performance awards, incentive compensation, equity or equity-related awards, phantom stock or bonus awards, welfare benefits, retirement benefits, health benefits or medical insurance, pension or retirement benefits, vacation, sick leave, disability benefits, fringe benefits or other compensation, benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation, including any International Employee Plan.

“Company IP” means Company IPR and Company Technology.

“Company IPR” means any and all Intellectual Property Rights that are owned by, purported to be owned by, or exclusively licensed to, the Company.

“Company Material Adverse Effect” means any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or is reasonably likely to have a material adverse effect on (a) the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, or (b) the business, assets (including intangible assets) and liabilities, financial condition, or results of operations of the Company taken as a whole, other than, in the case of this clause (b), any Effect resulting from or attributable to (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in any of the industries in which the Company operates, (iii) changes following the Agreement Date in any Laws or the interpretation or enforcement thereof or legal, regulatory or political conditions or changes following the Agreement Date in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (iv) any natural disaster, pandemic (including in respect of COVID-19), epidemic, act of God, cyberattack, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event, including, in each case, any escalation or worsening thereof; (v) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent otherwise provided herein)); (vi) (A) the negotiation, execution or performance of this Agreement or the announcement, pendency or consummation of the transactions contemplated hereby (other than any Conflict with (x) any provision of the Charter Documents, as amended, (y) any Material Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (z) assuming compliance with Antitrust Laws, any Law or Order applicable to the Company or any of its properties or assets (whether tangible or intangible)), or (B) the identity of Acquiror or the announcement or other disclosure of Acquiror’s plans or intentions with respect to the conduct of the Company after the Closing, including the Effect of any of the foregoing on the relationships, contractual or otherwise, of the Company with clients, employees, suppliers, vendors, service providers or Governmental Entities; (vii) any action taken (or omitted to be taken) at the express written request of Acquiror; or (viii) any action taken by the Company that is required or expressly permitted pursuant to this Agreement; provided that such

Effects referenced in clauses (i) through (iv) do not, individually or when taken together with all other such Effects, have a material and disproportionate effect on the Company as compared to other businesses in the Company’s principal business segment (in which case only the incremental material and disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) including, but not limited to, stock options granted under the Plan.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Privacy Policy” means each external or internal, past or present privacy policy or privacy or security-related policy, statement, notice or promise of the Company, including any policy, statement, notice or promise relating to: (i) the privacy of users of any Company Product or other Company Technology; or (ii) the creation, collection, use, storage, retention, hosting, disclosure, security, transmission, interception, transfer, disposal, or other processing of any Private Data.

“Company Product Data” means (i) all data and content uploaded or otherwise provided by or for customers or users (or any of their respective customers or users) of the Company to, or stored by or for customers or users (or any of their respective customers or users) of the Company, Company Products or other Company Technology; (ii) all data and content created, compiled, aggregated, inferred, derived, transmitted, intercepted, or otherwise collected or obtained by or for Company Products or other Company Technology or by or for the Company in connection with Company Products or other Company Technology; and (iii) data and content compiled, aggregated, inferred, or derived directly or indirectly from the foregoing.

“Company Products” means any product currently under development by or on behalf of the Company.

“Company Restricted Stock” means any shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time that are unvested. For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any Contract with the Company or under which the Company has any rights.

“Company Securities” means the Company Common Stock, the Company Options and any other Equity Interests in the Company.

“Company Technology” means any Technology owned by or purported to be owned by the Company.

“Company Warrants” means (i) that certain Warrant to Purchase Stock dated February 19, 2019 to acquire 26,350 shares of the Series B-1 Convertible Preferred Stock issued to Silicon Valley Bank, (ii) that certain Warrant to Purchase Stock dated February 19, 2019 to acquire 26,350 shares of the Series B-1 Convertible Preferred Stock issued to Westriver Innovation Lending Fund VIII, LP; (iii) that certain Warrant to Purchase Stock dated February 19, 2019 to acquire 26,350 shares of the Series B-1 Convertible Preferred Stock issued to Silicon Valley Bank, (iv) that certain Warrant to Purchase Stock dated February 19, 2019 to acquire 26,350 shares of the Series B-1 Convertible Preferred Stock issued to Westriver Innovation Lending Fund VIII, LP; (v) that certain Warrant to Purchase Stock dated May 27, 2020 to acquire 52,701 shares of Series B-2 Convertible Preferred Stock issued to Westriver Innovation Lending Fund VIII, LP and (vi) that certain Warrant to Purchase Stock dated May 27, 2020 to acquire 52,701 shares of Series B-2 Convertible Preferred Stock issued to Silicon Valley Bank.

“Comparable Entity” means an entity that is (a) in the business of developing, manufacturing, commercializing and distributing gene sequencing products and has qualified personnel, adequate funding and other relevant resources that are sufficient to meet the Diligent Commercially Reasonable Milestone Efforts and other obligations set forth in Section 2.4 and (b) that has a market capitalization of at least $6,000,000,000.

“Confidential Information” means confidential or non-public information of the Company (including trade secrets) and the confidential or non-public information provided to the Company by any third party which the Company is obligated to keep confidential or non-public.

“Consideration Components” means (a) the Estimated Cash Consideration, (b) the Fully Diluted Shares Number, (c) the Per Share Cash Consideration, (d) the Per Share Stock Consideration, (e) Per Share Milestone Consideration, (f) Per Share Milestone Consideration Value, (g) the Per Share Adjustment Amount and (h) each of the components and subcomponents of the foregoing.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (ii) damaging or destroying any data or file without the user’s consent.

“Continuing Employee” means each employee of the Company as of the Closing Date who is employed by Acquiror or any of Acquiror’s Affiliates as of the day immediately following the Closing Date.

“Contract” means any agreement, contract, mortgage, indenture, lease, license, covenant, plan, insurance policy, instrument, arrangement, understanding or commitment, permit, concession, franchise or license, in each case, whether oral or written.

“COVID-19” means the novel coronavirus disease 2019, known as COVID-19.

“Damages” means any and all losses, costs, damages, liabilities and expenses, interest, penalties, judgments and settlements (including reasonably foreseeable consequential and special damages and legal fees and expenses in connection therewith, but excluding punitive damages other than punitive damages awarded in respect of any third party claim).

“Delaware Law” means the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, as applicable.

“Diligent Commercially Reasonable Milestone Efforts” means those diligent and sustained efforts and resources that a sequencing company of the size and resources of Acquiror would reasonably devote, consistent with the exercise of prudent scientific and business judgment, to carrying out development of the Product to achieve the Milestone Event (without taking into account the obligation to make the Milestone Payment), which efforts shall include, without limitation, (a) promptly assigning responsibility for the continuing development of the Product, including development and manufacturing activities, to specific employees selected in good faith by Acquiror from within Acquiror who are held accountable for progress and monitoring such progress on an on-going basis, (b) setting specific and meaningful objectives and timelines for carrying out reasonable development, manufacturing, and regulatory activities related to the development of the Product, and (c) making and implementing decisions and allocating resources reasonably designed to advance progress with respect to such objectives and timelines.

“DOL” means the United States Department of Labor.

“Dollar-Converted Per Share Stock Consideration” means the product of (a) the Per Share Stock Consideration, multiplied by (b) the volume weighted average of the trading prices of the shares of Acquiror Common Stock on Nasdaq (as reported by Bloomberg, or, if not reported thereby, any other authoritative source), for the ten consecutive trading days ending with, and including, the trading day that is the day immediately before the Closing Date.

“Employee” means any current or former employee, consultant, independent contractor, officer, or director of the Company or any ERISA Affiliate.

“Employee Compensation Expenses” means all Employee compensation expenses and other Liabilities to Employees arising on or prior to the Closing Date, including all salary, wages, commissions, prorated bonuses, vacation and other paid time off that has been accrued but unused, and other accrued but unpaid compensation and benefits of any Employee.

“Environmental Law” means any Law or Order relating to pollution, protection of the environment or natural resources, protection of public or occupational health and safety, or to Hazardous Materials, including the manufacture, processing, distribution, use, treatment, storage, disposal, collection, recycling, labeling, packaging, sale, transport or handling of Hazardous Materials or products containing Hazardous Materials.

“Equity Interests” means, with respect to any Person, (i) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (ii) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (iii) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (iv) any Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Estimated Cash Consideration” means, without duplication, an amount equal to (i) $300,000,000, plus (ii) the Estimated Closing Cash, plus (iii) the Estimated Working Capital Adjustment Amount, less (iv) the Estimated Closing Indebtedness, less (v) the Estimated Unpaid Pre-Closing Taxes, less (vi) the Estimated Third Party Expenses that are unpaid as of the First Effective Time, less (vii) the Adjustment Fund Amount less (viii) 50% of all Unpaid Employee Compensation Expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing the (a) sum of the Per Share Cash Consideration, Dollar-Converted Per Share Stock Consideration and the Per Share Milestone Consideration Value, by (b) the volume weighted average of the trading prices of the shares of Acquiror Common Stock on Nasdaq (as reported by Bloomberg, or, if not reported thereby, any other authoritative source), for the ten consecutive trading days ending with, and including, the trading day that is the day immediately before the Closing Date.

“Excluded Payroll Taxes” means (i) the employer portion of any payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments in connection with the consummation of the Mergers or the other transactions contemplated hereby, including those arising from or related to the payment of any amounts hereunder or under any other Contract as a result of, or in connection with, the consummation of the Mergers and the other transactions contemplated hereby, in each case, to the extent such payments are not paid prior to, at or substantially contemporaneously with the Closing and (ii) any such payroll, employer or employment Taxes incurred as a result of the Milestone Payment or any retention payments payable or equity awards granted by Acquiror or any of its Affiliates pursuant to the terms of any Offer Document or other post-Closing employment arrangement with Acquiror or any of its Affiliates. For the avoidance of doubt, Excluded Payroll Taxes will: (a) not be included within the definitions of Closing Net Working Capital, Closing Indebtedness, Third Party Expenses or Unpaid Pre-Closing Taxes and (b) not reduce the amount of Merger Consideration (including, for the avoidance of doubt, the Milestone Payment) payable to the Securityholders.

“Expense Fund Amount” means an amount in cash equal to $1,000,000.

“First Commercial Shipment” means the shipment to one (1) customer of any commercial nucleotide sequencing platform, comprising both an instrument and related consumables, that utilizes the Sequencing by Binding Technology (a “Product”). A Product shall be considered commercial if it is promoted and invoiced as a commercial release.

“Fraud” means common law fraud under Delaware Law. Under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or other fraud or torts based on recklessness or negligence.

“Fully Diluted Shares Number” means a number equal to the sum of (a) the aggregate number of shares of Company Capital Stock on an as-converted-to-Company Common Stock basis that are issued and outstanding immediately prior to the First Effective Time (other than the Cancelled Shares), plus (b) the result of (i) the aggregate number of shares of Company Common Stock issuable upon full exercise of the Company Options outstanding immediately prior to the First Effective Time, minus (ii) the number of shares of Company Common Stock (valued based on the Merger Consideration) equal in value to the aggregate exercise price of all Unvested Company Options, plus (c) the aggregate number of shares of Company Common Stock issuable upon full exercise of the Company Warrants outstanding immediately prior to the First Effective Time.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any (a) federal, state, provincial, local or other government, (b) any federal, state, provincial, local, or other governmental or supra-national entity, regulatory or administrative authority, agency, department, board, division, instrumentality or commission, educational agency, political party, body, or judicial or arbitral body, board, tribunal, or court, (c) any royal family, (d) any public international organization (e.g., the World Bank, the Red Cross, etc.) or (e) any industry self-regulatory authority.

“Governmental Official” means (a) an officer, agent or employee of a Governmental Entity or (b) a candidate for government or political office.

“Hazardous Material” means any substance, material, emission or waste for which liability or standards of conduct may be imposed, or that has been listed, defined or designated by any Governmental Entity or by any Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws.

“Health Care Laws” means all laws, statutes, rules, codes, policies, guidelines and regulations applicable to the Company’s business, products, and/or services, including, but not limited to, all laws, statutes, rules, codes, and regulations promulgated or enforced by the Federal Trade Commission; United States Department of Health and Human Services; Centers for Medicare & Medicaid Services; U.S. Food and Drug Administration; and comparable federal, state, local, or foreign regulatory or governmental authorities, including the Federal Food, Drug, and Cosmetic Act (“FDCA”), Public Health Service Act (“PHSA”), and the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991); the Clinical Laboratory Improvement Amendments of 1988; the federal Anti-Kickback Statute; False Claims Act; Physician Self-Referral Law; Eliminating Kickbacks in

Recovery Act; fee splitting laws; medical billing and coding laws and policies; practice of medicine; medical referrals; Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and Health Information Technology for Economic and Clinical Health, each as amended and all implementing regulations pursuant to such laws; and any other comparable state, federal and foreign laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Inbound Licenses” means any Contract pursuant to which the Company has been granted any rights to access or use any Technology of another Person, or pursuant to which the Company is granted a license, covenant not to sue, or other rights with respect to any Person’s Intellectual Property Rights.

“Indebtedness” of any Person means, as of a specified date, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), or (ii) above to the extent of the obligation secured; (iv) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), or (iii) above, to the extent of the obligation guaranteed; (v) the aggregate amount of all accrued interest payable with respect to any of the items described in clauses (i) through (iv) above; and (vi) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” balloon payments or fees, costs, expenses and other payment obligations that would arise if any or all of the items described in clauses (i) through (v) above were prepaid, extinguished, unwound and settled in full as of such specified date. For the avoidance of doubt, “Indebtedness” shall not include any liabilities of such Person in respect to (a) any lease of (or other arrangement conveying the right to use) real or personal property or a combination thereof, whether an operating lease or a capital lease, or (b) the Company’s equipment loans.

“Intellectual Property Rights” means all intellectual property and proprietary rights, including all statutory, common law and other rights in, to, or arising out of, Technology (whether recorded or not and regardless of form or method of recording), which may exist or be created under the Laws of any jurisdiction in the world, including without limitation all rights the following types: (i) rights associated with works of authorship (including rights in Software), including copyrights, rights of attribution and integrity and other moral rights; (ii) rights in or arising out of logos, trademark, trade dress, business name, domain name and trade name rights and similar rights; (iii) rights associated with confidential information, including trade secret rights; (iv) patent and industrial design property rights, and equivalent or similar rights in, or arising out of, inventions (whether or not patentable), invention disclosures, improvements, modifications, methods or processes; (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (vi) rights in, or arising out of, or associated with databases; and (vii) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, re-examinations, and reissues of, and right to apply for applications or the applications for, any of the rights referred to in clauses (i) through (vii) above.

“International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any of its ERISA Affiliates, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any Liability, in each case with respect to Employees who perform services outside the United States.

“Investor Questionnaire” means Acquiror’s customary Investor Suitability Questionnaire.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means the Persons set forth on Schedule A-2.

“Knowledge” or “Known” means, (a) with respect to the Company, the actual knowledge of the Persons set forth on Schedule A-3, in each case after due inquiry, and (b) with respect to Acquiror, the actual knowledge of the Persons set forth on Schedule A-4, in each case, after due inquiry. With respect to matters involving intellectual property, Knowledge does not require that the Knowledge individuals have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third-party intellectual property that would have been revealed by such inquiries, opinions or searches will be imputed to the Knowledge individuals or the direct reports of any of the foregoing; provided, that any such opinions or searches that have been conducted or obtained prior to the Agreement Date will not be excluded from the term “Knowledge” as a result of this sentence.

“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such Person or any of its subsidiaries or Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

“Made Available” means that the referenced materials have been posted to the virtual data room hosted by the Company at the Venue platform (the “Data Room”) and made available to Acquiror or any of its Representatives, but only if so posted and made available in the Data Room at least 24 hours prior to the Agreement Date.

“Merger Consideration” means all consideration payable to the Securityholders upon the terms set forth in Section 1.3 and throughout this Agreement, whether in cash or shares of Acquiror Common Stock (including in respect of assumed equity awards).

“Milestone Discount Factor” means a percentage determined by the Acquiror and the Company prior to the Closing and based on an analysis performed by an independent third-party valuation firm mutually agreed by Acquiror and the Company, which percentage when multiplied by the Milestone Payment payable in respect of each share of Company Common Stock equals the present value of the Milestone Payment payable in respect of each share of Company Common Stock as of the Closing Date.

“Milestone Pro Rata Portion” means, with respect to each Securityholder, an amount equal to the quotient obtained by dividing (x) the Fully Diluted Shares Number of shares that are owned by such Securityholder immediately prior to the First Effective Time, by (y) the Fully Diluted Shares Number. For purposes of clarity, the sum of all “Milestone Pro Rata Portions” of the Securityholders shall at all times equal 100 percent.

“Milestone Stock Consideration” means a number of shares of Acquiror Common Stock, rounded down to the nearest whole share, equal to the quotient obtained by dividing (a) $100,000,000 by (b) the volume weighted average of the trading prices of the shares of Acquiror Common Stock on Nasdaq (as reported by Bloomberg, or, if not reported thereby, any other authoritative source), for the twenty trading days ending with, and including, the trading day that is two days immediately prior to the occurrence of the Milestone Event.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any other license that requires the distribution of Source Code in connection with the distribution of any software or materials, that requires modifications or derivative works be distributed under the same license, or that prohibits one from charging a fee or otherwise seeking compensation in connection with sublicensing, displaying or distributing any software or materials. “Open Source License” includes, without limitation, a Creative Commons License, open database license, the Mozilla Public License (including any variants thereof), the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License.

“Open Source Software” means any software, or other materials that are distributed as “free software” or “open source software” or are otherwise generally distributed publicly or made publicly available under terms of an Open Source License.

“Optionholder” means any holder of any Company Option.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Outbound License” means any Contract pursuant to which any Person has been granted any rights to access or use any Company Products, or that contains any assignment or license of, or any covenant not to assert or enforce, any Company IPR.

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Adjustment Amount” means an amount in cash equal to (a) the sum of (i) the Adjustment Amount plus (ii) the Adjustment Fund Release Amount, each of which shall equal such amounts that are determined to be directly or indirectly disbursed to the Securityholders pursuant to Section 2.6, divided by (b) the Fully Diluted Shares Number.

“Per Share Cash Consideration” means an amount in cash equal to (a) the sum of (i) the Estimated Cash Consideration plus (ii) the aggregate exercise price of all Vested Company Options that are outstanding and unexercised immediately prior to the First Effective Time plus (iii) the aggregate exercise price of all Company Warrants that are outstanding and unexercised immediately prior to the First Effective Time, divided by (b) the Fully Diluted Shares Number.

“Per Share Milestone Consideration” means (a) an amount in cash equal to (x) the Milestone Cash Payment, divided by (y) the Fully Diluted Shares Number and (b) a number of shares of Acquiror Common Stock equal to (x) the Milestone Stock Consideration, divided by (y) the Fully Diluted Shares Number.

“Per Share Milestone Consideration Value” means an amount of cash equal to (a) the product of (i) $200,000,000, less the Jefferies Payment, multiplied by (ii) the Milestone Discount Factor, divided by (b) the Fully Diluted Shares Number.

“Per Share Stock Consideration” means a number of shares of Acquiror Common Stock equal to (a) the Stock Consideration, divided by (b) the Fully Diluted Shares Number.

“Permitted Liens” means (a) statutory Liens securing payments not yet due, (b) Liens with respect to the payment of Taxes, in all cases that are not yet due or payable, (c) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by applicable Law created in the ordinary course of business for amounts that are not yet delinquent, (d) non-exclusive licenses of Intellectual Property Rights granted to customers in the ordinary course of business, and (e) non-monetary Liens that do not materially impair the business or operations of the owner of the assets subject to such Liens.

“Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” means: a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, financial account information or customer or account number, biometric identifiers, biometric information, facial geometry, or any other piece of information that alone or in combination with other information allows the identification or precise location of or contact with a natural person, household, or device; any other information defined as “personal data”, “personally identifiable information”, “biometric identifiers,” “biometric information,” “nonpublic personal information”, “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law related to privacy and data security; and any information associated with any of the foregoing.

“Plan” means the Omniome, Inc. 2014 Equity Incentive Plan, as amended.

“PPP” means the U.S. Small Business Administration Paycheck Protection Program under Division A, Title I of the Coronavirus Relief and Economic Security Act of 2020 (the “CARES Act”), as amended and in effect from time to time.

“PPP Indebtedness” means any Indebtedness (including principal and accrued and unpaid interest) of the Company, including any penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness, arising from any loan obtained by the Company pursuant to the PPP.

“Pre-Closing Tax Period” means any Tax period or portion thereof that ends on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means (A) any Taxes of the Company attributable to any Pre-Closing Tax Period, provided the amounts described in this definition shall be determined (i) as if the Company used the accrual method of Tax accounting throughout all Pre-Closing Tax Periods, subject to the further provisos at the end of this definition; (ii) by including in the Pre-Closing Tax Period any Taxes attributable to any amount required to be included in the income of the Company or any of its Affiliates under Section 951 or Section 951A of the Code (or, in each case, any similar provision of state, local or other Tax Law) with respect to any other Person to the extent such amount would be allocable to the Pre-Closing Tax Period if the taxable year of each of the Company and the relevant Person ended on the Closing Date, and (iii) by including any Taxes that would have been due or payable on or prior to the Closing Date but for any provision of the 2020 Tax Acts, but only to the extent such Taxes are or become due and payable following the Closing Date, (B) any Transfer Taxes that the Securityholders are responsible for pursuant to Section 7.6(c); (C) any Transaction Payroll Taxes, and (D) any amounts payable after the Closing Date as a result of an election under Section 965(h) of the Code by or with respect to the Company, provided further, that Pre-Closing Taxes shall not include (1) any Taxes resulting from an election under Section 338 or Section 336 of the Code with respect to the transactions contemplated by this Agreement, (2) any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), (3) Taxes on the deferred revenues of, or prepaid amounts received by, the Company as of the Closing Date that become due on or after the Closing Date to the extent such deferred revenue exceeds the net operating losses and other income tax assets of the Company for any Pre-Closing Tax Period to the extent available in any taxable period (or portion thereof) beginning after the Closing Date to absorb such income, (4) any Transfer Taxes payable by Acquiror under Section 7.6(c), and (5) any Excluded Payroll Taxes. For purposes of this Agreement, in the case of Taxes (or Pre-Closing Tax Refunds) based upon income (or deductible expenditures in the case of Pre-Closing Tax Refunds), sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to the portion of any Straddle Period that is a Pre-Closing Tax Period shall be determined as though the Straddle Period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and the amount of any other Taxes of the Company attributable to the portion of the Straddle Period that is a Pre-Closing Tax Period shall equal the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period.

“Privacy Obligations” means any applicable Law, including, as applicable, the EU General Data Protection Regulation (GDPR), Privacy and Electronic Communications Directive 2002/58/EC, Personal Information Protection and Electronic Documents Act, the CAN-SPAM Act, the California Consumer Privacy Act, Illinois Biometric Information Privacy Act, and any other applicable Laws, any applicable self-regulatory obligations, all applicable requirements of credit card and payment card networks (including the PCI Data Security Standard, as applicable), and applicable published industry standards or contractual requirements, as in each case amended from time to time, relating to (i) privacy, data protection, or the creation, collection, use, disclosure, transfer, transmission, storage, security, hosting, disposal, retention, interception or other processing of Private Data or (ii) direct marketing to individuals or the initiation, transmission, monitoring, or recording of communications (in any format, including voice, video, email, and text messaging).

“Private Data” means, collectively, Personal Data and Company Product Data.

“Pro Rata Portion” means, with respect to each Securityholder, an amount equal to the quotient obtained by dividing (x) the aggregate amount of cash payable to such Securityholder pursuant to Section 1.3, by (y) the aggregate amount of cash payable to all Securityholders pursuant to Section 1.3. For purposes of clarity, the sum of all “Pro Rata Portions” of the Securityholders shall at all times equal 100 percent.

“Registered IP” means all Intellectual Property Rights that are registered or filed with or by, or issued under the authority of, any Governmental Entity or Internet domain name registrar, including all patents, registered copyrights, and registered trademarks, business names and domain names and all applications for any of the foregoing.

“Related Agreements” means the Support Agreements.

“Representatives” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, stockholders, officers, employees, advisors, counsel, accountants, agents, consultants, intermediaries or other representatives of such Person and its Affiliates.

“Restricted Person” means (i) any individual or entities listed on or covered by any list of sanctioned or restricted persons for export, import, sanctions, government contracting or related reasons administered by any government of a jurisdiction in which the Company conducts business (including the List of Denied Persons and Entity List administered by the U.S. Department of Commerce, and the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of Treasury) and (ii) to the extent covered by applicable Trade Laws, any entity owned or controlled by any individual or entity identified in clause (i) above.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” means Section 409A of the Code (or any state Law equivalent) and the regulations and guidance thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the Stockholders, the Warrant Holders, the Optionholders and any other holder of Company Securities.

“Sequencing by Binding Technology” means a nucleotide sequencing technology (i) pursuant to which nucleotide identification is based on observations or measurements of binding events that take place prior to, or without, nucleotide incorporation, and (ii) that uses stabilized ternary complexes that include primed template nucleic acid, polymerase, and the cognate nucleotide of the next template base developed by the Company or developed using Company IP or any improvement thereto or any derivative thereof.

“Shrink-Wrap Software” means any generally commercially available software in executable code form that is not incorporated into or used directly in the design, development, delivery, hosting, provision or distribution of, any Company Product.

“Software” means computer software and databases, whether in object code, Source Code, or executable form, and documentation related thereto.

“Source Code” means computer programming code in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation.

“Standard Form IP Contract” means each standard form of Contract used by the Company at any time that has been Made Available by the Company, including each standard form of: (i) agreement for receipt of development services; (ii) Proprietary Information Agreements; (iii) consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (iv) confidentiality or nondisclosure agreement; (v) material transfer agreement; (vi) precommercial evaluation agreement; and (vii) master services agreement.

“Stock Consideration” means a number of shares of Acquiror Common Stock, rounded down to the nearest whole share, equal to the quotient obtained by dividing (a) $300,000,000 by (b) $31.89, which is the volume weighted average of the trading prices of the shares of Acquiror Common Stock on Nasdaq (as reported by Bloomberg, or, if not reported thereby, any other authoritative source), for the twenty trading days ending with, and including, the trading day that is two days prior to the Agreement Date.

“Stockholder” means any holder of any Company Common Stock or any Company Preferred Stock.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“subsidiary” means, with respect to any Person, any corporation or other organization or Person, whether incorporated or unincorporated, of which (x) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or Affiliates.

“Support Stockholders” means those Stockholders set forth on Schedule A-5.

“Systems” means all information technology or data processing networks, systems, equipment, facilities or services owned, controlled, or used by or for the Company, including all information technology or data processing networks, systems, equipment, facilities or services used by or for Employees in the performance of services for the Company, in whole or in part.

“Target Net Working Capital” means $0.

“Tax” means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of Law.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule or amendment thereof or attachment thereto.

“Technology” means algorithms, APIs, diagrams, formulae, inventions (whether or not patentable), invention disclosures, programmer’s notes, improvements, modifications, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, confidential information, proprietary information, protocols, schematics, specifications, product designs, roadmaps, marketing strategies, Software (in any form, including Source Code and executable or object code), subroutines, techniques, user interfaces, domain name registrations, URLs, web sites, social media accounts, systems, tools, databases, data collections, concepts, data, coding, images, designs, documentation, books (including lab books), records, works of authorship (including written, audio and visual materials) and all other forms of technology.

“Transaction Deductions” means all items of loss or deduction for U.S. federal income and state and local tax purposes resulting from or attributable to: (i) option cashouts or any other compensatory payments payable on, in connection with or before the Closing pursuant to this Agreement, (ii) Third Party Expenses and (iii) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing; provided that, to the extent applicable, the parties agree to make the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success-based fees within the scope of such revenue procedure.

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments in connection with the consummation of the Mergers or the other transactions contemplated hereby, including those arising from or related to the payment of any amounts hereunder or under any other Contract as a result of, or in connection with, the consummation of the Mergers and the other transactions contemplated hereby, in each case, to the extent such payments are paid prior to, at or substantially contemporaneously with the Closing, provided, that, “Transaction Payroll Taxes” shall not include any Excluded Payroll Taxes.

“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security.

“Transfer Taxes” means all sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance, documentary, stamp, recording, registration and similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Unpaid Employee Compensation Expenses” means all Employee Compensation Expenses that have not been paid by the Company prior to the First Effective Time.

“Unpaid Pre-Closing Taxes” means all Pre-Closing Taxes that remain unpaid as of the end of the Closing Date, determined (i) except as required under applicable Law or otherwise provided in this definition, in accordance with the past practices (including reporting positions, elections and accounting methods) of the Company in preparing their Tax Returns, (ii) by including as deductions against taxable income all Transaction Deductions in the Pre-Closing Tax Period to the extent “a more likely than not” (or a higher level of comfort) permitted by Law and (iii) by excluding any accruals or reserves for contingent Taxes or uncertain Tax positions.

“Unvested Company Option” means each award of Company Options, or portion thereof, that is outstanding as of immediately prior to the First Effective Time but that is not a Vested Company Option.

“Vested Company Option” means each award of Company Options, or portion thereof, that is vested and outstanding as of immediately prior to the First Effective Time (after giving effect to any vesting acceleration that will occur in connection with the Mergers, including, without limitation, the accelerated vesting required by the terms of the Plan as a result of Acquiror’s refusal to assume any Unvested Company Option held by a Person other than a Continuing Employee pursuant to Section 1.3(f)(iii)).

“Warrant Holder” means any holder of a Company Warrant.

“Working Capital Adjustment Amount” means the (a) the Closing Net Working Capital, less (b) the Target Net Working Capital. For the avoidance of doubt, Working Capital Adjustment Amount may be a positive or negative number.